Exhibit 10.1

EXECUTION COPY

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of

October 29, 2014

Among

CHART INDUSTRIES, INC.

CHART INDUSTRIES LUXEMBOURG S.À R.L.

CHART ASIA INVESTMENT COMPANY LIMITED

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

and

BANK OF AMERICA, N.A., FIFTH THIRD BANK,

HSBC BANK USA, NATIONAL ASSOCIATION,

CITIZENS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

J.P. MORGAN SECURITIES LLC

as Sole Bookrunner and Sole Lead Arranger

i

SECTION 9.19.	U.S. Patriot Act	112
SECTION 9.20.	Judgment	112
SECTION 9.21.	Termination or Release	112
SECTION 9.22.	Pledge and Guarantee Restrictions	112
SECTION 9.23.	No Advisory or Fiduciary Responsibility	113

	ARTICLE X
	COMPANY GUARANTEE

	ARTICLE XI

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Intentionally Omitted]
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit H	Form of Revolving Note
Exhibit I	List of Closing Documents

Schedule 1.01	Certain Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing

Schedule 3.04	Governmental Approvals
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(g)	Subsidiaries
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17(a)	Owned Real Property
Schedule 3.17(b)	Leased Real Property
Schedule 3.19	Labor Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 29, 2014 (this “Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation, CHART INDUSTRIES LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, with a share capital amounting to EUR 1,005,900.00, having its registered office at 291, route d’Arlon, L-1150 Luxembourg (or, from and after November 10, 2014, at 2, rue des Dahlias, L-1411 Luxembourg) and registered with the Luxembourg Trade and Companies Register under number B 148.907, CHART ASIA INVESTMENT COMPANY LIMITED, a private limited company incorporated under the laws of Hong Kong with company number 1174361 and having its registered office address at 8th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, the LENDERS from time to time party hereto, JPMORGAN CHASE BANK, N.A. as Administrative Agent and BANK OF AMERICA, N.A., FIFTH THIRD BANK, HSBC BANK USA, NATIONAL ASSOCIATION, CITIZENS BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2018 Subordinated Notes” shall mean the Company’s 2.00% Convertible Senior Subordinated Notes due 2018 issued pursuant to the Senior Subordinated Note Indenture.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.12.

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” shall mean JPMorgan (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Available Commitment” shall mean, at any time of determination, an amount equal to the amount by which (a) the aggregate Revolving Facility Commitments at such time exceed (b) the aggregate Revolving Facility Credit Exposures at such time.

“Agreed Currencies” shall mean (i) Dollars, (ii) euro, (iii) Pounds Sterling, (iv) Japanese Yen, and (v) any other currency (x) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars, (y) for which a LIBOR Screen Rate is available in the Administrative Agent’s determination and (z) that is agreed to by the Administrative Agent and each of the Lenders.

“Agreed Security Principles” shall mean any grant of a Lien or provision of a guarantee by any Person that could:

(a) result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person;

(b) result in any risk to the officers of such Person of contravention of their fiduciary duties and/or of civil or criminal liability;

(c) result in costs (tax, administrative or otherwise) that are materially disproportionate to the benefit obtained by the beneficiaries of such Lien and/or guarantee;

(d) result in a breach of a material agreement binding on such Person that may not be amended or otherwise modified using commercially reasonable efforts to avoid such breach; or

(e) result in a Lien being granted over assets, the acquisition of which was financed from a subsidy or payments, the terms of which prohibit any assets acquired with such subsidy or payment being used as collateral.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one (1) month Interest Period in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” shall mean, for any day with respect to any Eurocurrency Loan and any ABR Loan, and with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.00 to 1.00	1.50%	0.50%	0.25%
Category 2:	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.75%	0.75%	0.30%
Category 3:	≥ 1.50 to 1.00 but < 2.25 to 1.00	2.00%	1.00%	0.325%
Category 4:	≥ 2.25 to 1.00 but < 2.75 to 1.00	2.25%	1.25%	0.375%
Category 5:	≥ 2.75 to 1.00 but < 3.25 to 1.00	2.50%	1.50%	0.40%
Category 6:	≥ 3.25 to 1.00	2.75%	1.75%	0.40%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Company’s fiscal year based upon the consolidated financial information of the Company and its Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that until the Trigger Date, the Leverage Ratio shall be deemed to be in Category 1 (unless such consolidated financial information demonstrates that Category 2, 3, 4, 5 or 6 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period); provided further that the Leverage Ratio shall be deemed to be in Category 6 at the option of the Administrative Agent or the Required Lenders, at any time during which the Company fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds U.S.$10.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by the Company or any Subsidiary to any Person other than the Company or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the net cash proceeds from which exceed U.S.$10.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Company (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Unused Commitment” shall mean, with respect to a Lender, at any time of determination, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Lender at such time.

“Banking Services” shall mean each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall mean the Company and the Foreign Borrowers.

“Borrowing” shall mean (a) Revolving Facility Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Multiple” shall mean (a) in the case of any Borrowing other than a Swingline Borrowing (i) denominated in Dollars, U.S.$1.0 million and (ii) denominated in any Foreign Currency, the smallest amount of such Foreign Currency that is an integral multiple of 1,000,000 units of such currency and (b) in the case of a Swingline Borrowing, U.S.$250,000.

“Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant Agreed Currency in the London interbank market or the principal financial center of such Agreed Currency (and, if the Borrowings or L/C Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day that is not a TARGET2 Day).

“Calculation Period” shall mean, as of any date of determination, the period of four (4) consecutive fiscal quarters ending on such date or, if such date is not the last day of a fiscal quarter, ending on the last day of the fiscal quarter of the Company most recently ended prior to such date.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Company and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing. For the avoidance of doubt, the defined term Cash Interest Expense shall not include any non-cash Interest Expense related to Convertible Debt and Related Instruments.

“Change in Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of any Foreign Borrower.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule , regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Chart Hong Kong” means Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong with company number 1174361 and having its registered office address at 8th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.

“Chart Luxembourg” means Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, with a share capital amounting to EUR 1,005,900.00, having its registered office at 291, route d’Arlon, L-1150 Luxembourg (or, from and after November 10, 2014, at 2, rue des Dahlias, L-1411 Luxembourg) and registered with the Luxembourg Trade and Companies Register under number B 148.907.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans or Swingline Loans.

“Closing Date” shall mean October 29, 2014, and “Closing” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“COF Rate” has the meaning assigned to such term in Section 2.14(a).

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agreement” shall mean the Second Amended and Restated Guarantee and Collateral Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit E, among the Company, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a) on the Closing Date, the Administrative Agent shall have received from the Company and each Subsidiary Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person;

(b) on the Closing Date, the Administrative Agent shall have received a pledge over all the issued and outstanding Equity Interests of (i) each Subsidiary Loan Party directly owned on the Closing Date by any Domestic Loan Party, and (ii) each other Material Subsidiary directly owned on the Closing Date by any Domestic Loan Party, except, with respect to the Equity Interests of any Foreign Borrower or any Foreign Subsidiary, to the extent that a pledge of such Equity Interests is not permitted under Section 9.22; and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) in the case of any Person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(d) after the Closing Date and within the time period set forth in Section 5.10(c), all the outstanding Equity Interests directly owned by a Domestic Loan Party of any Person that becomes (i) a Subsidiary Loan Party or (ii) a Material Subsidiary after the Closing Date, shall have been pledged pursuant to the Collateral Agreement, as applicable to the extent permitted under Section 9.22, and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank or shall have otherwise received a pledge over such Equity Interests;

(e) all Indebtedness of the Company and each Subsidiary having an aggregate principal amount in excess of U.S.$20.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries) that is owing to any Domestic Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) each Domestic Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

(h) the Administrative Agent shall receive from the applicable Domestic Loan Parties the following documents and instruments relating to Material Real Property located in the United States that constitutes Collateral on the dates specified below:

(i) with respect to each Material Real Property located in the United States, within ninety (90) days following the Closing Date, in the case of such Material Real Property, and on the date specified in Section 5.10, in the case of such after-acquired Material Real Property, a Mortgage duly authorized and executed, in form for recording in the recording office of each jurisdiction where such Material Real Property or such after-acquired Material Real Property to be encumbered thereby is situated, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Administrative Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Material Real Property or such after-acquired Material Real Property, as the case may be, subject to no Liens other than Prior Liens and Permitted Encumbrances applicable to such Material Real Property or such after-acquired Material Real Property, as the case may be;

(ii) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, policies or certificates of insurance of the type required by Section 5.02;

(iii) within ninety (90) days following the Closing Date (to the extent not already provided at the Closing Date), with respect to each Material Real Property located in the United States, UCC, judgment and tax Lien searches (in each case to the extent the same exists in the relevant jurisdiction) in form and substance satisfactory to Administrative Agent;

(iv) within ninety (90) days following the Closing Date, evidence reasonably acceptable to Administrative Agent of payment by Company of all title insurance premiums, search and examination charges, mortgage, filing and recording taxes, fees and related charges required for the recording of the Mortgages and issuance of the loan title insurance policies referred to in clause (v) below;

(v) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, a fully paid loan policy of title insurance (or marked up commitment having the same effect of a loan title insurance policy) or a binding commitment from the Title Company to issue such loan title insurance each in the form approved by the Administrative Agent insuring the Lien of the Mortgage encumbering such Material Real Property as a valid first priority Lien (subject to this paragraph (h)) on the Material Real Property and fixtures described therein. Each loan policy of title insurance (or marked up commitment having the same effect of a loan title insurance policy) shall be in an amount reasonably satisfactory to the Administrative Agent and shall (a) be issued by the Title Company, (b) include such coinsurance and reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent and available in such jurisdictions, (c) have been supplemented by such endorsements or affirmative insurance as shall be reasonably requested by Administrative Agent and shall be available in the applicable jurisdiction at commercially reasonable rates (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning (or PZR report), revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, road access and so-called comprehensive coverage over covenants and restrictions), (d) include such affidavits and instruments of indemnifications by Company and the applicable Subsidiary as shall be reasonably required to induce the Title Company to issue the loan policy or policies (or commitment) and endorsements contemplated in this paragraph and (e) contain no exceptions to title other than exceptions for Prior Liens, Permitted Encumbrances and other exceptions reasonably acceptable to Administrative Agent. With respect to the legal descriptions attached to the Mortgages encumbering the Material Real Properties insured by the loan policies of title insurance described by this clause (v), in the event the Administrative Agent determines that any Mortgage does not include all of the real property which is owned by Company or a Material Subsidiary at that particular site, then upon written notice of the Administrative Agent, Company or its Material Subsidiary shall execute and deliver (at the sole cost and expense of Company) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage;

(vi) within ninety (90) days following the Closing Date, American Land Title Association/American Congress of Surveying and Mapping form surveys for each Material Real Property for which all necessary fees (where applicable) have been paid or will be paid in the ordinary course, and dated a date reasonably acceptable to the Administrative Agent, certified to the Administrative Agent, the Title Company and the Company and/or appropriate Subsidiary in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the Material Real Property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent; and

(vii) within ninety (90) days following the Closing Date, with respect to each Material Real Property located in the United States, all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Material Real Property subject only to Permitted Encumbrances and Prior Liens. Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank within ninety (90) days following the Closing Date, opinions of local counsel for the Domestic Loan Parties in states in which the Material Real Properties are located, with respect to the enforceability and validity of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent; and

(i) with respect to (A) each of the items identified in this definition of “Collateral and Guarantee Requirement” that are required to be delivered on a date after the Closing Date, the Administrative Agent, in each case, may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent and (B) each pledge of the Equity Interests of any Foreign Borrower or any other Foreign Subsidiary, such pledge shall be effected pursuant to such foreign law governed documents (accompanied by customary corporate authorization and legal opinions) as are reasonably requested by the Administrative Agent.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, (b) with respect to the Swingline Lender, its Swingline Commitment and (c) with respect to the Issuing Bank, its Letter of Credit Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Company” shall mean Chart Industries, Inc., a Delaware corporation.

“Computation Date” shall have the meaning assigned to such term in Section 2.22.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes.

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property or services of the Company and its Subsidiaries determined on a consolidated basis on such date plus any Receivables Net Investment.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Company and its Subsidiaries determined on a consolidated basis on such date minus cash and Permitted Investments of the Company and its Subsidiaries on such date in excess of U.S.$20.0 million.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that

(i) any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses related thereto) or income or expenses or charges (including, without limitation, any pension expense, casualty losses, severance expenses, facility closure expenses, system establishment costs, relocation expenses and other restructuring expenses, benefit plan curtailment expenses, bankruptcy reorganization claims, settlement and related expenses and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges related to the Transactions), in each case, shall be excluded; provided, that with respect to each nonrecurring item, such Person shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

(ii) any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded,

(iv) any net after-tax income or loss (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness (including obligations under Swap Agreements) shall be excluded,

(v) (A) the Net Income for such period of any Person that is not a subsidiary of such Person (unless such Person is required to be consolidated with the Company pursuant to Accounting Standards Codification 810-10 (previously referred to as Statement of Financial Accounting Standard 167)), or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in respect of equity paid in cash by such Person in excess of the amounts included in clause (A),

(vi) the Net Income for such period of any subsidiary (that is not a Loan Party) of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such subsidiary shall be included to the extent funds are disbursed by such Person or any other subsidiary of such Person in respect of such loss and that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such subsidiary to the Company or another Subsidiary in respect of such period to the extent not already included therein),

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) any non-cash charges from the application of the purchase method of accounting in connection with any future acquisition, to the extent such charges are deducted in computing such Consolidated Net Income, shall be excluded,

(ix) accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP shall be excluded,

(x) any non-cash expenses (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets) shall be excluded,

(xi) any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options, any restricted stock plan or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded, and

(xii) Consolidated Net Income for any Person shall be reduced by any cash payments made during such period in respect of the items described in clauses (viii), (x) and (xi) above subsequent to the fiscal quarter in which the relevant non-cash amount was incurred.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Company and the consolidated Subsidiaries, determined in accordance with GAAP, in each case as set forth on the consolidated balance sheet of the Company as of such date.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Convertible Debt” shall have the meaning assigned to such term in Article XI, and shall include specifically the Senior Subordinated Notes.

“Convertible Debt and Related Instruments” shall have the meaning assigned to such term in Article XI.

“Convertible Related Derivatives” shall have the meaning assigned to such term in Article XI.

“Co-Syndication Agent” means each of Bank of America, N.A., Fifth Third Bank, HSBC Bank USA, National Association, Citizens Bank, N.A., U.S. Bank National Association and Wells Fargo Bank, National Association in its capacity as co-syndication agent for the credit facility evidenced by this Agreement.

“Credit Event” shall mean a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an L/C Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” means each lender under the Existing Credit Agreement that executes and delivers to the Administrative Agent a Departing Lender Signature Page.

“Departing Lender Signature Page” means each signature page to this Agreement on which it is indicated that the Departing Lender executing the same shall cease to be a party to the Existing Credit Agreement on the Effective Date.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount thereof in Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.22.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Loan Party” shall mean each Loan Party other than the Foreign Borrowers.

“Domestic Subsidiary” shall mean each Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (x) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits, losses or capital of the Company and its Subsidiaries for such period to the extent that such provision for taxes was deducted in calculating Consolidated Net Income; adjusted for the tax effect of all adjustments made to Consolidated Net Income),

(ii) Interest Expense of the Company and its Subsidiaries for such period (net of interest income of the Company and its Subsidiaries for such period),

(iii) depreciation, amortization (including, without limitation, amortization of intangibles and deferred financing fees) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting on the Company and its Subsidiaries for such period,

(iv) the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost or excess pension, other post-employment benefits, curtailment or other excess charges); provided that with respect to each such restructuring charge, the Company shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a restructuring charge,

(v) any other non-cash charges,

(vi) equity earnings losses in Affiliates unless funds have been disbursed to such Affiliates by the Company or any Subsidiary of the Company,

(vii) other non-operating expenses,

(viii) the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

(ix) accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods, and

(x) transaction costs and similar amounts that would be required to be expensed as a result of the application of SFAS No. 141(R);

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclause (i) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Hazardous Material.

“Environmental Law” shall mean, collectively, all federal, state, local or foreign laws, including common law, ordinances, regulations, rules, codes, orders, judgments or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health, or natural resource damages, and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq., each as amended, and their foreign, state or local counterparts or equivalents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by the Company, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by the Company, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Company or Subsidiary.

“euro” and/or “EUR” shall mean the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency shall mean an Agreed Currency and when used in reference to any Loan or Borrowing, shall mean that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Rate” shall mean, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than Section 6.01(o)).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender or the Issuing Bank, in which its applicable lending office is located or any Other Connection Taxes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) other than in the case of an assignee pursuant to a request by such Loan Party under Section 2.19(b), any withholding tax imposed by the United States or by the jurisdiction under the laws of which such Loan Party is organized or in which its principal office (or other fixed place of business) is located that is in effect and would apply to amounts payable hereunder to such Lender or the Issuing Bank or other recipient at the time such Lender or the Issuing Bank or other recipient becomes a party to any Loan Document (or designates a new lending office), except to the extent that such Lender or the Issuing Bank or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17(a) or Section 2.17(c), (d) any withholding taxes attributable to such Lender’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 2.17(e) and (e) any U.S. Federal withholding Taxes imposed under FATCA; provided, however, that the term “Excluded Taxes” shall not include any taxes that are imposed or otherwise due as a result of any action undertaken by one or more of the Administrative Agent, such Lender or the Issuing Bank to collect funds due hereunder or under any other Loan Document or enforce or exercise its rights or pursue any remedy provided hereunder or under any other Loan Document.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of April 25, 2012, by and among certain of the Borrowers, certain of the Lenders and the Administrative Agent, as the same may have been amended, supplemented or otherwise modified prior to the date hereof.

“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter dated October 9, 2014 by and among the Company, the Administrative Agent and J.P. Morgan Securities LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any Person shall mean the Chief Financial Officer, Chief Accounting Officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Foreign Borrowers” shall mean Chart Luxembourg and Chart Hong Kong.

“Foreign Borrower Sublimit” shall mean U.S.$100.0 million.

“Foreign Borrower Exposure” shall have the meaning assigned to such term in Section 2.11(b).

“Foreign Borrower Insolvency Event” shall mean, solely with respect to Chart Luxembourg, (i) a situation of (cessation de paiements) and absence of access to credit (credit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code, (ii) insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings, (iii) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (iv) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (v) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code, (vi) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended or (vii) the appointment of an ad hoc director (administrateur provisoire or mandataire ad hoc) by a court in respect of Chart Luxembourg or a substantial part of its assets.

“Foreign Currencies” shall mean Agreed Currencies other than Dollars.

“Foreign Currency Exposure” shall have the meaning assigned to such term in Section 2.11(b).

“Foreign Currency L/C Exposure” shall mean, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all L/C Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” shall mean a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” shall mean U.S.$100.0 million.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Lender” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” is defined in Section 2.20(e).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade liabilities and intercompany liabilities incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined in respect of outstanding Swap Agreements (such payments in respect of any Swap Agreement with a counterparty being calculated net of amounts owing to such Person by such counterparty in respect of other Swap Agreements), (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. To the extent not otherwise included, Indebtedness shall include all obligations of the Company and its Subsidiaries under any Permitted Receivables Financing and, without duplication of any such obligations, the amount of any Receivables Net Investment.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information Memorandum” shall mean the Confidential Information Memorandum dated October 2014, as modified or supplemented prior to the Closing Date.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.11.

“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) interest, commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any Person other than a Borrower or a Subsidiary Loan Party, and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and the Maturity Date, (b) with respect to any ABR Loan, the last day of each calendar quarter and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2), three (3) or six (6) months thereafter (or twelve (12) months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the applicable Borrower (or the Company on behalf of the applicable Borrower) may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Bank” shall mean JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“JPMorgan” shall mean JPMorgan Chase Bank, N.A.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.20 or 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. For the avoidance of doubt, the term “Lenders” excludes the Departing Lenders.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Letter of Credit Commitment” shall mean, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.05, expressed as a Dollar amount, as such commitment may be reduced from time to time upon any reduction in the Revolving Facility Commitments pursuant to Section 2.08. The Dollar amount of the Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01.

“Leverage Ratio” shall have the meaning assigned to such term in Section 6.12.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any Agreed Currency and for any applicable Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such currency and Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Agreed Currency and such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time, the sum of (i) the aggregate amount of unrestricted and unencumbered cash balances and Permitted Investments maintained by the Company and its Subsidiaries in the United States (or that could be repatriated to the United States (less the applicable combined U.S. federal and state marginal income tax, and any other applicable foreign tax, due or payable that would be imposed on the Company or applicable subsidiary in the case of, and with respect to, the repatriation of such cash to the United States of America, in each case at such time)) at such time, plus (ii) the amount of the Aggregate Available Commitment at such time that could be borrowed by the Borrowers at such time so long as, after giving effect (including pro forma effect) to such borrowing, the Leverage Ratio would not exceed the maximum Leverage Ratio permitted under Section 6.12 at such time.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents and any promissory note issued under Section 2.09(e).

“Loan Parties” shall mean, collectively, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Revolving Facility Loans and the Swingline Loans (and shall include any Loans under the New Revolving Facility Commitments and any Incremental Term Loans).

“Local Time” shall mean (i) New York City time in the case of a Loan, Borrowing or L/C Disbursement denominated in Dollars and (ii) local time in the case of a Loan, Borrowing or L/C Disbursement denominated in a Foreign Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg Domiciliation Law” shall mean the Luxembourg law of May 31, 1999, as amended, regarding the domiciliation of companies.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, properties or financial condition of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any material provision of this Agreement or any and all other Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Company or any Subsidiary in an aggregate principal amount exceeding U.S.$50.0 million.

“Material Real Property” shall mean any Real Property owned by a Domestic Loan Party on the Closing Date having a fair market value exceeding U.S.$5.0 million, and any after-acquired Real Property owned by a Domestic Loan Party having a gross purchase price exceeding U.S.$5.0 million at the time of acquisition.

“Material Subsidiary” shall mean each Subsidiary (other than any Special Purpose Receivables Subsidiary) now existing or hereafter acquired or formed which, on a consolidated basis for such Subsidiary and its Subsidiaries, (a) for the applicable Calculation Period accounted for more than

5.0% of the consolidated revenues of the Company and its Subsidiaries or (b) as of the last day of such Calculation Period, was the owner of more than 5.0% of the Consolidated Total Assets of the Company and its Subsidiaries; provided that at no time shall the total assets of all Subsidiaries (other than any Special Purpose Receivables Subsidiary) that are not Material Subsidiaries exceed, for the applicable Calculation Period, 10.0% of the Consolidated Total Assets of the Company and its Subsidiaries.

“Maturity Date” shall mean October 29, 2019.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean all Material Real Property that shall be subject to a Mortgage that is delivered pursuant to the terms of this Agreement.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Original Closing Date pursuant to the credit documentation amended and restated by the Existing Credit Agreement, or after the Closing Date pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties, each substantially in the form of Exhibit D, with such changes thereto as shall be acceptable to the Administrative Agent, including all such changes as may be required to account for local law matters.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which the Company, any Subsidiary or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person (including, for the avoidance of doubt, the portion of such net income (loss) attributable to non-controlling interests in less than wholly owned Subsidiaries of such Person), determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Lender” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.20.

“New Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.20.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Obligations” shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document, including, without limitation, all unpaid principal of and accrued and unpaid interest on the Loans, all Revolving L/C Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the

Issuing Bank or any indemnified party, individually or collectively, existing on the Closing Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Original Closing Date” means May 18, 2010.

“Original Currency” shall have the meaning assigned to such term in Section 2.18(a).

“Other Connection Taxes” means, with respect to any Administrative Agent, any Lender, the Issuing Bank or any other recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property, intangible or mortgage recording taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents.

“Overnight Foreign Currency Rate” shall mean, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or the majority of the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.11 and 6.12 recomputed as at the last day of the most recently ended fiscal quarter of the Company and its Subsidiaries, and the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Debt Securities” shall mean unsecured senior or subordinated notes issued by a Borrower, (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 181 days after the Maturity Date in effect at the issuance thereof (it being understood that any provision requiring an offer to purchase such Indebtedness as a result of change of control or asset sale shall not violate the foregoing restriction), (ii) the covenants, events of default, subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Company and its Subsidiaries than those in this Agreement, and are otherwise on market terms for similar issuers at the time of issuance and (iii) of which no subsidiary of the Company (other than a Subsidiary Loan Party or a Foreign Borrower) is an obligor.

“Permitted Encumbrances” shall mean (i) with respect to each Real Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (g), (h), (k), (m) and (o) of Section 6.02 and (ii) with respect to each Real Property acquired after the Closing Date, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (g), (h), (k), (m) and (o) of Section 6.02, provided, however, that in the case of those Liens and other encumbrances permitted by clause (o) of Section 6.02 and as described in clauses (i) and (ii) of this definition, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien would otherwise constitute a Permitted Encumbrance.

“Permitted Foreign Restructuring” shall mean, subject to the consent of the Administrative Agent, a reorganization of the Foreign Subsidiaries of the Company pursuant to which some or all of such Foreign Subsidiaries will become direct or indirect subsidiaries of any Foreign Borrower following the Original Closing Date.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a Lender that is a bank or trust company, or by any bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of U.S.$500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a Lender that is a bank, or with any bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e) securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least U.S.$500.0 million;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Company and the Subsidiaries, on a consolidated basis, as of the end of the Company’s most recently completed fiscal year; and

(i) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling interests in or borrowing against such Receivables Assets; provided that (A) recourse to the Company or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Company or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/“absolute transfer” opinion with respect to any transfer by the Company or any Subsidiary (other than a Special Purpose Receivables Subsidiary), (B) the aggregate Receivables Net Investment shall not exceed U.S.$50.0 million at any time from and after the Closing Date, (C) the Board of Directors of the Company shall have determined in good faith that each such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the applicable Special Purpose Receivables Subsidiary, (D) all sales of Receivables Assets or interests therein to any Special Purpose Receivables Subsidiary are made at fair market value (as determined in good faith by the Company), and (E) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include representations, warranties, covenants, indemnities and guarantees of performance which the Company has determined in good faith to be customary in a receivables financing including, without limitation, those relating to the servicing of the assets of a Special Purpose Receivables Subsidiary, it being understood and agreed that any obligation of a seller of receivables to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or by other event relating to the seller, shall be deemed customary.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced and the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the date that is 181 days after the Maturity Date in effect at the time of such refinancing, (c) other than in the case of a refinancing of the Senior Subordinated Notes, if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) other than in the case of a refinancing of the Senior Subordinated Notes, no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Company, any Subsidiary or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plant Expansion” means a publicly announced expansion of a plant owned or to be newly constructed by the Company or a Subsidiary and with respect to which the Company has provided the Administrative Agent with a description of such expansion or construction and all relevant financial information (including, without limitation, projected costs and expenditures and a timeline) at least 30 days prior to any election of an Adjusted Covenant Period in respect thereof.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Pounds Sterling” shall mean the lawful currency of the United Kingdom.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Liens” shall mean Liens that, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

“Pro Forma Basis” shall mean, as to any Person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four (4) consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

(i) in making any determination of EBITDA, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

(ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and, for any fiscal period ending on or prior to the first anniversary of an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that (1) the Company delivers to the Administrative Agent (i) a certificate of a Financial Officer of the Company setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies and (2) such adjustments are approved by the Administrative Agent in its reasonable credit judgment and are otherwise in accordance with Regulation S-X.

“Projections” shall mean the projections of the Company and its Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities, including updates to the projections contained in the Information Memorandum, furnished to the Lenders or the Administrative Agent by or on behalf of the Company or any of its Subsidiaries prior to the Closing Date.

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is euro, the day that is two (2) TARGET2 Days before the first day of such Interest Period, and (iii) for any other currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary together with all Improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property (including related lockboxes, collection accounts, lockbox accounts and concentration accounts, as applicable) from time to time originated, acquired or otherwise owned by the Company or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Reference Banks” means the principal London (or other applicable) offices of JPMorgan and such other banks as may be appointed by the Administrative Agent in consultation with the Company. No Lender shall be obligated to be a Reference Bank without its consent.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, trustees, administrators and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as a Dollar amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial Dollar amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Revolving Facility Commitments on the date hereof is U.S.$450.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Revolving Facility Credit Exposure of any Lender at any time shall be the sum of (a) the aggregate principal amount of such Lender’s Revolving Facility Loans outstanding at such time and (b) such Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Loan” shall mean a Loan made by a Lender pursuant to Section 2.01 or a New Revolving Facility Lender pursuant to Section 2.20. Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Revolving Loan.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment; provided that in the case of Section 2.23 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Facility Commitment shall be disregarded in the calculation. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn Dollar Amount of all Letters of Credit outstanding at such time and (b) the aggregate Dollar Amount of all L/C Disbursements that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state in which the Company or its Subsidiaries conduct business, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state in which the Company or its Subsidiaries conduct business or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Obligations” shall mean all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 or any other provision of this Agreement.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Notes and the Senior Subordinated Note Indenture. “Senior Subordinated Note Indenture” shall mean , collectively, the Indenture dated as of August 3, 2011, and the Supplemental Indenture dated as of August 3, 2011, under which the Convertible Notes (2011) were issued, between the Company and Wells Fargo Bank, National Association, as trustee, as in effect on April 25, 2012 and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Subordinated Notes” shall mean the Company’s 2.00% Convertible Senior Subordinated Notes due 2018 issued pursuant to the Senior Subordinated Note Indenture, together with any other convertible senior subordinated notes issued from time to time pursuant to the Senior Subordinate Note Indenture.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of the Company established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Company or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Company or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” shall mean, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” shall mean any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Subsidiary” shall mean a subsidiary; provided that unless the context otherwise requires, “Subsidiary” shall mean a subsidiary of the Company.

“Subsidiary Loan Party” shall mean each direct Wholly Owned Subsidiary of the Company that (a) is (i) a Domestic Subsidiary, (ii) a Material Subsidiary and (iii) a party to the Collateral Agreement, and (b) is not (i) a Special Purpose Receivables Subsidiary, (ii) a Subsidiary listed on Schedule 1.01 or (iii) a Subsidiary whose guarantee of the Obligations is prohibited under Section 9.22.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Company substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Closing Date is U.S.$25.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan, in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loans” shall mean the swingline loans made to the Company pursuant to Section 2.04.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in euro.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters of the Company and its Subsidiaries then most recently ended (taken as one accounting period).

“Title Company” shall mean such nationally recognized title company as shall be selected by the Administrative Agent.

“Transactions” shall mean the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Trigger Date” shall mean the date of delivery of financial statements for the first full fiscal quarter ending after the fiscal quarter during which the Closing Date occurred.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Patriot Act” shall have the meaning assigned to such term in Section 3.08(a).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that, notwithstanding the foregoing, upon and following the acquisition of any business or new Subsidiary in accordance with this Agreement, in each case that would not constitute a “significant subsidiary” for purposes of Regulation S-X, financial items and information with respect to such newly-acquired business or Subsidiary that are required to be included in determining any financial calculations and other financial ratios contained herein for any period prior to such acquisition shall not be required to be in accordance with GAAP so long as the Company is able to reasonably estimate pro forma adjustments in respect of such acquisition for such prior periods, and in each case such estimates are made in good faith and are factually supportable. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding any other provision hereof, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any changes in accounting for leases pursuant to GAAP (including from the implementation of proposed Accounting Standards Update Leases (Topic 840) issued August 17, 2010, or any successor or related proposal).

SECTION 1.03. Effectuation of Transfers. Each of the representations and warranties of the Company contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Status of Obligations. The Obligations are hereby designated as “Senior Indebtedness” and as “Designated Senior Indebtedness” under, and for purposes of, each of the Senior Subordinated Note Documents, and this Agreement is the “Credit Agreement” under and for purposes of each of the Senior Subordinated Note Documents. In the event that the Company or any other Loan Party shall at any time issue or have outstanding any other Subordinated Indebtedness, the Company shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated

Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.05. Amendment and Restatement of the Existing Credit Agreement. The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 4.01, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made and Obligations incurred under the Existing Credit Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement and the other Loan Documents, provided, however, that all “Term Loans” outstanding under the Existing Credit Agreement shall be repaid in full on the Closing Date. Without limiting the foregoing, upon the effectiveness hereof: (a) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, (b) the Existing Letters of Credit which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (c) except as set forth above with respect to the “Term Loans” outstanding under the Existing Credit Agreement, all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Obligations under this Agreement and the other Loan Documents, (d) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s credit exposure under the Existing Credit Agreement as are necessary in order that each such Lender’s Revolving Facility Credit Exposure and outstanding Revolving Facility Loans hereunder reflects such Lender’s Revolving Facility Percentage of the outstanding aggregate Revolving Facility Credit Exposures on the Closing Date, (e) the Borrowers hereby agree to compensate each Lender (including the Departing Lenders) for any and all losses, costs and expenses incurred by such Lender in connection with the sale and assignment of any Eurocurrency Loans (including the “Eurocurrency Loans” under the Existing Credit Agreement) and such reallocation described above, in each case on the terms and in the manner set forth in Section 2.16 hereof and (f) each Departing Lender’s “Revolving Facility Commitment” under the Existing Credit Agreement shall be terminated, each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Company has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement) and the Departing Lenders shall not be Lenders hereunder.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender (severally and not jointly) agrees to make Revolving Facility Loans to the Borrowers in Agreed Currencies, in each case from time to time during the Availability Period in an aggregate principal amount that will not result in (a) subject to Sections 2.11(b) and 2.22, the Dollar Amount of such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment, (b) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments, (c) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total Foreign Currency Exposure at such time exceeding the Foreign Currency Sublimit or (d) subject to Sections 2.11(b) and 2.22, the Foreign Borrower Exposure at such time exceeding the Foreign Borrower Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan shall be made as part of a Borrowing consisting of Revolving Facility Loans of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the relevant Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Facility Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing, the applicable Borrower (or the Company on behalf of the applicable Borrower) shall notify the Administrative Agent of such request (a) by irrevocable written notice (via written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or the Company on behalf of the applicable Borrower, promptly followed by telephonic confirmation of such request) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) not later than 11:00 a.m., Local Time, four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower making such Borrowing Request (or the Company on behalf of the applicable Borrower). Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower;

(ii) whether the requested Borrowing is to be a Revolving Facility Borrowing;

(iii) the aggregate amount of the requested Borrowing;

(iv) the date of such Borrowing, which shall be a Business Day;

(v) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Facility Borrowing is specified, then in the case of a Borrowing denominated in Dollars, the requested Revolving Facility Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower requesting such Eurocurrency Borrowing shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Dollar Amount of the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Borrowing, the Company shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy) not later than 11:00 a.m., New York City time on the day of the proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing, (iii) the term of such Swingline Loan and (iv) the location and number of the Company’s account to which funds are to be disbursed. The Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Company (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank).

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account or for the account of any Subsidiary of the Company in a form reasonably acceptable to the Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any

Letter of Credit, the terms and conditions of this Agreement shall control. The Company and the Administrative Agent have previously agreed upon letters of credit (the “Existing Letters of Credit”) that will be deemed to be “Letters of Credit” issued on the Closing Date for all purposes of the Loan Documents. The Company unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, the Company will be fully responsible for the reimbursement of L/C Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Company hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, to the extent such funding would constitute a violation of Sanctions if effected by the Company or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (two (2) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the Revolving L/C Exposure shall not exceed U.S.$100.0 million, (ii) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) subject to Sections 2.11(b) and 2.22, the Dollar Amount of the total Foreign Currency Exposure at such time shall not exceed the Foreign Currency Sublimit.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the date specified by the Company in its request therefor, which date shall be no later than the date that is five (5) Business Days prior to the Maturity Date; provided that notwithstanding the foregoing, any Letter of Credit may expire on a date that is up to three (3) years after the Maturity Date, provided, however, that no later than five (5) Business Days prior to the Maturity Date the Company shall cash collateralize 105% of the Revolving L/C Exposure arising under each such Letter of Credit expiring after the Maturity Date on terms reasonably satisfactory to the Administrative Agent and the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the

Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Facility Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the Issuing Bank, such Lender’s Revolving Facility Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall reimburse such L/C Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such L/C Disbursement, calculated as of the date the Issuing Bank made such L/C Disbursement (or if the Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by the Issuing Bank pursuant to such L/C Disbursement in the Dollar Amount equal to such L/C Disbursement) not later than 12:00 noon, Local Time, on the date that such L/C Disbursement is made, if the Company shall have received notice of such L/C Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing or a Eurocurrency Revolving Loan in an equivalent Dollar Amount of such L/C Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing or Eurocurrency Revolving Loan. If the Company fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the Issuing Bank and each other Lender of the applicable L/C Disbursement, the payment then due from the Company and such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in Dollars, its Revolving Facility Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank in Dollars, the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing or an Eurocurrency Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such L/C Disbursement. If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each L/C Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable Exchange Rates, on the date such L/C Disbursement is made, of such L/C Disbursement.

(f) Obligations Absolute. The obligation of the Company to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are determined by a court of competent jurisdiction to have been caused by (i) the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) the Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Company shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Company reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such L/C Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Margin with respect to Eurocurrency Revolving Loans); provided that, if such L/C Disbursement is not reimbursed by the Company when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided further that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans or Eurocurrency Revolving Loans, and (C) Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the Dollar Amount of the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or L/C Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and L/C Disbursements and (ii) upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. For the purposes of this paragraph, the Foreign Currency L/C Exposure shall be calculated using the applicable Exchange Rate on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the

Company, in each case, in Permitted Investments and at the risk and expense of the Company, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which the Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived. If the Company is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Company as and to the extent that, after giving effect to such return, the Company would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, (i) in the case of Loans denominated in Dollars, by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and at such Eurocurrency Payment Office for such currency; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or as otherwise agreed between the Company and the Administrative Agent, and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency; provided that ABR Revolving Loans, Swingline Borrowings and Eurocurrency Revolving Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect, in the case of a Borrowing to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower (or the Company on behalf of the applicable Borrower) shall notify the Administrative Agent of such election (by telephone or irrevocable written notice in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower (or the Company on behalf of the relevant Borrower). Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under such Borrowing.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request made by a Borrower requests a Eurocurrency Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (i) in the case of a Borrowing denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency in respect of which the applicable Borrower shall have failed to deliver an Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one (1) month unless such Eurocurrency Borrowing is or was prepaid in accordance with Section 2.11. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing, (i) no outstanding Revolving Facility Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Facility Borrowing denominated in a Foreign Currency shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one (1) month.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of U.S.$1.0 million and not less than U.S.$2.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Company shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Dollar Amount of the total Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) (i) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Facility Loan made to such Borrower on the Maturity Date in the currency of such Loan and (ii) the Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Company on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least seven (7) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing (other than a Borrowing that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e)) is made by the Company, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note substantially in the form of Exhibit H. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Repayment of Loans. Prior to any repayment of any Borrowing hereunder, the applicable Borrower (or the Company on behalf of the applicable Borrower) shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent (and in the case of repayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Revolving Facility Borrowing, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Revolving Facility Borrowing, (A) three (3) Business Days before the scheduled date of such repayment (in the case of a Eurocurrency Revolving Facility Borrowing denominated in Dollars) or (B) four (4) Business Days before the scheduled date of such repayment (in the case of a Eurocurrency Revolving Facility Borrowing denominated in a Foreign Currency). Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline

Borrowing hereunder, the Company shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16. Repayments shall be accompanied by accrued interest to the extent required by Section 2.13. Each such notice shall be irrevocable and shall specify the repayment date and the principal amount of each Borrowing or portion thereof to be repaid; provided that, if a notice of repayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of repayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Facility Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10.

(b) If on any date, the Administrative Agent notifies the Company that, (i) other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the Revolving Facility Credit Exposure (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) then outstanding exceeds the aggregate Revolving Facility Commitments of the Lenders on such date or (ii) solely as a result of fluctuations in currency exchange rates, (x) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Facility Loans and Letters of Credit, in each case denominated in Foreign Currencies (the “Foreign Currency Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Currency Sublimit on such date, (y) the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Facility Loans made to the Foreign Borrowers (the “Foreign Borrower Exposure”) (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the Foreign Borrower Sublimit on such date or (z) the Dollar Amount of the Revolving Facility Credit Exposure (so calculated), as of the most recent Computation Date with respect to each such Credit Event, exceeds 105% of the aggregate Revolving Facility Commitments of the Lenders on such date, the Borrowers shall in each case, as soon as practicable and in any event within two (2) Business Days following such date, prepay the outstanding principal amount of any Revolving Facility Loans owing by the Borrowers in an aggregate amount (or deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) sufficient to reduce (A) the aggregate Dollar Amount of the Revolving Facility Credit Exposure (so calculated) to an amount not to exceed 100% of the aggregate Revolving Facility Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Revolving Facility Loans prepaid, (B) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit and (C) the Foreign Borrower Exposure to be less than or equal to the Foreign Borrower Sublimit, as applicable. The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.11(b) to the Borrowers and the Lenders.

SECTION 2.12. Fees.

(a) The Company agrees to pay to each Lender, through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December in each year, and three (3) Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender during the immediately preceding quarter (or other period commencing with the Closing Date and ending with the date on which the last of the Commitments of such Lender shall be terminated) at the rate per annum set forth under the caption “Commitment Fee Rate” in the definition of “Applicable Margin” herein.

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall begin to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Company from time to time agrees to pay to each Lender, through the Administrative Agent, three (3) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Dollar Amount of the Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the quarter ending on such last day (or shorter period commencing with the Closing Date and ending with the Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period. The Company from time to time agrees to pay to the Issuing Bank, for its own account, (x) three (3) Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by the Issuing Bank at the request of the Company for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit (computed at a rate equal to 0.125% per annum of the daily average stated Dollar Amount of such Letter of Credit), plus (y) the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of any L/C Disbursement thereunder (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days. L/C Participation Fees and Issuing Bank Fees in respect of Letters of Credit denominated in Dollars shall be paid in Dollars, and L/C Participation Fees and Issuing Bank Fees in respect of Letters of Credit denominated in a Foreign Currency shall be paid in such Foreign Currency.

(c) The Company agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter at the times specified therein (the “Administrative Agent Fees”).

(d) All Fees shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The applicable Borrower shall pay interest on the unpaid principal amount of each ABR Loan made to such Borrower at the Alternate Base Rate plus the Applicable Margin.

(b) The applicable Borrower shall pay interest on the unpaid principal amount of each Eurocurrency Loan made to such Borrower at the Adjusted LIBO Rate for the Interest Period in effect for such Eurocurrency Loan plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such Borrower shall pay interest on such overdue amount, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (y) in the case of any other amount, 2.0% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable by the relevant Borrower in arrears on each Interest Payment Date for such Loan and upon termination of the Revolving Facility Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. (a) If at the time that the Administrative Agent shall seek to determine the LIBOR Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Borrowing, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Borrowing for any reason, and the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the LIBO Rate for such Interest Period for such Eurocurrency Borrowing; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the LIBO Rate for such Eurocurrency Borrowing, (i) if such Borrowing shall be requested in Dollars, then such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate and (ii) if such Borrowing shall be requested in any Foreign Currency, the LIBO Rate shall be equal to the cost to each Lender to fund its pro rata share of such Eurocurrency Borrowing (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion, such rate, the “COF Rate”).

(b) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Facility Borrowing to, or continuation of any Revolving Facility Borrowing as, a Eurocurrency Borrowing in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective and, unless repaid, (A) in the case of a Eurocurrency Borrowing denominated in Dollars, such Borrowing shall be made as an ABR Borrowing and (B) in the case of a Eurocurrency Borrowing denominated in a Foreign Currency, such Eurocurrency Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto, (ii) if any Borrowing Request by the Company requests a Eurocurrency Revolving Facility Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing and (iii) if any Borrowing Request requests a Eurocurrency Revolving Facility Borrowing denominated in a Foreign Currency, then the LIBO Rate for such Eurocurrency Borrowing shall be the COF Rate; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, compulsory loan requirement, insurance charge or other assessment, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein (except for Taxes); or

(iii) subject the Administrative Agent, any Lender or the Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, (C) Connection Income Taxes, and (D) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent or such Lender of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan to any Borrower or to increase the cost to the Administrative Agent, such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or the Issuing Bank hereunder, whether of principal, interest or otherwise, then such Borrower will pay to the Administrative

Agent, such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate the Administrative Agent, such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower shall pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or the Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or the Issuing Bank shall notify the applicable Borrower thereof. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or the Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any Other Taxes payable on account of any obligation of such Loan Party and upon the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within twenty (20) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than Indemnified Taxes or Other Taxes resulting from gross negligence or willful misconduct of the Administrative Agent, such Lender or the Issuing Bank and without duplication of any amounts indemnified under Section 2.17(a)) paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to such Loan Party by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error of the Lender, the Issuing Bank or the Administrative Agent.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, the Administrative Agent or the Issuing Bank that is entitled to an exemption from or reduction of withholding Tax otherwise indemnified against by a Loan Party pursuant to this Section 2.17 with respect to payments under any Loan Document shall deliver to the Company or the relevant Governmental Authority (with a copy to the Administrative Agent), to the extent such Lender, the Administrative Agent or the Issuing Bank is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Company to permit such payments to be made without such withholding tax or at a reduced rate.

(f) If the Administrative Agent, any Lender or the Issuing Bank determines, in good faith and in its sole discretion, that it has received a refund of any Taxes in respect of or calculated with reference to Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender or the Issuing Bank in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, Lender or Issuing Bank to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) In order to not unnecessarily cause application of Luxembourg’s registration duty applicable to documents in writing evidencing an obligation to pay, neither the Administrative Agent nor any Lender will take any action to file or register this Agreement or any of the Loan Documents with applicable Luxembourg authorities which would cause such registration duty to be payable unless the Administrative Agent reasonably deems such action necessary or advisable in connection with the protection of rights or pursuit of remedies during the continuance of an Event of Default.

(j) For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 2:00 p.m., New York City time and (ii) in the case of payments denominated in a Foreign Currency, 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent or, in the case of a Credit Event denominated in a Foreign Currency, the Administrative Agent’s Eurocurrency Payment Office for such currency , except payments to be made directly to the Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment. Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payments to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied

(i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim, through the application of any proceeds of Collateral or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The relevant Loan Party hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then such Loan Party may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Loan Party shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Loan Party (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Nothing in this Section 2.19 or in any other provision of this Agreement shall be deemed to prejudice any rights that any Loan Party may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20. Increase in Revolving Facility Commitments and/or Incremental Term Loans.

(a) New Commitments. At any time, the Company may by written notice to the Administrative Agent elect to request an increase to the existing Revolving Facility Commitments (any such increase, the “New Revolving Facility Commitments”) and/or enter into one or more tranches of term loans (any such tranche, the “Incremental Term Loans” and together with the New Revolving Facility Commitments, if any, the “New Commitments”), by an amount not in excess of U.S.$200.0 million in the aggregate or a lesser amount in integral multiples of U.S.$25.0 million. Such notice shall specify the date (an “Increased Amount Date”) on which the Company proposes that the New Commitments and, in the case of Incremental Term Loans, the date for borrowing, as applicable, be made available. The Company shall notify the Administrative Agent in writing of the identity of each Lender or other financial institution reasonably acceptable to the Administrative Agent (each, a “New Revolving Facility Lender,” an “Incremental Term Lender” or generally, a “New Lender”; provided that no Ineligible Institution may be a New Lender) to whom the New Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective as of such Increased Amount Date, and in the case of Incremental Term Loans, shall be made on such Increased Amount Date; provided that (1) the conditions set forth in paragraphs of (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders on such Increased Amount Date before or after giving effect to such New Commitments and Loans; (2) such increase in the Revolving Facility Commitments and/or the Incremental Term Loans shall be evidenced by one or more joinder agreements executed and delivered to Administrative Agent by each New Lender, as applicable, and each shall be recorded in the register, each of which shall be reasonably satisfactory to the Administrative Agent and subject to the requirements set forth in Section 2.17(e); and (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with the provisions of the New Commitments.

(b) On any Increased Amount Date on which New Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Lenders shall assign to each of the New Revolving Facility Lenders, and each of the New Revolving Facility Lender shall purchase from each of the existing Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Lenders and New Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such New Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each New Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each New Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c) On any Increased Amount Date on which Incremental Term Loans are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan shall be deemed for all purposes a Loan made hereunder, (ii) each Incremental Term Lender shall become a Lender hereunder and (iii) the Incremental Term Loans (x) shall rank pari passu in right of payment with the Revolving Facility Loans, (y) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (z) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Facility Loans (provided that (i) the terms and conditions applicable to any Incremental Term Loans maturing after the Maturity Date may provide for additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced, and may include fees, differently than the existing Revolving Facility Loans). All Incremental Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Company’s notice of an Increased Amount Date and, in respect thereof, the New Commitments and the New Lenders.

(e) Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender providing such Incremental Term Loans, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase any of its Commitments hereunder, or provide Incremental Term Loans, at any time.

SECTION 2.21. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings, as the case may be, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all such Eurocurrency Borrowings of such Lender to ABR Borrowings, on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.22. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b) the Revolving L/C Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c) all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.23. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Facility Commitment of such Defaulting Lender pursuant to Section 2.12;

(b) such Defaulting Lender’s Revolving Facility Commitment and Revolving Facility Credit Exposure shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.08); provided that, except as otherwise provided in Section 9.08, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of any amendment, waiver or other modification requiring the consent of such Lender or each Lender adversely affected thereby;

(c) if any Swingline Exposure or Revolving L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and Revolving L/C Exposure shall be reallocated among the non-Defaulting Lenders that are Lenders in accordance with their respective Revolving Facility Percentages in respect of the Revolving Facility but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Facility Credit Exposures plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Facility Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such Revolving L/C Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to Section 2.23(c), the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(iv) if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.23(c), then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentages in respect of the Revolving Facility; or

(v) if any Defaulting Lender’s Revolving L/C Exposure is neither cash collateralized nor reallocated pursuant to Section 2.23(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the Issuing Bank until such Revolving L/C Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders that are Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders that are Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Revolving Facility Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Facility Loans in accordance with its Revolving Facility Percentage in respect of the Revolving Facility.

SECTION 2.24. Liability of Foreign Borrowers. The parties intend that this Agreement shall in all circumstances be interpreted to provide that each Foreign Borrower is liable only for Loans made to such Foreign Borrower, interest on such Loans, such Foreign Borrower’s reimbursement obligations with respect to any Letter of Credit issued for its account and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements and charges hereunder and under any other Loan Document that are attributable to it. The liability of any Foreign Borrower for the payment of any of the Obligations or the performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Obligations of the Company and any other obligor. Nothing in this Section 2.24 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company for any of the Obligations, whether in its primary capacity as a Borrower, pursuant to its guaranty obligations set forth in Article X, at law or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to each of the Lenders with respect to itself and each of its respective Subsidiaries that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, the Company and each of the Subsidiaries (a) is duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization except for such failures to be in good standing which could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow and otherwise obtain credit hereunder. The “centre of main interests” (as that term is used in the Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings) of Chart Luxembourg is in Luxembourg, and Chart Luxembourg has no “establishment” (as that term is used in the Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings) outside Luxembourg.

SECTION 3.02. Authorization. The execution, delivery and performance by the Company and each of the Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Transactions (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by the Company and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any such Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, lease, agreement or other instrument to which the Company or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, lease, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, examinership, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions except for (a) the filing of UCC financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office or, with respect to intellectual property which is the subject of registration or application for registration outside the United States, such applicable patent, trademark or copyright office or other intellectual property authority, (c) recordation of the Mortgages, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04, (e) filings with the SEC reporting the Transactions and the refinancing related to the Transactions, and (f) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Financial Statements. There has heretofore been furnished to the Lenders (i) the audited consolidated balance sheets as of December 31, 2013 and (ii) the unaudited consolidated balance sheets as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2014, certified by its chief financial officer, in each case which were prepared in accordance with GAAP consistently applied during such period and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations and cash flows for the period then ended.

SECTION 3.06. No Material Adverse Effect. Since December 31, 2013, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of Company and its Subsidiaries has good and valid record fee simple title to, all Mortgaged Properties, subject solely to Permitted Encumbrances and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have maintained, in all material respects and in accordance with normal industry practice and subject to normal wear and tear, all of the machinery, equipment, vehicles, facilities and other tangible personal property now owned or leased by the Company and its Subsidiaries that is necessary to conduct their business as it is now conducted. All such Mortgaged Properties are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b) The Company and its Subsidiaries have complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, the Company and its Subsidiaries have good title to or valid leasehold interests (subject to Permitted Encumbrances) in all Real Property set forth on Schedules 3.17(a) and (b), except as could not reasonably be expected to have a Material Adverse Effect, and all such Real Property is reasonably necessary for the conduct of the business and operations of Company and its Subsidiaries as currently conducted.

(d) The Company and its Subsidiaries own or possess, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) As of the Closing Date, none of the Company and its Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(e).

(f) None of the Company and its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(g) Schedule 3.07(g) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Company and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Company or by any such Subsidiary, indicating the ownership thereof.

SECTION 3.08. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of any Borrower, threatened in writing against or affecting, the Company or any of its Subsidiaries or any business, property or rights of any such Person (i) as of the Closing Date, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely effect the Transactions. Neither of the Borrowers nor, to the knowledge of any of the Loan Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b) Except as set forth in Schedule 3.08(b), none of the Company, its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit), the Luxembourg Domiciliation Law (to the extent required), or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09. Federal Reserve Regulations.

(a) None of the Company and its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.10. Investment Company Act. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11. Use of Proceeds. Each of the Borrowers will use the proceeds of the Revolving Facility Loans, the Swingline Loans, and may request the issuance of Letters of Credit, as applicable, only to refinance existing Indebtedness and for working capital and other general corporate purposes (including refinancing existing Indebtedness and Permitted Business Acquisitions). No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall use reasonable efforts to procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation, in any material respect, of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent such funding, financing or facilitation would constitute a violation of Sanctions if effected by the Company or (iii) in any manner that would result in the violation in any material respect of any Sanctions applicable to any party hereto.

SECTION 3.12. Tax Returns. Except as set forth on Schedule 3.12:

(a) Each of the Company and its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is complete and accurate in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Company or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves;

(b) Each of the Company and its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to the Company and its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.13. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Company, its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrowers or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrowers to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrowers.

SECTION 3.14. Employee Benefit Plans.

(a) Each Plan has been administered in compliance with the applicable provisions of ERISA and the Code (and the regulations and published interpretations thereunder), except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the excess of the present value of all benefit liabilities under each Plan of the Company, and each Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) All foreign pension schemes sponsored or maintained by the Company and each of its Subsidiaries is maintained in accordance with the requirements of applicable foreign law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) no written notice, request for information, order, complaint, Environmental Claim or penalty has been received by the Company or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to the Company or any of the Subsidiaries, (b) the Company and the other Subsidiaries has all environmental, health and safety permits necessary for its operations as currently conducted to comply with all applicable Environmental Laws and is, and has been, in compliance with the terms of such permits and with all other applicable Environmental Laws except for non-compliances which have been resolved and the costs of such resolution have been paid, (c) the Company and the other Subsidiaries have made available to the Administrative Agent prior to the date hereof the most recent environmental assessment in the control or possession of the Company or its Subsidiaries with respect to the operations of the Company and the Subsidiaries at the Mortgage Properties, (d) to the knowledge of the Company and the Subsidiaries, no Hazardous Material is located at any property currently owned, operated or leased by the Company or any of the other Subsidiaries that would reasonably be expected to give rise to any liability or Environmental Claim of the Company or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by the Company or any of the other Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any liability or Environmental Claim of the Company or any of its Subsidiaries under any Environmental Laws, (e) to the knowledge of the Company and the Subsidiaries, there are no acquisition agreements pursuant to which the Company or any of its Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (f) to the knowledge of the Company and the Subsidiaries, there are no landfills or disposal areas located at, on, in or under the assets of the Company or any Subsidiary, and (g) to the knowledge of the Company and the Subsidiaries, except as listed on Schedule 3.15, there are not currently and there have not been any underground storage tanks “owned” or “operated” (as defined by applicable

Environmental Law) by the Company or any Subsidiary or present or located on the Company’s or any Subsidiary’s Real Property. For purposes of Section 7.01(a), each of the representations and warranties contained in parts (d), (e), (f) and (g) of this Section 3.15 that are qualified by the knowledge of the Company and the Subsidiaries shall be deemed not to be so qualified.

SECTION 3.16. Mortgages. The Mortgages executed and delivered after the Closing Date pursuant to clause (h) of the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest on all of the Domestic Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Domestic Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances.

SECTION 3.17. Location of Real Property.

(a) Schedule 3.17(a) lists completely and correctly as of the Closing Date each Real Property owned by each Borrower and the Subsidiary Loan Parties, the address or location thereof and the state in which such Real Property is located.

(b) Schedule 3.17(b) lists completely and correctly as of the Closing Date each Real Property leased by each Borrower and the Subsidiary Loan Parties, the address or location thereof.

SECTION 3.18. Solvency.

(a) Immediately after giving effect to the Transactions (i) the fair value of the assets of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) each Borrower (individually) and the Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (v) no Foreign Borrower Insolvency Event will occur.

(b) The Company does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.19. Labor Matters. There are no strikes pending or threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Company and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.20. Insurance. The Company has certified to the Administrative Agent a true, complete and correct description of all material insurance maintained by or on behalf of the Company or its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect. The Company believes that the insurance maintained by or on behalf of it and its Subsidiaries is adequate.

SECTION 3.21. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and, in the case of any Foreign Subsidiary Borrower, is not knowingly engaged in any activity that could reasonably be expected to result in such Borrower being designated as a Sanctioned Person. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.08):

(a) The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit I.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Calfee, Halter & Griswold LLP, counsel for the Loan Parties, (ii) OPF Partners, special Luxembourg counsel for

Chart Luxembourg and (iii) Jones Day, special Hong Kong counsel for Chart Hong Kong, in each case covering such matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit I and (ii) to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the President, a Vice President or a Financial Officer of the Company, certifying (i) that the representations and warranties contained in Article III are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or other materiality qualifier) on and as of such date, and (ii) that no Event of Default or Default has occurred and is continuing as of such date.

(e) (i) The Administrative Agent shall have received evidence satisfactory to it of the payment, prior to or simultaneously with the initial Loans hereunder, of all interest, fees and premiums, if any, on all loans and other extensions of credit outstanding under the Existing Credit Agreement and (ii) each Departing Lender shall have received payment in full of all of the “Obligations” owing to it under the Existing Credit Agreement (other than obligations to pay fees and expenses with respect to which the Company has not received an invoice, contingent indemnity obligations and other contingent obligations owing to it under the “Loan Documents” as defined in the Existing Credit Agreement).

(f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the chief financial officer or another Responsible Officer of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

SECTION 4.02. All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) In the case of a Revolving Facility Loan to be made to a Foreign Borrower, the Borrowers shall have demonstrated to the Administrative Agent compliance with Section 6.04(a)(i).

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit) made by any Borrower shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

The Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired, in each case, without any pending draw, and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will, and will cause each of its Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(b) Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement); in each case in this paragraph (b) except where the failure would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance.

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither the Borrowers, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement,” without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) With respect to each Mortgaged Property located in the United States, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Administrative Agent as an additional insured, on forms reasonably satisfactory to the Administrative Agent.

(e) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Company or any of its Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Company and the other Loan Parties shall look solely to their insurance companies or any parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, the Issuing Bank or their agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Company hereby agrees, to the extent permitted by law, to waive, and to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, the Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of the Company and its Subsidiaries or the protection of their properties.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Company or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto or (b) the aggregate amount of such Taxes, assessments, charges, levies or claims does not exceed U.S.$2.5 million.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, if not filed electronically with the SEC and publicly available for retrieval by the Lenders, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Company and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Company and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the electronic filing with the SEC by Company of Annual Reports on Form 10-K of Company and its consolidated Subsidiaries to the extent publicly available for retrieval by the Lenders shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein).

(b) within forty-five (45) days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three (3) fiscal quarters of each fiscal year, if not filed electronically with the SEC and publicly available for retrieval by the

Lenders, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Company and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Company, on behalf of Company, as fairly presenting, in all material respects, the financial position and results of operations of Company and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the electronic filing with the SEC by Company of Quarterly Reports on Form 10-Q of Company and its consolidated Subsidiaries to the extent publicly available for retrieval by the Lenders shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Company (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending September 30, 2014 setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 (to the extent that the Company is required to maintain a certain level of Liquidity pursuant to such Section 6.10 at such time), 6.11 and 6.12 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaims responsibility for legal interpretations), provided that issuance by such accounting firm of an unqualified audit opinion shall be deemed to satisfy the requirement under this clause (y);

(d) [Intentionally Omitted];

(e) if, as a result of any change in accounting principles and policies from those as in effect on the Closing Date, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraph (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Company reconciling such changes to what the financial statements would have been without such changes;

(f) within ninety (90) days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by the Company for each of the four (4) fiscal quarters of such fiscal year prepared in reasonable detail, of the Company and the Subsidiaries, accompanied by the statement of a Financial Officer of the Company to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g) annually, upon the reasonable request of the Administrative Agent, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(d);

(h) promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of the Company or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or a Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Company obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Company or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), including, to the extent required, the Luxembourg Domiciliation Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Company will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Company or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any of the Subsidiaries with the officers thereof and independent accountants therefor

(subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the applicable Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) In the case of the Company, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and Mortgages in such Material Real Property located in the United States of the Company or such Subsidiary Loan Party as are acquired after the Closing Date and satisfy the requirements of clause (h) of the definition of Collateral and Guarantee Requirement (other than clause (iii)) with respect to such Material Real Properties within ninety (90) days after the date such Material Real Property is acquired. With respect to each of the items identified in this clause (b) that are required to be delivered within ninety (90) days after the date the applicable Material Real Property is acquired, the Administrative Agent, in each case, may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent.

(c) If any additional direct or indirect Subsidiary of the Company becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary) after the Closing Date within five (5) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), notify the Administrative Agent and the Lenders thereof and, within sixty (60) Business Days after the date such Subsidiary becomes a Subsidiary Loan Party (including as a result of becoming a Material Subsidiary), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Domestic Loan Party. The Administrative Agent may (in its sole discretion) extend such date to a later date acceptable to the Administrative Agent.

(d) In the case of any Domestic Loan Party, (i) furnish to the Administrative Agent prompt written notice of any change (A) in such Domestic Loan Party’s corporate or organization name, (B) in such Domestic Loan Party’s identity or organizational structure or (C) in such Domestic Loan Party’s organizational identification number; provided that no Domestic Loan Party shall effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(e) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied if such action would violate Section 9.22 hereof. In addition, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Equity Interests acquired after the Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (ii) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)) or (iii) any Equity Interests in or any asset of a Foreign Subsidiary if the Company demonstrates to the Administrative Agent and the Administrative Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby; provided that, upon the reasonable request of the Administrative Agent, the Company shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (i) and (ii) above, other than those set forth in a joint venture agreement to which the Company or any Subsidiary is a party.

SECTION 5.11. Fiscal Year. In the case of the Company and the Subsidiaries, cause their fiscal year to end on December 31.

SECTION 5.12. [Intentionally Omitted].

SECTION 5.13. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by the Company or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Company would be required by the terms of the Senior Subordinated Note Indenture or any Permitted Debt Securities to make an offer to purchase any Senior Subordinated Notes or Permitted Debt Securities, as applicable, then, in the case of the Company or a Subsidiary, prior to the first day on which the Company would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.14. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in the definition of “Collateral and Guarantee Requirement,” in each case within the time periods specified therein (including any extension of such time periods permitted by the Administrative Agent pursuant to paragraph (i) of the definition of “Collateral and Guarantee Requirement”).

ARTICLE VI

NEGATIVE COVENANTS

The Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing and except as set forth in Article XI, the Company will not, and will not cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and (other than in the case of any existing letters of credit to be replaced with Letters of Credit issued hereunder) set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Company or any Subsidiary);

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Company and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.13;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Company or any Subsidiary to the extent permitted by Section 6.04, provided that Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; provided, however, further, that balances arising in the ordinary course from a Loan Party in favor of a Subsidiary that is not a Loan Party pursuant to intercompany cash management and/or cash pooling arrangements are not required to be so subordinated;

(f) Indebtedness in respect of performance bonds, warranty bonds, bid bonds, appeal bonds, surety bonds and completion or performance guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and Indebtedness arising out of advances on exports, advances on imports, advances on trade receivables, customer prepayments and similar transactions in the ordinary course of business and consistent with past practice;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three (3) Business Days of its incurrence and

(y) such Indebtedness in respect of credit or purchase cards is extinguished within sixty (60) days from its incurrence;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a Person merged into or consolidated with the Company or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed U.S.$50.0 million;

(i) Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed U.S.$50.0 million;

(j) Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k) other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of U.S.$50.0 million;

(l) unsecured senior or subordinated Indebtedness of the Borrowers and any unsecured senior or subordinated Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, in each case in the form of Permitted Debt Securities; provided that both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or would result therefrom;

(m) Guarantees (i) by the Loan Parties of the Indebtedness of the Borrowers described in paragraph (l), (ii) by any Loan Party of any Indebtedness of the Company or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Company or any Subsidiary of Indebtedness otherwise expressly permitted hereunder of the Company or any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04, (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the Company or any Subsidiary of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(a), (k) or (s); provided that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(n) Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than

Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in connection with Permitted Receivables Financings;

(p) letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of U.S.$20.0 million;

(q) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(r) [Intentionally Omitted];

(s) Indebtedness of Foreign Subsidiaries (including letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) and including all Indebtedness of Chart Ferox, a.s. under its existing revolving credit facilities or any refinancings thereof) for working capital purposes incurred in the ordinary course of business in an aggregate amount not to exceed U.S.$100.0 million outstanding at any time;

(t) Indebtedness of the Company and its Subsidiaries in respect of factoring of receivables from a foreign customer held by the Company and its Subsidiaries in an aggregate principal amount not to exceed U.S.$15.0 million at any time;

(u) [Intentionally Omitted]; and

(v) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (t) above.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Company and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a); provided that such Liens shall secure only those obligations that they secure on the Closing Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Company or any Subsidiary;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that (i) such Lien does not apply to any other property or assets of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, such Lien is permitted in accordance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law (including, without limitation, Liens in favor of customers for equipment under order or in respect of advances paid in connection therewith) such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, warranty bonds, bids, leases, government contracts, trade contracts, completion or performance guarantees and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning and building restrictions, easements, encumbrances, trackage rights, leases (other than Capital Lease Obligations), subleases, conditions, covenants, licenses, special and general assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not render title unmarketable and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary or would result in a Material Adverse Effect;

(i) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by the Company or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Company or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of the Company or any Subsidiary not constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than U.S.$50.0 million at any time;

(m) Liens disclosed by the title insurance policies and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) Liens in respect of Permitted Receivables Financings;

(o) any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by the Company or any Subsidiary, as tenant, in the ordinary course of business;

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Subsidiary in the ordinary course of business;

(q) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s) licenses of intellectual property granted in the ordinary course of business;

(t) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u) Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a), (k) or (s);

(v) Liens upon specific items of inventory or other goods and proceeds of the Company or any of the Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w) Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of the Subsidiaries in the ordinary course of business;

(y) Liens securing insurance premium financing arrangements in an aggregate principal amount not to exceed 2% of Consolidated Total Assets, provided that such Lien is limited to the applicable insurance contracts;

(z) Liens on the assets of a Foreign Subsidiary which secure Indebtedness of such Foreign Subsidiary that is permitted to be incurred under Section 6.01(p) or (s); provided, however, that if such Liens are on assets that constitute Collateral, such Liens may be pari passu with, but not prior to, the Liens granted in favor of the Administrative Agent under the Collateral Agreement unless such Liens secure letters of credit or bank guarantees and such assets constitute the rights of such Foreign Subsidiary under the contracts and agreements in respect of which such Indebtedness was incurred;

(aa) Liens to secure the Indebtedness of the Company and its Subsidiaries that is permitted to be incurred under Section 6.01(t) solely on the receivables held by the Company and its Subsidiaries and that are subject to the related factoring programs; and

(bb) other Liens with respect to property or assets of the Company or any Subsidiary constituting Collateral for the Obligations with an aggregate fair market value (valued at the time of creation thereof) of not more than U.S.$25.0 million at any time.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (1) Pledged Collateral, other than Liens in favor of the Administrative Agent and Liens permitted by Section 6.02(d), (e), (q) or (z), or (2) Mortgaged Property, in each case, other than Liens in favor of the Administrative Agent, Prior Liens and Permitted Encumbrances.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed U.S.$50.0 million.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other Person, except:

(a) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by (i) Loan Parties in the Foreign Borrowers or in Subsidiaries that are not Loan Parties in an aggregate amount, when combined with the aggregate outstanding principal amount of Revolving Facility Loans made to the Foreign Borrowers, not to exceed an amount equal to U.S.$100.0 million (valued at the time of the making thereof and at the time any Revolving Facility Loans are made to a Foreign Borrower and without giving effect to any write-downs or write-offs thereof) (plus any return of capital actually received by the respective investors in respect of investments previously made by them pursuant to this clause a(i)), (ii) Loan Parties in Domestic Loan Parties and (iii) Subsidiaries that are not Loan Parties in Loan Parties.

(b) Permitted Investments and investments that were Permitted Investments when made;

(c) Investments arising out of the receipt by the Company or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 6.05;

(d) (i) loans and advances to employees of the Company or any Subsidiary in the ordinary course of business not to exceed U.S.$4.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(f) Swap Agreements permitted pursuant to Section 6.13;

(g) Investments existing on the Closing Date and set forth on Part I of Schedule 6.04 and Investments set forth on Part II of Schedule 6.04;

(h) Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(i) other Investments by the Company or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed U.S.$100.0 million (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (i));

(j) Investments constituting Permitted Business Acquisitions in an aggregate amount, which shall be deemed to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01 in connection with such Permitted Business Acquisitions, not to exceed U.S.$125.0 million during any fiscal year of the Company (provided that no such Dollar limitation shall apply so long as, at the time of making any such Investment and after giving effect thereto, (1) no Default or Event of Default has occurred and is continuing or would result therefrom and (2) the Leverage Ratio shall be less than 3.00:1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04); provided that the portion of aggregate consideration for any Permitted Business Acquisition that constitutes an earn out or similar obligation shall not be considered an Investment for purposes of this paragraph (j) or Indebtedness for purposes of Section 6.12 until the fiscal quarter in which the same is earned;

(k) additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of the Company, which proceeds or Investments in turn are contributed (as common equity) to any Loan Party;

(l) Investments (including, but not limited to, Investments in Equity Interests, intercompany loans, and Guarantees of Indebtedness otherwise expressly permitted hereunder) after the Closing Date by Subsidiaries that are not Domestic Loan Parties in any Loan Party or other Subsidiary.

(m) Investments of Receivables Assets in a Special Purpose Receivables Subsidiary arising as a result of Permitted Receivables Financings;

(n) the Transactions;

(o) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(p) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged into the Company or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q) Guarantees by the Company or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(r) a joint venture (including a non-majority owned joint venture) with, or a significant Investment in, a Chinese entity or a project or venture with such Chinese entity (in either case, in an aggregate principal amount not to exceed U.S.$50.0 million) involving a Subsidiary of the Company doing business in China, which venture may result in the Company no longer owning a majority of the Equity Interests of such Subsidiary or the Company or any of its Subsidiaries acquiring an interest in one or more new joint venture entities arising in connection with such project or venture;

(s) joint ventures (including non-majority owned joint ventures) with, or significant Investments in, entities or projects or ventures with such entities (in either case, in an aggregate principal amount not to exceed U.S.$50.0 million);

(t) Investments to investigate or remedy environmental conditions in the ordinary course of business and otherwise in an aggregate amount not exceeding U.S.$5.0 million and already accrued at March 31, 2010;

(u) Loans, capital contributions and other Investments made subsequent to the Closing Date in connection with the Permitted Foreign Restructuring; and

(v) Capital expenditures.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or preferred equity interests of the Company (except to the extent that no cash interest or other cash payments are required in respect thereof), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that this Section shall not prohibit:

(a) (i) the purchase and sale of inventory, supplies, services, materials and equipment and the purchase and sale of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business by the Company or any Subsidiary, (ii) the sale of any other asset in the ordinary course of business by the Company or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Company or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) (A) the merger or consolidation of any Subsidiary into the Company in a transaction in which the Company is the surviving corporation or (B) the merger or consolidation of any Subsidiary that is not a Loan Party into any Foreign Borrower in a transaction in which such Foreign Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Domestic Loan Party in a transaction in which the surviving or resulting entity is a Domestic Loan Party and, in the case of each of clauses (i)(A) and (ii), no Person other than the Company or a Domestic Loan Party receives any consideration or, in the case of clause (i)(B), no Person other than the applicable Foreign Borrower receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party or (iv) the liquidation or dissolution (other than the Borrowers) or change in form of entity of the Company or any Subsidiary if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(c) sales, transfers, leases or other dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided further that the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Domestic Loan Party to a Subsidiary that is not a Domestic Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below shall not exceed, in any fiscal year of the Company, U.S.$50.0 million;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and dividends, distributions and repurchases of Equity Interests permitted by Section 6.06;

(f) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) and in reliance upon the second proviso to paragraph (c) above shall not exceed, in any fiscal year of the Company, U.S.$50.0 million;

(i) any purchase, lease, or other acquisition of assets, or any merger or consolidation, in each case in connection with a Permitted Business Acquisition permitted under Section 6.04(j), provided that following any such merger or consolidation (i) involving a Borrower, such Borrower is the surviving corporation and (ii) involving any Domestic Loan Party other than the Company, the surviving or resulting entity shall be a Domestic Loan Party that is a Wholly Owned Subsidiary;

(j) licensing and cross-licensing arrangements involving any technology or other intellectual property of the Company or any Subsidiary in the ordinary course of business;

(k) abandonment, cancellation or disposition of any intellectual property of the Borrowers in the ordinary course of business;

(l) the sale of the land owned by a Domestic Loan Party in Plaistow, New Hampshire and the sale of the facility owned by a Domestic Loan Party in Denver, Colorado;

(m) sales, leases or other dispositions of inventory of the Company and its Subsidiaries determined by the management of the Company to be no longer useful or necessary in the operation of the business of the Company or any of the Subsidiaries;

(n) factoring of receivables held by the Company and its Subsidiaries as permitted under Section 6.01(t); and

(o) asset sales, mergers, consolidations and acquisitions made in connection with the Permitted Foreign Restructuring.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) or (o) hereof) unless such disposition is for fair market value, (ii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), (d), (f) or (k) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (iii) no sale, transfer or other disposition of assets in excess of U.S.$10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (i) and (ii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary that is not a Loan Party (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Subsidiary of the Company that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06. Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a) any Subsidiary of the Company may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to, the Company or to any Wholly Owned Subsidiary of the Company (or, in the case of non-Wholly Owned Subsidiaries, to the Company or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such subsidiary) based on their relative ownership interests);

(b) [Intentionally Omitted];

(c) the Company and each Subsidiary may repurchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary held by any current or former officer, director, consultant or employee of the Company or any Subsidiary pursuant to any equity subscription agreement, stock option agreement, equity compensation arrangement, shareholders’, directors’ or members’ agreement or similar agreement, plan or arrangement or any Plan and Subsidiaries may declare and pay dividends to the Company or any other Subsidiary the proceeds of which are used for such purposes, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year U.S.$10.0 million (plus the amount of net proceeds (x) received by the Company during such calendar year from sales of Equity Interests of the Company to directors, consultants, officers or employees of the Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies recorded during such calendar year) which, if not used in any year, may be carried forward to any subsequent calendar year;

(d) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or other equity awards or upon vesting, payment or forfeiture of an equity award;

(e) [Intentionally Omitted];

(f) the Company may make distributions to its members of management that hold Equity Interests of the Company in respect of such Equity Interests in an aggregate amount not to exceed in any fiscal year U.S.$15.0 million;

(g) [Intentionally Omitted];

(h) [Intentionally Omitted];

(i) the Company may make dividends and distributions, in each case in accordance with the provision thereof, deemed to occur upon exercise of stock options, appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, appreciation rights or warrants;

(j) so long as no Default or Event of Default has occurred and is continuing, the Company may declare, make or pay distributions, dividends and repurchases in respect of its Equity Interests not otherwise permitted under this Section 6.06 in an aggregate amount for any fiscal year of the Company not to exceed U.S.$50.0 million (provided that no such Dollar limitation shall apply so long as, at the time of making any such distribution, dividend or repurchase and after giving effect thereto, (1) no Default or Event of Default would result therefrom and (2) the Leverage Ratio shall not exceed 2.50:1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04);

(k) dividends, distributions, redemptions, purchases, retirements, acquisitions and other transactions among the Company and its Subsidiaries made in connection with the Permitted Foreign Restructuring.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Company and the Subsidiaries in accordance with customary practice.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share program and other stock plans customarily maintained or funded by public companies, and the granting and performance of registration rights approved by the Board of Directors of the Company;

(ii) transactions among the Company and the Loan Parties and transactions among the non-Loan Parties and among non-Loan Parties and the Foreign Borrowers otherwise permitted by this Agreement;

(iii) any indemnification agreement or any similar arrangement entered into with directors, officers, consultants and employees of the Company and the Subsidiaries under arrangements entered into in the ordinary course of business and the payment of fees and indemnities to directors, officers, consultants and employees of the Company and the Subsidiaries pursuant to such arrangements;

(iv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(v) any employment agreement or employee benefit plan entered into by the Company or any of the Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(vi) transactions otherwise permitted under Section 6.04 and Section 6.06;

(vii) [Intentionally Omitted];

(viii) [Intentionally Omitted];

(ix) [Intentionally Omitted];

(x) transactions with any Affiliate for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xi) any transaction in respect of which the Company delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Company qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xii) [Intentionally Omitted];

(xiii) transactions pursuant to any Permitted Receivables Financing;

(xiv) [Intentionally Omitted];

(xv) so long as not otherwise prohibited under this Agreement, guarantees of performance by the Company or any Subsidiary of any other Subsidiary or the Company that is not a Loan Party (other than the Foreign Borrowers) in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xvi) if such transaction is with a Person in its capacity as a holder (A) of Indebtedness of the Company or any Subsidiary where such Person is treated no more favorably than the other holders of Indebtedness of the Company or any Subsidiary or (B) of Equity Interests of the Company or any Subsidiary where such Person is treated no more favorably than the other holders of Equity Interests of the Company or any Subsidiary; and

(xvii) transactions pursuant to the Permitted Foreign Restructuring.

SECTION 6.08. Business of the Company and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 6.09. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of the Company or any of the Subsidiaries.

(b) Subject to Article XI in respect of Convertible Debt, Convertible Related Derivatives and Convertible Debt and Related Instruments,

(i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Subordinated Notes or any Permitted Debt Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Subordinated Notes or any Permitted Debt Securities (except for Refinancings permitted by Section 6.01(l)), except for (A) payments of regularly scheduled interest, (B) with respect to Permitted Debt Securities or the Senior Subordinated Notes, payments made solely with the proceeds from the issuance of Equity Interests or from equity contributions, (C) solely with respect to the 2018 Subordinated Notes, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, payments made in respect thereof so long as Liquidity at the time of such payment is equal to or greater than the amount of such payment and (D) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, purchases and redemptions of Senior Subordinated Notes or any Permitted Debt Securities in an aggregate amount not to exceed U.S.$50.0 million (provided that no such Dollar limitation shall apply so long as, at the time of making any such purchase or redemption and after giving effect thereto, (1) no Default or Event of Default would result therefrom and (2) the Leverage Ratio shall not exceed 2.50:1.00 calculated on a pro forma basis as of the last day of the most recently ended fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.04).

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Senior Subordinated Note or any Permitted Debt Securities, any Permitted Receivables Document or any agreement (including any Senior Subordinated Notes Document or any document relating to any Permitted Debt Securities) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c) Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable law;

(ii) restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(iii) contractual encumbrances or restrictions in effect on the Closing Date under (x) any Senior Subordinated Note Document or (y) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Closing Date that does not expand the scope of any such encumbrance or restriction;

(iv) restrictions imposed by any Permitted Debt Securities that are customary for such Permitted Debt Securities and are no more restrictive than the restrictions set forth in this Agreement;

(v) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(vii) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(viii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(ix) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(x) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xi) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(xii) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

SECTION 6.10. Liquidity. At all times (x) during any period where the holders of any Convertible Debt have the option to require the Company or any Subsidiary to repurchase such securities and (y) during the six-month period immediately prior to any scheduled maturity date of any Convertible Debt, the Company will not permit Liquidity to be less than the principal amount of such Convertible Debt as is then outstanding at such time.

SECTION 6.11. Interest Coverage Ratio. The Company will not permit the ratio (the “Interest Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2014, of (i) EBITDA to (ii) Cash Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 3.00 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

SECTION 6.12. Leverage Ratio. The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after September 30, 2014, of (i) Consolidated Net Debt to (ii) EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.25 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences; provided further that (x) the Company may, by written notice to the Administrative Agent for distribution to the Lenders and not more than an aggregate total of two (2) times during the term of this Agreement, elect to increase the maximum Leverage Ratio to 3.75 to 1.00 for a period of four consecutive fiscal quarters in connection with a Permitted Business Acquisition or a Plant Expansion occurring during the first of such four fiscal quarters if the aggregate consideration paid or to be paid in respect of such Permitted Business Acquisition or Plant Expansion exceeds $100,000,000 (each such period, an “Adjusted Covenant Period”) and (y) notwithstanding the foregoing clause (x), (i) the Company may not elect an Adjusted Covenant Period for at least two (2) full fiscal quarters following the end of an Adjusted Covenant Period before a new Adjusted Covenant Period is available again pursuant to the preceding clause (x) for a new period of four consecutive fiscal quarters and (ii) the Company may only elect one (1) Adjusted Covenant Period in respect of a Plant Expansion during the term of this Agreement.

SECTION 6.13. Swap Agreements. Enter into any Swap Agreement, other than (a) any Swap Agreement required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary, and (d) forward contracts entered into in connection with an accelerated share repurchase program with respect to purchases of Equity Interests permitted under Section 6.06 of this Agreement.

SECTION 6.14. Designated Senior Debt. Designate any Indebtedness of the Company or any of the Subsidiaries other than (i) the Obligations hereunder and (ii) senior Permitted Debt Securities as “Designated Senior Indebtedness” under, and as defined in, the Senior Subordinated Notes Indenture or as “senior indebtedness” or “designated senior indebtedness” or words of similar import under and in respect of any other indenture, agreement or instrument under which any other Subordinated Indebtedness is outstanding.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by any Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by such Borrower or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to any Borrowers), 5.05(a), 5.08, 5.10(c) or in Article VI;

(e) default shall be made in the due observance or performance by any Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent or any Lender to the Borrowers;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) any Borrower or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply (x) to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (y) as set forth in clause (ii) of the second paragraph of Article XI;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of the Subsidiaries, or of a substantial part of the property or assets of the Company or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Subsidiaries or for a substantial part of the property or assets of the Company or any of the Subsidiaries or (iii) the winding-up or liquidation of the Company or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) (1) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for, request or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any of the Subsidiaries or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (2) a Foreign Borrower Insolvency Event shall occur;

(j) the failure by the Company or any Subsidiary to pay one or more final judgments aggregating in excess of U.S.$50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment;

(k) one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) (i) any Loan Document shall for any reason be asserted in writing by the Company or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to Collateral that is not immaterial to the Company and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Company or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file UCC continuation statements, (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) any such loss of validity, perfection or priority is the result of any failure by the Administrative Agent to take any action necessary to secure the validity, perfection or priority of the liens, or (iii) the Guarantees pursuant to the Security Documents by the Borrowers or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrowers or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Company described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Secured Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Company described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Secured Obligations of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

SECTION 7.02. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Company most recently ended, have assets with a value in excess of 2.5% of the Consolidated Total Assets or 2.5% of total revenues of the Company and its Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In furtherance of the foregoing, and not in limitation, each of the Lenders authorizes the Administrative Agent to enter into one or more intercreditor agreements acceptable to the Administrative Agent in its reasonable discretion with parties to any Permitted Receivables Financing. Such intercreditor agreements may provide for, among other things, (i) the Administrative Agent’s and the Lenders’ forbearance of, and other limitations on, any exercise of remedies in respect of any equity interests in any Special Purpose

Receivables Subsidiary and/or any notes issued by any Special Purpose Receivables Subsidiary to the Company or any Subsidiary solely in connection with any Permitted Receivables Financing, in any case, that have been pledged to secure the Obligations and/or (ii) disclaimers of interests on, and releases of security interests in, any Receivables Assets. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders (including the Swingline Lender and the Issuing Bank), and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and the Issuing Bank hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Administrative Agent. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all rights and remedies in respect of such Collateral shall be controlled by the Administrative Agent.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further confirms that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative

Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agents as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.06, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.18; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.16, 2.17 and 9.05) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.05).

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Secured Parties, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Secured Parties in connection with this Agreement. Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Secured Parties including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”). Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Secured Obligations, and any payment to the Secured Parties in satisfaction of the Secured Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt. The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

The parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company and its Subsidiaries as will be further described in a separate German law governed parallel debt undertaking. The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhaender) and (ii) administer and hold as fiduciary agent (Treuhaender) any pledge created under a German law governed Collateral Document which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietaet), in each case in its own name and for the account of the Secured Parties. Each Lender, on its own behalf and on behalf of its affiliated Secured Parties, hereby authorizes the Administrative Agent to enter as its agent in its name and on its behalf into any German law governed Collateral Document, to accept as its agent in its name and on its behalf any pledge under such Collateral Document and to agree to and execute as agent its in its name and on its behalf any amendments, supplements and other alterations to any such Collateral Document and to release any such Collateral Document and any pledge created under any such Collateral Document in accordance with the provisions herein and/or the provisions in any such Collateral Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Borrower, to it at c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125, Attention: Michael F. Biehl, Chief Financial Officer (Telecopy No. (440) 753-1491) (e-mail: michael.biehl@chartindustries.com);

(ii) if to the Administrative Agent, (A) in the case of Borrowings denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Glenda Timpton (Telecopy No. (312) 385-7097) (e-mail: jpm.agency.servicing.1@jpmchase.com) and (B) in the case of Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 25 Bank Street, Canary Wharf, London E14 5JP, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., 1300 East Ninth Street, Cleveland, Ohio 44114, Attention of Anne Cloonan (Telecopy No. (216) 781-2271); email: anne.cloonan@chase.com);

(iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Glenda Timpton (Telecopy No. (312) 385-7097) (e-mail: jpm.agency.servicing.1@jpmchase.com);

(iv) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn Street, Floor L2, Chicago, Illinois 60603, Attention of Glenda Timpton (Telecopy No. (312) 385-7097) (e-mail: jpm.agency.servicing.1@jpmchase.com); and

(v) If to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided further that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d) Electronic Systems.

(i) The Company agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03. Integration; Binding Effect. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after the Company has received written notice thereof); provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Swingline Lender;

(D) and the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or contemporaneous assignments to related Approved Funds that equal at least U.S.$1.0 million in the aggregate, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than U.S.$5.0 million unless the Company and the Administrative Agent otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Acceptance or (y) to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Acceptance are participants, together with a processing and recordation fee of U.S.$3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent and provided further that only one such fee shall be payable in connection with contemporaneous assignments to related Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Company, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.05(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest such Lender’s rights and obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which shall not be unreasonably withheld). A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In case of assignment, transfer or novation by any existing Lender to a new Lender or Participant of all or any part of its rights and obligations under any of the Loan Documents, such existing Lender and the new Lender or Participant, as applicable, shall agree that, for the purposes of Article 1278 of the Luxembourg Civil Code (to the extent applicable), the security created under the Security Documents, securing the rights assigned, transferred or novated thereby, will be preserved for the benefit of the new Lender or Participant, as applicable.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrowers and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Sidley Austin LLP, counsel for the Administrative Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable and documented allocated costs of internal counsel for the Administrative Agent, the Issuing Bank or any Lender).

(b) The Borrowers agree to indemnify the Administrative Agent, the Issuing Bank, each Lender and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrowers agree to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to the Company or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials, regardless of when occurring, at, under, on or from any Property, any property owned, leased or operated by any predecessor of the Company or any of its Subsidiaries, or any property at which the Company or any of its Subsidiaries has sent Hazardous Materials for treatment, storage or disposal, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Revolving Facility Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that any Borrower’s failure to pay any such amount shall not relieve any Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

(f) This Section 9.05 shall not apply to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

SECTION 9.06. Right of Set-off. Subject to Sections 2.24 and 9.22, if an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank and their respective

Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Loan Party or any other Domestic Subsidiary, against any and all Secured Obligations, now or hereafter existing under this Agreement or any other Loan Document held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and the Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or the Issuing Bank may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to a Incremental Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent, as applicable, and consented to by the Required Lenders; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or

(vi) (x) release the Company from its obligations under Article X, (y) release all or substantially all the Collateral or (z) release any Subsidiary Loan Party from its Guarantee under a Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender acting as such at the effective date of such agreement, as applicable (it being understood that any change to Section 2.23 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this clause (b) and then only in the event such Defaulting Lender shall be adversely affected by such amendment, waiver or other modification. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers (a) to add one or more additional credit facilities (in addition to Incremental Term Loans as provided in Section 2.20) to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Incremental Term Loans and the Revolving

Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to (i) integrate any Incremental Term Loans or New Revolving Facility Commitments on substantially the same basis as the Revolving Facility Loans, as applicable and (ii) cure any ambiguity, omission, mistake, defect or inconsistency, to the extent such cure could not reasonably be expected to have a material adverse effect on the Lenders.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or the Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or the Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or the Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to such Borrower at the address specified for the Loan Parties in Section 9.01(a). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or any other Loan Party or their properties in the courts of any jurisdiction.

(b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16. Confidentiality. Each of the Lenders, the Issuing Bank and the Administrative Agent agrees that it shall maintain in confidence any information relating to the Borrowers and the other Loan Parties furnished to it by or on behalf of the Borrowers or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, the Issuing Bank or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender, the Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Company or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any assignee of or Participant in, or any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (G) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facility provided hereunder or (H) with the prior written consent of the Company. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

SECTION 9.17. [Intentionally Omitted].

SECTION 9.18. Release of Liens and Guarantees. In the event that any Domestic Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party (other than the Equity Interests of the Company) or any of its assets to a Person that is not (and is not required to become) a Domestic Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by any Borrower and at such Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not a Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by any Borrower and at such Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of any Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i) or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Company of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i)

above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

SECTION 9.19. U.S. Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 9.20. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 9.21. Termination or Release. The Security Documents, the guarantees made therein, the Security Interest (as defined therein) and all other security interests granted thereby shall terminate, and a Domestic Loan Party shall automatically be released from its obligations thereunder and the security interests in the Collateral granted by any Loan Party shall be automatically released, in each case in accordance with Section 7.14 of the Collateral Agreement.

SECTION 9.22. Pledge and Guarantee Restrictions. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language):

(a) (i) no more than 65% of the issued and outstanding Equity Interests of (x) any Foreign Subsidiary or (y) any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall be pledged or similarly hypothecated to guarantee, secure or support any Obligation of any Loan Party;

(ii) no Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations” under Section 957 of the Code shall guarantee or support any Obligation of any Loan Party;

(iii) no security or similar interest shall be granted in the assets of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign corporations under Section 957 of the Code (including indirectly by way of an offset or otherwise) which security or similar interests guarantees or supports any Obligation of any Loan Party; and

(b) no Subsidiary shall guarantee or support any Obligation of any Loan Party if such guarantee or support would contravene the Agreed Security Principles.

The parties hereto agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 9.22 shall be void ab initio.

SECTION 9.23. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between such Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to such Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to such Borrower or its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

COMPANY GUARANTEE

In order to induce the Lenders to extend credit to the Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations. The Company further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

The Company waives presentment to, demand of payment from and protest to any Loan Party of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Secured Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Loan Party or any other guarantor of any of the Secured Obligations; (g) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Secured Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Loan Party or any other guarantor of any of the Secured Obligations, for any reason related to this Agreement, any Swap Agreement, any Banking Services Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Loan Party or any other guarantor of the Secured Obligations, of any of the Secured Obligations or otherwise affecting any term of any of the Secured Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Loan Party or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Loan Party to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, the Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, the Issuing Bank or any Lender in favor of any Loan Party or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

The Company further agrees that its obligations hereunder shall constitute a continuing and irrevocable guarantee of all Secured Obligations now or hereafter existing and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation (including a payment effected through exercise of a right of setoff) is rescinded, or is or must otherwise be restored or returned by the Administrative Agent, the Issuing Bank or any Lender upon the insolvency, bankruptcy or reorganization of any Loan Party or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion).

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, the Issuing Bank or any Lender may have at law or in equity against any Loan Party by virtue hereof, upon the failure of any other Loan Party to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent, the Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, the Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, the Issuing Bank or any Lender, disadvantageous to the Administrative Agent, the Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Secured Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, the Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Loan Party arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all Secured Obligations owed by such Loan Party to the Administrative Agent, the Issuing Bank and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment in cash of the Secured Obligations.

ARTICLE XI

CONSENT RE. CONVERTIBLE DEBT

The Administrative Agent and the Lenders acknowledge that, so long as immediately prior to and after giving effect (including effect on a Pro Forma Basis) thereto, no Default or Event of Default shall exist or would result therefrom, the Company may issue from time to time senior unsecured or subordinated unsecured debt securities that are convertible into Equity Interests in the Company (or cash in lieu of all or any portion of such Equity Interests) (“Convertible Debt”) and may enter into related derivative overlay transactions (the (“Convertible Related Derivatives”) in respect of Equity Interests in the Company pursuant to which the Company will make or receive one or more payments or deliveries to or from counterparties with respect to the entry into, settlement or termination of such derivative overlay transactions (such debt securities and related derivatives, collectively, “Convertible Debt and Related Instruments”).

The Administrative Agent and the Lenders consent to and agree that (i) the Company’s issuance from time to time of Convertible Debt, its entry from time to time into Convertible Debt and Related Instruments and its exercise of its rights and performance thereof and thereunder (including, without limitation, its payment of cash in lieu of stock for the principal amount and/or conversion premium associated with Convertible Debt, upon conversion of Convertible Debt securities), are permitted by Sections 6.01, 6.04, 6.05, 6.06, 6.09, 6.13 and 6.14 of this Agreement (and for the avoidance of doubt, the defined term Equity Interests is intended to exclude any debt security that is convertible into or exchangeable for any capital stock of the Company); (ii) neither (a) any conversion, or rights of holders to convert, or require any repurchase of, such debt securities, in each case in accordance with terms of the indenture applicable to such debt securities, nor (b) any termination of any related derivatives, shall constitute an Event of Default under Section 7.01(f) of this Agreement; (iii) any obligations under Convertible Related Derivatives shall not constitute Secured Obligations for purposes of the Loan Documents; and (iv) the Company’s use of the net cash proceeds of Convertible Debt to purchase, redeem, acquire, retire, cancel, terminate or Refinance the Company’s Senior Subordinated Notes, any other Convertible Debt or any other Permitted Debt Securities is permitted by Sections 6.01(l) and 6.09 of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CHART INDUSTRIES, INC., as the Company

By:	/s/ Michael F. Biehl
	Name:	Michael F. Biehl
	Title:	Executive Vice President and Chief Financial Officer

Chart Industries, Inc. Second Amended and Restated Credit Agreement

CHART INDUSTRIES LUXEMBOURG S.À R.L., as a Foreign Borrower

By:	/s/ Barry Black
	Name:	Barry Black
	Title:	Class A Director

By:	/s/ Petra Magerotte
	Name:	Petra Magerotte
	Title:	Class B Director

Chart Industries, Inc. Second Amended and Restated Credit Agreement

CHART ASIA INVESTMENT COMPANY LIMITED, as a Foreign Borrower

By:	/s/ Michael F. Biehl
	Name:	Michael F. Biehl
	Title:	Director

By:	/s/ Samuel Francis Thomas Jr.
	Name:	Samuel Francis Thomas Jr.
	Title:	Director

Chart Industries, Inc. Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:	/s/ Anne Cloonan
	Name:	Anne Cloonan
	Title:	Vice President and Authorized Officer

Chart Industries, Inc. Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as a Co-Syndication Agent

By:	/s/ Sara Just
Name:	Sara Just
Title:	Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender and as a Co-Syndication Agent

By:	/s/ Eric J. Welsch
Name:	Eric J. Welsch
Title:	Managing Director

Chart Industries, Inc. Second Amended and Restated Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ Frank M. Eassa
Name:	Frank M. Eassa
Title:	Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

CITIZENS BANK, N.A., as a Lender and as a Co- Syndication Agent

By:	/s/ Joshua Botnick
Name:	Joshua Botnick
Title:	Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ Mark Irey
Name:	Mark Irey
Title:	Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as a Co-Syndication Agent

By:	/s/ Jeffrey A. White
Name:	Jeffrey A. White
Title:	Senior Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Charles W. Shaw
Name:	Charles W. Shaw
Title:	Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Chart Industries, Inc. Second Amended and Restated Credit Agreement

TRISTATE CAPITAL BANK, as a Lender

By:	/s/ David A. Molnar
Name:	David A. Molnar
Title:	President, Commercial Banking

Chart Industries, Inc. Second Amended and Restated Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

FIRST MERIT BANK, N.A., as a Departing Lender

By	/s/ Robert G. Morlan
Name:	Robert G. Morlan
Title:	Senior Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

The undersigned Departing Lender hereby acknowledges and agrees that, from and after the Effective Date, it is no longer a party to the Existing Credit Agreement or any of the Loan Documents executed in connection therewith and will not be a party to this Agreement.

THE NORTHERN TRUST COMPANY, as a Departing Lender

By	/s/ Jeffrey B. Clark
Name:	Jeffrey B. Clark
Title:	Senior Vice President

Chart Industries, Inc. Second Amended and Restated Credit Agreement

EXHIBIT A

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Closing Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert names of Assignees] (the “Assignees”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as may be amended from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Closing Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee[s]:

[and is an Affiliate/Approved Fund of [Identify Lender]]

3.	Borrowers:	Chart Industries, Inc., Chart Industries Luxembourg S.à r.l. and Chart Asia Investment Company Limited

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Second Amended and Restated Credit Agreement dated as of October 29, 2014, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart

Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

6.	Assigned Interest[1]:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans*
Revolving Facility Loans				%

Closing Date:             ,        , 20    . [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Add additional table for each Assignee.
*	Calculate to 9 decimal places and show as a percentage of aggregate Loans of all Lenders in respect of the applicable Facility.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title

ASSIGNEE [NAME OF ASSIGNEE][2]

By:
Name:
Title:

Consented[3] to and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented[4] to:]

JPMORGAN CHASE BANK, N.A., as Issuing Bank and as Swingline Lender

By:
Name:
Title:

[2]	Add additional signature blocks if there is more than one Assignee.
[3]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.
[4]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

[Consented[5] to:]

CHART INDUSTRIES, INC.

By:
Name:
Title:

[5]	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of the other Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of the other Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2 Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Closing Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each] Assignee and (vi) if it has a Revolving Facility Commitment, it has the capacity to make Revolving Facility Loans in Dollars; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Closing Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Closing Date and to [the] [each] Assignee for amounts which have accrued from and after the Closing Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Acceptance by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Acceptance by any Electronic System shall be effective as delivery

1

of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

2

EXHIBIT B

[INTENTIONALLY OMITTED]

B-1

EXHIBIT C-1

FORM OF

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

[10 South Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Glenda Timpton

Fax: (312) 385-7097]1

[J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London E14 5JP

Attention: The Manager, Loan & Agency Services

Fax: 44 207 777 2360]2

With a copy to:

JPMorgan Chase Bank, N.A.

1300 East Ninth Street

Cleveland, Ohio 44114

Attn: Anne Cloonan

Fax: (216) 781-2271

[Date]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of October 29, 2014, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. This notice constitutes a Borrowing Request and [the Company][Chart Luxembourg][Chart Hong Kong] hereby requests Borrowings under the Credit Agreement, and in that connection [the Company][Chart Luxembourg][Chart Hong Kong] specifies the following information with respect to such Borrowings requested hereby:

[For a Revolving Facility Borrowing,]

1.	Aggregate Amount of Borrowing (expressed in Dollars or relevant Foreign Currency):[3]

[1]	For Borrowings denominated in Dollars.
[2]	For Borrowings denominated in Foreign Currencies.
[3]	Not less than $2.0 million and an integral multiple of $1.0 million.

C-1-1

2.	Date of Borrowing (which shall be a Business Day):

3.	Type of Borrowing (ABR or Eurocurrency):

4.	Interest Period (if a Eurocurrency Borrowing):[4]

5.	Location and number of [the Company][Chart Luxembourg][Chart Hong Kong]’s account or any other account agreed upon by the Administrative Agent and [the Company][Chart Luxembourg][Chart Hong Kong] to which proceeds of Borrowing are to be disbursed:

6.	Agreed Currency:

7.	(x) Aggregate outstanding amount of investments in Subsidiaries that are not Loan Parties pursuant to Section 6.04(a)(i): [5]

(y) Aggregate amount of existing and requested Eurocurrency Borrowings by Foreign Borrowers (expressed in Dollars):

(z) Sum of (x) plus (y):             6

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b), (c) and (d) of Section 4.02 of the Credit Agreement are satisfied.

Very truly yours,

[NAME OF BORROWER], as Borrower

By:
Name:
Title:

[4]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
[5]	Item 7 to be calculated and included only if [Chart Luxembourg or Chart Hong Kong] is requesting a Borrowing.
[6]	Which cannot exceed U.S.$100.0 million.

C-1-2

EXHIBIT C-2

FORM OF

SWINGLINE BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

10 South Dearborn Street, Floor L2

Chicago, Illinois 60603

Attention: Glenda Timpton

Fax: (312) 385-7097

[Date]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of October 29, 2014, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. This notice constitutes a Swingline Borrowing Request and the Company hereby requests Borrowings under the Credit Agreement, and in that connection the Company specifies the following information with respect to such Borrowings requested hereby:

Type of Borrowing (ABR):

Aggregate Amount of Borrowing[1]:

Date of Borrowing (which shall be a Business Day):

Term of Borrowing:

Location and number of Company’s account or any other account agreed upon by the Administrative

Agent and the Company to which proceeds of Borrowing are to be disbursed:

[1]	Which must comply with the definitions of Borrowing Minimum and Borrowing Multiple (i.e., not less than $250,000 and an integral multiple of $250,000).

C-2-1

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.02 of the Credit Agreement are satisfied.

Very truly yours,

[NAME OF BORROWER],
as Borrower

By:
Name:
Title:

C-2-2

EXHIBIT D

FORM OF

MORTGAGE

Attached.

D-1

This document was prepared

by and after recording

should be returned to:

Paul D. Monson, Esq.

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Site No.

             County, State of

MORTGAGE, SECURITY AGREEMENT,

FINANCING STATEMENT, FIXTURE FILING AND

ASSIGNMENT OF RENTS AND LEASES

THIS MORTGAGE, SECURITY AGREEMENT, FINANCING STATEMENT, FIXTURE FILING AND ASSIGNMENT OF RENTS AND LEASES (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Mortgage”) is being made and granted dated and effective as of the      day of             , 201    , by             , a                           (“Mortgagor”), having its principal place of business at             ,             ,             ,             , Attention:             , to JPMORGAN CHASE BANK, N.A., a national banking association, having an office at             ,             ,                           Attention:             , as Administrative Agent (“Mortgagee”), for its benefit in its capacity as administrative agent and for the benefit of the Secured Parties as defined in the Credit Agreement (as hereinafter defined). Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement.

WITNESSETH:

WHEREAS, CHART INDUSTRIES, INC., a Delaware corporation, CHART INDUSTRIES LUXEMBOURG S.À.R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, CHART ASIA INVESTMENT COMPANY LIMITED, a private limited company incorporated under the laws of Hong Kong (collectively, the “Borrowers”), the Lenders and the Mortgagee, as Administrative Agent, have entered into that certain to that certain Second Amended and Restated Credit Agreement dated October 29, 2014 (as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to and following satisfaction of the conditions set forth in the Credit Agreement, the Lenders have made certain Loans and have agreed to extend certain other financial accommodations from time to time to Borrowers;

WHEREAS, Mortgagor is a subsidiary of one or more of the Borrowers and Mortgagor has derived and will continue to derive direct and indirect economic benefits from the financial accommodations made by the Lenders to Borrowers, and Mortgagor executed that certain Collateral Agreement pursuant to which Mortgagor has unconditionally and irrevocably guaranteed the full and prompt payment of the Secured Obligations to the Secured Parties under or in connection with the Credit Agreement and the other Loan Documents; and

WHEREAS, the Mortgagee and the other Lenders have required, pursuant to the terms of the Credit Agreement, that Mortgagor enter into this Mortgage and grant to Mortgagee, for itself and for the benefit of the Secured Parties as more particularly set forth herein, the real property liens and the non-real property security interests referred to herein to secure the Secured Obligations, including: (i) payment of the revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of up to Four Hundred Fifty Million And No/100 Dollars ($450,000,000.00); (ii) payment of the principal amount, together with interest thereon, of all present and future advances of money made by Mortgagee or the other Lenders to the Borrowers, the Mortgagor or other Subsidiary Loan Party pursuant to the Credit Agreement, including, without limitation, the reborrowing of principal previously repaid pursuant to the Credit Agreement, as well as all other Secured Obligations; (iii) payment of the Mortgagor’s obligations under the Collateral Agreement; and (iv) other payment obligations under this Mortgage (the aforesaid obligations, including without limitation the Mortgagor’s Guaranteed Obligations (as defined in, and under, the Collateral Agreement) and the Revolving Facility, as well as the other Secured Obligations, shall be hereinafter referred to collectively as the “Liabilities”);

NOW, THEREFORE, in consideration of the premises contained herein and to secure payment and performance of the Liabilities and in consideration of One Dollar ($1.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, Mortgagor does hereby assign, bargain, sell, pledge, grant, remise, release, alien, convey, hypothecate, mortgage and warrant to Mortgagee, for itself and for the benefit of the Secured Parties and their respective successors and assigns, the following described real estate (the “Land”) in [            ] County, [            ] and all of the other real property portions of the Mortgaged Property (as defined below), and does further grant a security interest to Mortgagee, its successors and assigns, in all such portions of the Mortgaged Property that may be secured under the Uniform Commercial Code in effect in the State of [            ] (the “State”) (said Uniform Commercial Code is hereinafter referred to as the “UCC”; terms defined in the UCC which are not otherwise defined in this Mortgage are used herein as defined in the UCC):

See Exhibit A attached hereto and by this reference made a part hereof for the legal description of the Land,

which Land, together with all right, title and interest, if any, which Mortgagor may now have or hereafter acquire in and to all improvements, buildings and structures now or hereafter located thereon of every nature whatsoever, is herein called the “Premises”. Mortgagor shall forever

2

warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same, subject to the Permitted Encumbrances, to Mortgagee and its successors and assigns against the claims of all Persons claiming by, through or under Mortgagor, but not otherwise.

TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining said Land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (b) all hereditaments, gas, oil, minerals (together (in each case, whether or not extracted from the Premises) with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining, (c) all water, ditch, well and reservoir rights which are appurtenant to or which have been used in connection with the Land, (d) all development rights associated with the Land, whether previously or subsequently transferred to the Land from other real property or now or hereafter susceptible of transfer from such Land to other real property, (e) any land lying between the boundaries of the Land and the center line of any adjacent street, road, avenue or alley, whether opened or proposed, (f) all other or greater rights and interests of every nature in the Premises and in the possession or use thereof and income therefrom, whether now owned or hereafter acquired by Mortgagor, and (g) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in subparagraphs (a) through (f) above (hereinafter the “Property Rights”).

TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which Mortgagor may now have or hereafter acquire in and to all fixtures and appurtenances of every nature whatsoever owned by Mortgagor now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including, but not limited to: (a) all apparatus, machinery and equipment owned or leased by Mortgagor; and (b) all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the foregoing (the items described in the foregoing clauses (a) and (b) being hereinafter collectively referred to as the “Fixtures”). It is mutually agreed, intended and declared that the Premises and all of the Property Rights and Fixtures owned by Mortgagor (referred to collectively herein as the “Real Property”) shall, so far as permitted by State law, be deemed to form a part and parcel of the Land and for the purpose of this Mortgage to be real estate that is covered by the lien of this Mortgage. It is also agreed that if any of the property herein mortgaged is of a nature so that a security interest therein can be perfected under the UCC in effect in the State, this instrument shall constitute a security agreement, fixture filing and financing statement, and Mortgagor agrees to execute, deliver and file or refile, and hereby authorizes Mortgagee to prepare and file or refile, without Mortgagor’s consent, any financing statement, continuation statement, or other instruments Mortgagee may reasonably require from time to time to perfect or renew such security interest under the UCC. To the extent permitted by State law, (i) all of the Fixtures are or are to become fixtures on the Land and (ii) this instrument, upon recording or registration in the real estate records of the proper office, shall

3

constitute a “fixture-filing” within the meaning of [Section[s]              [and             ]] of the [            ] Revised Code and a financing statement covering “as extracted collateral” within the meaning of the UCC, in each case with Mortgagor as the “debtor” and Mortgagee as the “secured party” thereunder, and the respective mailing addresses of said debtor and secured party shall be those addresses set forth in the initial paragraph to this Mortgage. Mortgagor’s organizational identification number is [            ]. Subject to the terms and conditions of the Credit Agreement, the remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the UCC, by the specific statutory consequences now or hereafter enacted and specified in the UCC, all at Mortgagee’s sole election.

TOGETHER WITH all the estate, right, title and interest of the Mortgagor in and to: (i) all judgments, insurance proceeds, awards of damages and settlements resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property or any part thereof; and (except as otherwise provided herein or in the Credit Agreement) the Mortgagee is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Credit Agreement; (ii) all contract rights, accounts, general intangibles, actions and rights in action relating to the Real Property including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property; (iii) all accounts and payment intangibles arising out of the sales at the wellhead or mine head of oil, gas or other minerals in which the Mortgagee had an interest before extraction thereof; and (iv) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Real Property. The rights and interests described in this paragraph are hereinafter collectively referred to as the “Intangibles”. Notwithstanding any of the foregoing or anything to the contrary set forth elsewhere in this Mortgage, the security interests in and to the Intangibles created hereby and pursuant to the other Loan Documents in favor of Mortgagee (for its own benefit and for the benefit of the other Secured Parties), shall be governed by the terms and conditions of both (1) the UCC then in effect in the State, and (2) the Collateral Agreement. In the event of any conflict or inconsistency between the terms and provisions of the Collateral Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Collateral Agreement shall govern and control with respect to the collateral secured by the Collateral Agreement and the security interests in and to such collateral.

TOGETHER WITH all furniture, furnishings, goods, chattels, appliances, apparatus, machinery and equipment of any nature whatsoever owned by Mortgagor and all of Mortgagor’s tangible personal property, and the proceeds therefrom, now or at any time hereafter owned by Mortgagor.

As additional security for the Liabilities secured hereby, Mortgagor (i) does hereby absolutely pledge and assign to Mortgagee, for the benefit of the Secured Parties, from and after the date hereof (including any period of redemption), primarily and on a parity with the Real Property, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing

4

(including any letters of credit, letter-of-credit rights supporting obligations, or other credit support for any rents or leases and all deposits of money as advance rent, for security or as earnest money or as down payment for the purchase of all or any part of the Real Property) (collectively, the “Rents”) under any and all present and future leases, subleases, contracts or other agreements to which it is a party as a lessor and relative to its ownership or occupancy of all or any portion of the Real Property (collectively, the “Leases”), and (ii) except to the extent such a transfer or assignment is not permitted by the terms thereof, does hereby transfer and assign to Mortgagee, for the benefit of the Secured Parties, all such Leases (including all of Mortgagor’s rights under any contracts for the sale of any portion of the Mortgaged Property and all of Mortgagor’s revenues and royalties under any oil, gas and mineral leases relating to the Real Property or accruing to it). Mortgagee hereby licenses to Mortgagor, until an Event of Default shall have occurred and be continuing, the right to collect and use the Rents as they become due and payable under the Leases, but not more than one month in advance thereof (unless otherwise required by the terms of any such related agreement), provided that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by Mortgagor, and any such subsequent assignment shall be subject to the rights of the Mortgagee under this Mortgage. Mortgagor further agrees to execute and deliver such assignments of Leases (including land sale contracts or other agreements) as Mortgagee may from time to time reasonably request (which contracts or other agreements shall be in form and substance reasonably acceptable to Mortgagee and Mortgagor). Upon the occurrence and during the continuance of an Event of Default (1) the Mortgagor agrees, upon a demand from Mortgagee, to deliver to the Mortgagee all of the Leases with such additional assignments thereof as the Mortgagee may request, and agrees that the Mortgagee may assume (or cause a receiver to be appointed to assume) the management of the Real Property and collect the Rents, applying the same upon the Liabilities in the manner provided in the Credit Agreement, and (2) the Mortgagor hereby authorizes and directs all tenants, purchasers or other Persons occupying or otherwise acquiring any interest in any part of the Real Property to pay the Rents due under the Leases to the Mortgagee upon request of the Mortgagee. Upon the occurrence and during the continuance of an Event of Default, Mortgagor hereby appoints Mortgagee as its true and lawful attorney in fact to manage (or cause a receiver to be appointed to manage) said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property, giving and granting unto said Mortgagee and unto its agents and attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in the protection of the security hereby conveyed; provided, however, that (a) this power of attorney and assignment of rents shall not be construed as an obligation upon said Mortgagee to make or cause to be made any repairs that may be needful or necessary, and (b) Mortgagee agrees that unless such Event of Default has occurred and is continuing as aforesaid, Mortgagee shall permit Mortgagor to perform the aforementioned management responsibilities. Upon Mortgagee’s receipt of the Rents, at Mortgagee’s option, it may use the proceeds of the Rents to pay: (x) charges for collection thereof or hereunder, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of rents; (y) general and special taxes and insurance premiums and deductibles; and (z) any or all of the Liabilities pursuant to the provisions of the Credit Agreement. This power of attorney and assignment of rents shall be irrevocable until this Mortgage shall have been satisfied and released, and the releasing of this Mortgage shall act as a revocation of this power of attorney and assignment of rents. During the continuance of an

5

Event of Default, Mortgagee shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made, and apply the same in accordance with the provisions of the Credit Agreement.

All of the property described above, and each item of property therein described, not limited to but including the Land, the Premises, the Property Rights, the Fixtures, the Real Property, the Intangibles, the Rents and the Leases, and all profits and proceeds therefrom and all replacements thereof, are herein collectively referred to as the “Mortgaged Property”.

Nothing herein contained shall be construed as constituting the Mortgagee a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Mortgagee. Nothing contained in this Mortgage shall be construed as imposing on Mortgagee any of the obligations of the lessor under any Lease of the Mortgaged Property in the absence of an explicit written assumption thereof (on a case-by-case basis) by Mortgagee. In the exercise of the powers herein granted the Mortgagee, no liability shall be asserted or enforced against the Mortgagee, all such liability being hereby expressly waived and released by Mortgagor (on behalf of itself and all Persons now or hereafter claiming by or through Mortgagor). To the extent permitted by law, it is agreed by Mortgagor that the liability waived and released by Mortgagor pursuant to the preceding sentence shall include any liability arising from or caused by the sole, joint, active, or passive, concurrent or contributing, negligence or fault of Mortgagee or its agents, and even though such liability is based on the strict liability of Mortgagee or its agents, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of Mortgagee or its agent.

TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed or assigned, or intended so to be, unto Mortgagee, its beneficiaries (including for itself and for the benefit of the Secured Parties and their respective successors and assigns), forever for the uses and purposes herein set forth. Mortgagor (on behalf of itself and all Persons now or hereafter claiming by, through or under Mortgagor) hereby releases and waives all rights under and by virtue of the homestead exemption laws, if any, of the State and Mortgagor hereby covenants, represents and warrants that, at the time of the ensealing and delivery of these presents, Mortgagor is well seised of the Mortgaged Property in fee simple and with full legal and equitable title to the Mortgaged Property, with full power and lawful authority to assign, bargain, sell, pledge, grant, remise, release, alien, convey, hypothecate, mortgage and warrant to Mortgagee, for itself and for the benefit of the Secured Parties and their respective successors and assigns, the Mortgaged Property as set forth herein, and that the title to the Mortgaged Property is free and clear of all Liens and other encumbrances, except for the Permitted Encumbrances. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same, subject to the Permitted Encumbrances, to Mortgagee, for itself and for the Secured Parties and their respective successors and assigns, against the claims of all Persons claiming by, through or under Mortgagor.

The following provisions shall also constitute an integral part of this Mortgage:

6

1. Payment of Taxes on the Mortgage. Without limiting any of the provisions of the Credit Agreement, Mortgagor agrees that, if the United States or any department, agency or bureau thereof or if the State or any of its subdivisions having jurisdiction shall at any time require documentary stamps to be affixed to this Mortgage or shall levy, assess, or charge any tax, assessment or imposition upon this Mortgage or the credit or indebtedness secured hereby or the interest of Mortgagee in the Premises or upon Mortgagee by reason of or as holder of any of the foregoing, including without limitation, any tax, interest or penalty arising in connection with the recordation of this Mortgage or the imposition of documentary stamps or taxes, intangibles taxes or the like, including those required to be paid because of future advances or an increase in the amount of the Liabilities secured hereby, then, Mortgagor shall pay for such documentary stamps in the required amount and deliver them to Mortgagee or pay (or reimburse Mortgagee for) such taxes, assessments or impositions. Mortgagor agrees to provide to Mortgagee, within fifteen (15) business days after any such taxes, assessments or impositions become due and payable, and at any other times upon request from Mortgagee, copies of official receipts showing payment of all such taxes, assessments and charges which Mortgagor pays hereunder (which payments shall be made by Mortgagor in accordance with the terms of the Credit Agreement). Mortgagor agrees to indemnify Mortgagee against liability on account of such documentary stamps, taxes, assessments or impositions, whether such liability arises before or after payment of the Liabilities and regardless of whether this Mortgage shall have been released.

2. Leases Affecting the Real Property. Mortgagor agrees faithfully to perform all of its obligations under all present and future Leases at any time assigned to Mortgagee as additional security, and to refrain from any action or inaction which would result in termination of any such Leases or in the diminution of the value thereof or of the Rents due thereunder. Mortgagor represents and warrants that as of the effective date of this Mortgage there are no Leases, except as set forth in the Credit Agreement, affecting the Real Property1. All future Leases made after the effective date of this Mortgage shall include provisions requiring the lessees thereunder, at Mortgagee’s option and without any further documentation, to attorn to Mortgagee as lessor if for any reason Mortgagee becomes lessor thereunder, and to pay rent to Mortgagee after the occurrence and during the continuance of an Event of Default, upon demand, and Mortgagee shall not be responsible under such Lease for matters arising prior to Mortgagee becoming lessor thereunder. In addition, Mortgagee shall have the right at any time hereafter, upon notice to the applicable lessee thereunder, but without any further documentation or consent, to unilaterally subordinate the lien of this Mortgage to any Lease.

3. Use of the Real Property. Mortgagor agrees that it shall not permit the public to use the Real Property in any manner that might tend, in Mortgagee’s reasonable judgment, adversely to impair Mortgagor’s title to such property or any portion thereof, or to make possible any claim or claims of easement by prescription or of implied dedication to public

[1]	The parties agree that intercompany leases will be subordinated and with respect to any third party leases of the Mortgaged Property that Mortgagee reasonably determines is material, Mortgagor agrees to use commercially reasonable efforts to obtain a subordination, attornment and nondisturbance agreement to the extent required under the applicable leases and this sentence will be modified accordingly.

7

use other than the Permitted Encumbrances or minor encroachments not reasonably expected to result in a Material Adverse Effect. Mortgagor shall not use or permit the use of any part of the Real Property for an illegal purpose. In addition, Mortgagor shall use and operate the Real Property in compliance with all laws, ordinances, codes, rules and regulations, and all orders of any Governmental Authority applicable to the Real Property and its operations (including all Environmental Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect). Moreover, Mortgagor shall duly and punctually observe and perform each and every material term, provision, condition, and covenant to be observed or performed by Mortgagor pursuant to the terms of any agreement or recorded instrument (including all instruments comprising the Permitted Encumbrances) affecting or pertaining to the Mortgaged Property, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4. Indemnification. Mortgagor acknowledges and agrees that any obligations and liabilities of Mortgagor arising under this Mortgage shall be deemed to constitute both (1) Obligations under the Credit Agreement, and (2) Liabilities under this Mortgage. Without limiting any indemnification that Mortgagor has granted in the Credit Agreement or any indemnification that Mortgagor and/or any other Subsidiary Loan Party has granted in the Collateral Agreement, Mortgagor hereby agrees, without duplication, to indemnify and hold harmless Mortgagee, all other Secured Parties, and any of their respective Affiliates (for purposes of this Section 4, collectively, the “Indemnitees” and each individually, an “Indemnitee”) from and against any and all losses, claims, damages, penalties, liabilities and related expenses (including reasonable attorneys’ fees, paralegals’ fees, other professionals’ fees, court costs and disbursements) which may be imposed on, incurred or paid by or asserted against either the Mortgaged Property or any of the Indemnitees by reason or on account of or in connection with (i) the construction, reconstruction or alteration of the Mortgaged Property, (ii) any gross negligence or willful misconduct of the Mortgagor or any other Subsidiary Loan Party, any lessee of the Mortgaged Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, or (iii) to the fullest extent permissible in accordance with applicable laws, any accident, injury, death or damage to any Person or property occurring in, on or about the Mortgaged Property; provided that such indemnity shall not, as to any particular Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided further that no such gross negligence or willful misconduct by any one or more of the Indemnitees shall be deemed to void, reduce, limit, impair or otherwise affect the indemnification provided for hereunder respecting any and/or all of the other Indemnitees which are not deemed by said court to be responsible for such gross negligence, willful misconduct, violation of law or breach, and all Indemnitees not held by said court to be responsible for same shall be entitled to the full scope of the indemnification contemplated hereunder as if such gross negligence or willful misconduct by one or more of the Indemnitees which are deemed to be responsible by said court for same did not exist.

5. Insurance and Impositions.

8

(a) Mortgagor shall, at its sole expense, obtain for, deliver to, assign and maintain for the benefit of Mortgagee and all other Secured Parties, until the Liabilities are paid in full, all insurance policies as required pursuant to the Credit Agreement. If any flood insurance is required to be obtained in accordance with the preceding sentence, then Mortgagor shall, at its sole expense: (I) purchase flood insurance covering the Mortgaged Property in such amounts as may be required or otherwise specified by the Flood Act or reasonably specified by Mortgagee (whichever stipulated amount may be greater); and (II) take any and all other actions as Mortgagee may deem reasonably necessary or desirable to comply with the Flood Act, other applicable laws and/or Mortgagee’s standard policies and practices. In the event of any casualty loss affecting all or any part of the Mortgaged Property, the net insurance proceeds from any insurance policies covering the Mortgaged Property shall be collected, paid and applied as specified in the Credit Agreement, or if not so specified, such proceeds shall be paid over to Mortgagor.

(b) Mortgagor shall promptly cause to be paid all impositions of real estate taxes, assessments and insurance premiums and deductibles (collectively, the “Impositions”) now or hereafter levied or assessed or imposed against the Mortgaged Property or any part thereof in accordance with the Credit Agreement. If requested by Mortgagee, Mortgagor shall furnish to Mortgagee or its designee receipts for the payment of the Impositions.

6. Condemnation Awards. Mortgagor hereby assigns to Mortgagee, as additional security, all awards of damage resulting from condemnation proceedings or the taking of or injury to the Mortgaged Property for public use, and Mortgagor agrees that the proceeds of all such awards shall be collected, paid and applied as specified in the Credit Agreement, or if not so specified, such awards shall be collected, paid and applied in the same manner as proceeds from Asset Dispositions are provided for under the Credit Agreement.

7. Event of Default and Remedies. The term “Event of Default” as used herein shall have the meaning ascribed to such term pursuant to the Credit Agreement. Subject to the provisions of the Credit Agreement, upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies provided for in the Credit Agreement and/or the Collateral Agreement, and to the extent permitted by applicable law, the following provisions of this Section 7 shall apply:

(a) Mortgagee’s Power of Enforcement. It shall be lawful for Mortgagee to (i) immediately sell the Mortgaged Property either in whole or in separate parcels, as prescribed by the State law, under power of sale, which power is hereby granted to Mortgagee to the full extent permitted by the State law, and thereupon, to make and execute to any purchaser(s) thereof deeds of conveyance pursuant to applicable law or (ii) immediately foreclose this Mortgage by judicial action. The court in which any proceeding is pending for the purpose of foreclosure or enforcement of this Mortgage, or any other court of competent jurisdiction, may, at once or at any time thereafter, either before or after sale, and to the extent permitted by the State law without notice, and without requiring bond, and without regard to the solvency or insolvency of any Person liable for payment of the Liabilities secured hereby, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, appoint a receiver (the provisions for the appointment of a receiver and assignment of rents being an express condition upon which the Loans hereby secured are made) for the benefit of Mortgagee and the other

9

Secured Parties, with power to collect the Rents, due and to become due, during such foreclosure or enforcement suit and the full statutory period of redemption notwithstanding any redemption. The receiver, out of the Rents when collected, may pay reasonable costs incurred in the management and operation of the Mortgaged Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any reasonably necessary repairs to any and all portion(s) of the Mortgaged Property, and may pay all or any part of the Liabilities or other sums secured hereby or any deficiency decree entered in such foreclosure or enforcement proceedings. Upon or at any time after the filing of a suit to foreclose or enforce this Mortgage, the court in which such suit is filed shall have full power to enter an order placing Mortgagee in possession of the Mortgaged Property with the same power granted to a receiver pursuant to this subparagraph and with all other rights and privileges of a mortgagee-in-possession under applicable State law.

(b) Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income. Mortgagee shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, forcibly or otherwise, to enter upon and take possession of the Mortgaged Property, expel and remove any Persons, goods, or chattels occupying or upon the same, to the extent permitted under applicable State laws, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable attorneys’ fees and expenses, and all expenses incurred in the protection, care, maintenance, management and operation of the Mortgaged Property, distribute and apply the remaining net income in accordance with the terms of the Credit Agreement or upon any deficiency decree entered in any foreclosure proceedings.

(c) Rights Under the UCC. Mortgagee may exercise its rights of enforcement and remedies available to it pursuant to the UCC or as otherwise available to a lien holder under applicable law.

(d) Rights in Connection with Bankruptcy. If the Mortgaged Property or any portion thereof or any interest therein becomes property of any bankruptcy estate or subject to any state or federal insolvency proceeding, or in the event of the filing of any voluntary or involuntary petition under Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder (the “Bankruptcy Code”) by or against Mortgagor, either Borrower or any other Loan Party, then Mortgagee shall immediately become entitled, in addition to all other relief to which Mortgagee may be entitled under this Mortgage, the other Loan Documents, at law or in equity, to obtain (i) an order from any bankruptcy court or other appropriate court granting immediate relief from the automatic stay pursuant to § 362 of the Bankruptcy Code (or similar successor provisions under the Bankruptcy Code) so as to permit Mortgagee to pursue its rights and remedies against Mortgagor as provided under this Mortgage, the other Loan Documents and all other rights and remedies of Mortgagee at law and in equity under applicable State laws, and (ii) an order from the bankruptcy court prohibiting Mortgagor’s use of all “cash collateral” as defined under § 363 of the Bankruptcy Code (or similar successor provisions under the Bankruptcy Code). Mortgagor shall not assert or request any other Person to assert, that the automatic stay under § 362 of the Bankruptcy Code (or similar successor provisions under the Bankruptcy Code) operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Mortgagee to enforce any rights it has by virtue of this Mortgage, or any other rights that Mortgagee has, whether now or hereafter

10

acquired, against any guarantor of the Liabilities (including, without limitation, any Subsidiary Loan Party). Mortgagor shall not seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to §105 of the Bankruptcy Code (or similar successor provisions under the Bankruptcy Code) or any other provision therein to stay, interdict, condition, reduce or inhibit the ability of Mortgagee to enforce any rights it has by virtue of this Mortgage against any guarantor of the Liabilities (including, without limitation, any Subsidiary Loan Party). Mortgagor covenants to give prompt written notice to Mortgagee of the insolvency or bankruptcy filing (whether voluntary or involuntary) of Mortgagor, or the death, insolvency or bankruptcy filing (whether voluntary or involuntary) of any Borrower.

8. Application of the Rents or Proceeds from Foreclosure or Sale. In any foreclosure of this Mortgage by judicial action, or any sale of all or any portion(s) of the Mortgaged Property by advertisement, in addition to any of the terms and provisions of the Credit Agreement, this Mortgage and the other Loan Documents, there shall be allowed (and included in the decree for sale in the event of a foreclosure by judicial action) to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

(a) Liabilities. All of the Liabilities which then remain unpaid; and

(b) Other Advances. All other items advanced or paid by Mortgagee pursuant to this Mortgage; and

(c) Costs, Fees and Other Expenses. All court costs, reasonable attorneys’ fees, paralegals’ fees, and other professionals’ fees and expenses, appraiser’s fees, advertising costs, filing fees and transfer taxes, notice expenses, expenditures for documentary and expert evidence, stenographer’s charges, publication costs, other court costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, Torrens certificates and similar data with respect to title which Mortgagee in the exercise of its reasonable judgment may deem necessary. All such expenses shall become additional Liabilities secured hereby when paid or incurred by Mortgagee in connection with any proceedings, including but not limited to probate and bankruptcy proceedings or a deed in lieu of foreclosure, to which Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale by advertisement. The proceeds of any sale (whether through a foreclosure proceeding or Mortgagee’s exercise of the power of sale) shall be distributed and applied in accordance with the terms of the Credit Agreement and the other Loan Documents.

9. Right to Perform Mortgagor’s Covenants; Cumulative Remedies; Delay or Omission Not a Waiver.

(a) If Mortgagor has failed to keep or perform any covenant whatsoever contained in this Mortgage, Mortgagee may (but shall not be obligated to) perform or attempt to perform said covenant; and any payment made or expense incurred by or on behalf of Mortgagee in the performance or attempted performance of any such covenant, together with any sum expended by or on behalf of Mortgagee that is chargeable to Mortgagor or subject to

11

reimbursement by Mortgagor under the Loan Documents, shall be and become a part of the Liabilities, and Mortgagor promises to pay to Mortgagee, within fifteen (15) business days after Mortgagee’s written demand therefor (whether such demand occurs prior to, simultaneously with, or subsequent to such time that Borrowers may be obligated to repay the Indebtedness pursuant to the other Loan Documents) and Mortgagor’s receipt of reasonably detailed evidence of such payments, all sums so incurred, paid or expended by or on behalf of Mortgagee, with interest from the date paid, incurred or expended by or on behalf of Mortgagee, at the applicable interest rate then specified by the Loan Documents.

(b) Each remedy or right of Mortgagee shall not be exclusive of but shall be in addition to every other remedy or right now or hereafter existing pursuant to this Mortgage, the Credit Agreement, the other Loan Documents, at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Event of Default shall impair any such remedy or right or be construed to be a waiver of any such Event of Default or acquiescence therein, or rights with respect to any other Event of Default, nor shall it affect any subsequent Event of Default of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by Mortgagee. If Mortgagee shall have proceeded to invoke any right, remedy, or recourse permitted under the Loan Documents, at law or in equity, and shall thereafter elect to discontinue or abandon same for any reason, Mortgagee shall have the unqualified right so to do and, in such event, Mortgagor and Mortgagee shall be restored to their former positions with respect to the Liabilities, the Loan Documents, the Mortgaged Property or otherwise, and the rights, remedies, recourses and powers of Mortgagee shall continue as if same had never been invoked.

10. Mortgagee’s Remedies Against Multiple Parcels. Without limitation of the terms and conditions set forth in Section 26 below, if more than one property, lot, parcel or Lease is covered by this Mortgage, and if this Mortgage is foreclosed upon, or judgment is entered upon any Liabilities secured hereby, or if Mortgagee exercises its power of sale, execution may be made upon, or Mortgagee may exercise its power of sale against, any one or more of the properties, lots, parcels or Leases and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or sales by advertisement may likewise be conducted separately or concurrently, in each case at Mortgagee’s election.

11. No Merger. In the event of a foreclosure of this Mortgage or any other mortgage, deed of trust or deeds to secure debt securing the Liabilities, the Liabilities then due the Mortgagee shall not be merged into any decree of foreclosure entered by the court, and Mortgagee may concurrently or subsequently seek to foreclose one or more mortgages, deeds of trust, or deeds to secure debt which also secure said Liabilities.

12. Notices. All notices required or permitted to be given under this Mortgage shall be sent (and deemed received) in the manner and to the addresses set forth in the Credit Agreement, and to the Mortgagor at the address set forth above. Any such notice delivered to the Mortgagor shall be deemed, for all intents and purposes of the Loan Documents, to have also been delivered to the Borrowers and to each of the Subsidiary Loan Parties, and any such notice delivered to either of the Borrowers pursuant to the Credit Agreement shall be deemed, for all

12

intents and purposes of the Loan Documents, to have also been delivered to each of the Subsidiary Loan Parties.

13. Extension of Payments. Mortgagor agrees that, without affecting the liability of any Person for payment of the Liabilities secured hereby or affecting the lien of this Mortgage upon the Mortgaged Property or any part thereof (other than Persons or property explicitly released as a result of the exercise by Mortgagee of its rights and privileges hereunder), Mortgagee may at any time and from time to time, on request of either the Borrowers or the Mortgagor, without notice to any Person liable for payment of any Liabilities secured hereby, but otherwise subject to the provisions of the Credit Agreement, extend the time, or agree to alter or amend the terms of payment of such Liabilities. Mortgagor further agrees that any part of the security herein described may be released by Mortgagee at its election with or without consideration without affecting the remainder of the Liabilities or the remainder of the security.

14. Governing Law. Except where the law of the State is expressly referenced in this Mortgage (including in Section[s] 27 [and     ] hereof), this Mortgage and all obligations secured hereby are governed by and to be construed in accordance with the internal laws, but otherwise without regard to the conflict of laws provisions, of the State of New York. The parties stipulate and agree that the State of New York has a substantial relationship to the underlying transactions related to this Mortgage and the parties involved. Notwithstanding the foregoing, the parties stipulate and agree that State law governs issues of lien creation and priority and the procedures for enforcing, in the State, provisional remedies directly related to the real property encumbered hereby, including, without limitation, appointment of a receiver. Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mortgage shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Mortgage.

15. Satisfaction of Mortgage. Upon the full, indefeasible payment of all the Liabilities (other than contingent indemnity obligations), at the time and in the manner provided in the Credit Agreement, or upon satisfaction of the conditions set forth in the Credit Agreement for release of the Mortgaged Property from this Mortgage, the conveyance or lien created by this Mortgage shall terminate and, upon demand therefor following such payment or satisfaction of the conditions set forth in the Credit Agreement for release of the Mortgaged Property, as the case may be, a satisfaction of mortgage or reconveyance of the Mortgaged Property shall promptly be provided by Mortgagee to Mortgagor.

16. Successors and Assigns Included in Parties. This Mortgage shall be binding upon the Mortgagor and upon the successors and assigns of the Mortgagor and the assigns, and other transferees of the Mortgaged Property and shall inure to the benefit of the Mortgagee’s successors and assigns (for their own benefit and for the benefit of the other Secured Parties and their respective successors and assigns); all references herein to the Mortgagor and to the Mortgagee shall be deemed to include their respective successors and assigns as the case may be. Mortgagor’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Mortgagor. Wherever used, the singular

13

number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

17. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws; Waiver of Right to Trial by Jury.

(a) MORTGAGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). MORTGAGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE CORRESPONDING RECIPROCAL WAIVER BY MORTGAGEE OF ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY PURSUANT TO THE CERTIFICATIONS SET FORTH IN THE CREDIT AGREEMENT.

(b) MORTGAGOR AGREES, TO THE FULL EXTENT PERMITTED BY LAW, THAT AT ALL TIMES FOLLOWING AN EVENT OF DEFAULT AND DURING THE CONTINUANCE THEREOF, NEITHER MORTGAGOR NOR ANYONE CLAIMING THROUGH OR UNDER IT SHALL OR WILL SET UP, CLAIM OR SEEK TO TAKE ADVANTAGE OF ANY APPRAISEMENT, VALUATION, STAY, EXTENSION, EXEMPTION OR REDEMPTION LAWS NOW OR HEREAFTER IN FORCE, IN ORDER TO PREVENT OR HINDER THE ENFORCEMENT OR FORECLOSURE OF THIS MORTGAGE OR THE ABSOLUTE SALE OF THE MORTGAGED PROPERTY OR THE FINAL AND ABSOLUTE PUTTING INTO POSSESSION THEREOF, IMMEDIATELY AFTER SUCH SALE, OF THE PURCHASER THEREAT; AND MORTGAGOR, FOR ITSELF AND ALL WHO MAY AT ANY TIME CLAIM THROUGH OR UNDER IT, HEREBY WAIVES, TO THE FULL EXTENT THAT IT MAY LAWFULLY SO DO, THE BENEFIT OF ALL SUCH LAWS AND ANY AND ALL RIGHT TO HAVE THE ASSETS COMPRISING THE MORTGAGED PROPERTY MARSHALED UPON ANY FORECLOSURE OF THE LIEN HEREOF AND AGREES THAT MORTGAGEE OR ANY COURT HAVING JURISDICTION TO FORECLOSE SUCH LIEN MAY SELL THE MORTGAGED PROPERTY IN PART OR AS AN ENTIRETY. TO THE FULL EXTENT PERMITTED BY LAW, MORTGAGOR HEREBY WAIVES ANY AND ALL STATUTORY OR OTHER RIGHTS OF REDEMPTION FROM SALE UNDER ANY ORDER OR DECREE OF FORECLOSURE OF THIS MORTGAGE, ON ITS OWN BEHALF AND ON BEHALF OF EACH AND EVERY PERSON ACQUIRING ANY INTEREST IN OR TITLE TO THE MORTGAGED PROPERTY SUBSEQUENT TO THE DATE HEREOF.

18. Interpretation with Other Documents; Mortgagee’s Sole Discretion. This Mortgage shall be deemed to constitute a “Mortgage” for all purposes of and under the Credit Agreement. The terms and provisions of this Mortgage shall be construed to the extent possible consistently with those of the Credit Agreement as being in addition to and supplementing the

14

provisions of the Credit Agreement and the other Loan Documents; however, notwithstanding anything in this Mortgage to the contrary, in the event of a conflict or inconsistency between this Mortgage and the Credit Agreement, the provisions of the Credit Agreement shall govern and control, except to the extent that the terms and conditions in question are provided for more stringently within this Mortgage than as are set forth in the Credit Agreement (such as, by means of example and without limitation, the flood insurance and related requirements and obligations that are set forth in Section 5 hereof), it being the intention of Mortgagor and Mortgagee, for all intents and purposes of the Loan Documents, that the most stringent terms and conditions prospectively at issue shall govern and control. Whenever pursuant to this Mortgage or the other Loan Documents, Mortgagee exercises any right given to it to elect, consent, approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee or determined in the judgment of Mortgagee, the decision of Mortgagee to elect, consent, approve or disapprove, or to decide that arrangements or terms are satisfactory or not satisfactory, shall be in the sole good faith discretion of Mortgagee and shall be final and conclusive, except as may be otherwise expressly and specifically provided elsewhere herein or in the Credit Agreement.

19. Intentionally omitted.

20. Invalid Provisions to Affect No Others. In the event that any of the covenants, agreements, terms or provisions contained in this Mortgage shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein or in the Credit Agreement shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Mortgage is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

21. Changes. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by Borrowers and/or Mortgagor and Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance.

22. Time of the Essence. Mortgagor shall pay the Liabilities at the time and in the manner provided in the Credit Agreement, this Mortgage and the other Loan Documents. Mortgagor will duly and punctually perform all of the covenants, conditions and agreements contained in the Credit Agreement, this Mortgage and the other Loan Documents, all of which covenants, conditions and agreements are hereby made a part of this Mortgage to the same extent and with the same force as if fully set forth herein. Time is of the essence with respect to the provisions of this Mortgage.

23. Headings For Convenience Only; No Strict Construction. The headings and captions of various sections of this Mortgage are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof. The Mortgagor and Mortgagee, with the assistance of their respective legal counsel, have participated jointly in the negotiation and drafting of this Mortgage. In the event an

15

ambiguity or question of intent or interpretation arises, this Mortgage shall be construed as if drafted jointly by Mortgagor and Mortgagee and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Mortgage.

24. Transfer or Encumbrance of the Mortgaged Property.

(a) Mortgagor acknowledges that Mortgagee has examined and relied on the creditworthiness and experience of Mortgagor in owning and operating properties such as the Mortgaged Property in agreeing to make the Loans, and that Mortgagee will continue to rely on Mortgagor’s ownership of the Mortgaged Property as a means of maintaining the value of the Mortgaged Property as security for repayment of the Liabilities. Except as expressly permitted pursuant to Subsection 24(c) below (if and as applicable), Mortgagor shall not cause or suffer to occur or exist, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, any sale, transfer, mortgage, pledge, lien or encumbrance (other than Permitted Encumbrances) (collectively, “Transfers”) of (i) all or any part of the Mortgaged Property or any interest therein, or (ii) any direct or indirect beneficial ownership interest (in whole or in part) in Mortgagor, irrespective of the number of tiers of ownership, without the prior written consent (on a case-by-case basis) of Mortgagee, unless otherwise permitted by the Credit Agreement.

(b) Mortgagee’s written consent to any Transfer of the Mortgaged Property or any interest in Mortgagor shall not be deemed to be a waiver of Mortgagee’s right to require such consent to any future occurrence of same. Any attempted or purported Transfer of the Mortgaged Property or of any direct or indirect interest in Mortgagor, if made in contravention of this Section 24, shall be null and void ab initio and of no force and effect.

(c) Notwithstanding the foregoing or anything set forth in this Section 24 to the contrary, Mortgagor may (i) consummate any Asset Disposition, which may include the Transfer of the Mortgaged Property (or any portion thereof) or any interest in Mortgagor, to the extent permitted under, and subject to the applicable terms, conditions and limitations of the Credit Agreement, and (ii) merge into or amalgamate or consolidate with, or otherwise acquire, or be acquired by, any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or enter into any asset sale permitted by the Credit Agreement, to the extent permitted under, and subject to the applicable terms, conditions and limitations of the Credit Agreement.

25. Mortgagor’s Covenants, Representations and Warranties; Survival of Obligations, Covenants, Representations and Warranties; Covenants Running with the Land.

(a) Mortgagor hereby covenants, represents and warrants that:

(i) Mortgagor is duly authorized to make and enter into this Mortgage and to carry out the transactions contemplated herein;

(ii) The execution, delivery and performance of this Mortgage by the Mortgagor (A) are within its corporate or equivalent power and authority and (B) have been duly authorized by all necessary corporate or equivalent action; this Mortgage has been duly executed and delivered by the Mortgagor and constitutes a legal, valid and binding obligation of

16

Mortgagor, subject, however, to bankruptcy and other law, decisional or statutory, of general application affecting the enforcement of creditors’ rights, and to the fact that the availability of the remedy of specific performance or of injunctive relief in equity is subject to the discretion of the court before which any proceeding therefor may be brought;

(iii) To the knowledge of Mortgagor, Mortgagor is not now in default (beyond any applicable cure period) under any material instruments or obligations relating to the Mortgaged Property and Mortgagor has not received any written notice from any Person asserting any claim of default against Mortgagor relating to the Mortgaged Property;

(iv) To the knowledge of Mortgagor, the execution and performance of this Mortgage and the consummation of the transactions hereby contemplated will not result in any breach of, or constitute a default under, any mortgage, lease (including, without limitation, any Lease), bank loan, credit agreement, trust indenture, or other material instrument binding upon Mortgagor;

(v) There are no actions, investigations, suits or proceedings (including, without limitation, any condemnation or bankruptcy proceedings) pending or, to the knowledge of the Mortgagor, overtly threatened in writing against or affecting Mortgagor or the Mortgaged Property, or which, if adversely determined against Mortgagor or the Mortgaged Property, may reasonably be expected to adversely affect the validity of this Mortgage, at law or in equity, or before or by any Governmental Authority; Mortgagor is not in violation (beyond any applicable cure period) with respect to any writ, injunction, decree or demand of any court or any Governmental Authority affecting the Mortgaged Property;

(vi) To the knowledge of Mortgagor and except as otherwise provided in the Credit Agreement, the Mortgaged Property presently complies with, and will continue to comply with, all applicable restrictive covenants and applicable zoning and subdivision ordinances, building codes and other applicable laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and

(vii) To the knowledge of Mortgagor, Mortgagor owns, is licensed, or otherwise has the right to use or is in possession of all licenses, permits and required approvals or authorizations from all necessary Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are necessary for its operations on the Mortgaged Property, without conflict with the rights of any other Person with respect thereto, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Each and all of the covenants, obligations, representations and warranties of Mortgagor shall survive the execution and delivery of the Loan Documents and the transfer or assignment of this Mortgage (including, without limitation, any Transfer and/or any transfer or assignment by Mortgagee of any of its rights, title and interest in and to the Mortgaged Property or any part thereof to any Person, whether or not affiliated with Mortgagee).

17

(c) All covenants, conditions, warranties, representations and other obligations contained in this Mortgage and the other Loan Documents are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property until the lien of this Mortgage has been fully released by Mortgagee, pursuant to the terms hereof.

26. Contemporaneous Security Instruments. THIS MORTGAGE IS MADE IN ADDITION TO OTHER SECURITY INSTRUMENTS HERETOFORE AND HEREAFTER, AS APPLICABLE, GIVEN BY MORTGAGOR OR OTHER SUBSIDIARIES TO MORTGAGEE, COVERING VARIOUS OTHER PROPERTIES LOCATED IN THE STATES2 OF GEORGIA, WISCONSIN, NEVADA AND MINNESOTA (collectively, the “Other Security Instruments”). The Other Security Instruments further secure the obligations of Mortgagor and such other Subsidiaries to Mortgagee and the other Secured Parties under the Loan Documents. Upon the occurrence and during the continuance of an Event of Default, and subject to the terms of each applicable agreement or instrument, Mortgagee may proceed under this Mortgage and/or any one or more of the Other Security Instruments against any of the other property secured thereby and/or the Mortgaged Property, in one or more parcels and in such manner and order as Mortgagee shall elect. MORTGAGOR HEREBY IRREVOCABLY WAIVES AND RELEASES, TO THE EXTENT PERMITTED BY LAW, AND WHETHER NOW OR HEREAFTER IN FORCE, ANY RIGHT TO HAVE THE MORTGAGED PROPERTY AND/OR ANY SUCH OTHER PROPERTY SECURED BY THE OTHER SECURITY INSTRUMENTS, MARSHALLED UPON ANY FORECLOSURE OF THIS MORTGAGE OR ANY OF THE OTHER SECURITY INSTRUMENTS.

27. State Specific Provisions. The terms and provisions set forth below in this Section 27 shall be construed, to the greatest extent possible, consistently with those set forth elsewhere in this Mortgage as being in addition to and supplementing such other terms and provisions set forth elsewhere in this Mortgage; however, notwithstanding anything to the contrary set forth elsewhere in this Mortgage, in the event of any conflict or inconsistency between the terms and provisions of this Section 27 and the terms and provisions set forth elsewhere in this Mortgage, the following terms and provisions of this Section 27 shall govern and control:

[INSERT ANY STATE SPECIFIC PROVISIONS]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[2]	Delete the specific state covered by the applicable mortgage.

18

IN WITNESS WHEREOF, this Mortgage is executed as of the day and year first above written by the Person (or Persons) identified below on behalf of Mortgagor (and said Person or Persons hereby represent that they possess full power and authority to execute this Mortgage).

THE MORTGAGOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS MORTGAGE.

MORTGAGOR:

, a

By:
Name:
Title:

19

STATE OF	)
) SS.
COUNTY OF	)

I, the undersigned, a Notary Public in and for said County, in said State, hereby certify that              whose name as              of             , are signed to the foregoing instrument, and who are known to me, acknowledged before me on this day that, being informed of the contents of the instrument, [he/she], as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and Official seal this      day of             , 201    .

Notary Public

(Seal)

My Commission Expires:

Notary Public in and for the
State of

20

EXHIBIT A

Legal Description of the Land

[See attached]

The attached legal description relates to the following:

ADDRESS OF PREMISES:

,

EXHIBIT E

FORM OF

COLLATERAL AGREEMENT

Attached.

E-1

FORM OF

SECOND AMENDED AND RESTATED

GUARANTEE AND COLLATERAL AGREEMENT

dated and effective as of

October 29, 2014

among

CHART INDUSTRIES, INC.,

as Company, Guarantor and Pledgor,

each Subsidiary Loan Party

identified herein,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

i

ii

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Stock; Pledged Debt Securities
Schedule III	Commercial Tort Claims
Schedule IV	Partnership Interests

Exhibits

Exhibit I	Form of Supplement to the Guarantee and Collateral Agreement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Intercompany Note

iii

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of October 29, 2014 (this “Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), each Subsidiary Loan Party listed on the signature page and any other entity that becomes a party pursuant to Section 7.15 (each, a “Subsidiary Loan Party” and collectively with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties (as defined below).

The Company, Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (the “Foreign Borrower” and together with the Company, the “Existing Borrowers”), the Administrative Agent and the certain financial institutions party thereto as lenders previously entered into an Amended and Restated Credit Agreement dated as of April 25, 2012 (as the same may have been amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).

The Guarantors previously entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of April 25, 2012, with the Administrative Agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Collateral Agreement”).

The parties to the Existing Credit Agreement have agreed to amend and restate the Existing Credit Agreement in its entirety and in connection therewith have entered into that certain Second Amended and Restated Credit Agreement (as the same may be amended, restated, supplemented or otherwise modified prior to the date hereof the “Credit Agreement”), dated as of the date hereof, by and among the Existing Borrowers, Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (the “New Foreign Borrower” and together with the Existing Borrowers, the “Borrowers”) the Lenders and the Administrative Agent.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Subsidiaries of the Company, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Furthermore, each Guarantor party to the Existing Collateral Agreement wishes to affirm its obligations under the Existing Collateral Agreement and wishes to amend and restate the terms of the Existing Collateral Agreement. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; AMENDMENT AND RESTATEMENT

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Guarantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Banking Services Agreement” shall mean any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Control Agreement” means a securities account control agreement or commodity account control agreement, as applicable, in form and substance reasonably satisfactory to the Administrative Agent.

“Copyrights” means all of the following: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on the IP Disclosure.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Guarantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Guarantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements, Banking Services Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Guarantor to secure payment by an Account Debtor of any of the Accounts.

“Guaranteed Obligations” means (a) the Loan Document Obligations, (b) the Banking Services Obligations and (c) the Swap Obligations (including, in each case, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) that, in the case of Swap Obligations, (i) is in effect on the Closing Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor).

“Guarantor Intellectual Property” means all Intellectual Property now or hereafter owned or licensed by any Guarantor.

2

“Guarantors” means the Company and each Subsidiary Loan Party.

“Intellectual Property” means all Patents, Copyrights, Trademarks, IP Agreements, trade secrets, domain names, and all inventions, designs, confidential or proprietary technical and business information, know-how, show-how and other data or information and all related documentation.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit III.

“IP Agreements” means all agreements granting to or receiving from a third party any rights to Intellectual Property to which any Guarantor, now or hereafter, is a party.

“IP Disclosure” means the patents, patent applications, domain names, trademark registrations and applications and copyright registrations and applications owned by the Guarantors that have been certified to the Administrative Agent on the Closing Date, as the same may be supplemented from time to time in accordance with this Agreement.

“Loan Document Obligations” means (a) the due and punctual payment by the relevant Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to such Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral and (iii) all other monetary obligations of the Company and its Subsidiaries to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense and reimbursement obligations and indemnification obligations, whether primary, secondary, direct, indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured (including interest incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual performance of all other obligations of the Company and its Subsidiaries under or pursuant to the Credit Agreement and each of the other Loan Documents (other than the Guaranteed Obligations referred to in clause (b) of the definition of “Guaranteed Obligations”) (including interest incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Material Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Patents” means all of the following: (a) all letters patent of the United States or the equivalent thereof in any other country, and all applications for letters patent of the United States or the equivalent thereof in any other country, including those listed on the IP Disclosure, and (b) all reissues, continuations, divisions, continuations-in-part or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

3

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer of the Company.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Pledgor” shall mean each Guarantor.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Issuing Bank, (d) each counterparty to any Swap Agreement entered into with the Company or any Subsidiary the obligations under which constitute Guaranteed Obligations, (e) each counterparty to any Banking Services Agreement entered into with the Company or any Subsidiary the obligations under which constitute Guaranteed Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and permitted assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Loan Party” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Trademarks” means all of the following: (a) all trademarks, service marks, corporate names, company names, business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all renewals thereof, including those listed on the IP Disclosure (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law) and (b) all goodwill associated therewith or symbolized thereby.

SECTION 1.03. Amendment and Restatement. Each Guarantor acknowledges and agrees with the Administrative Agent that the Existing Collateral Agreement is amended, restated, and superseded in its entirety pursuant to the terms hereof. Without limiting any other provision of this Agreement, each of the Guarantors reaffirms, confirms, ratifies, reaffirms the guarantee and grant of security interest in the Collateral pursuant to the Existing Collateral Agreement and agrees that such guarantee and security interest (including, without limitation, any filings made in connection therewith) each remain in full force and effect and each is hereby ratified, reaffirmed and confirmed.

4

ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee. Each Guarantor absolutely, irrevocably and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, substituted, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor unconditionally and irrevocably waives notice of nonperformance, acceleration, presentment to, demand of payment from and protest to the Borrowers or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Borrower or any other Person.

SECTION 2.03. No Limitations, etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by:

(i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;

(ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;

(iii) the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any Collateral or any other collateral securing the Guaranteed Obligations;

(iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations;

(v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guaranteed Obligations);

5

(vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation;

(vii) any change in the corporate, limited liability company or other existence, structure or ownership of any Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation;

(viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against any Borrower, the Administrative Agent, or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and

(ix) any other circumstance (including without limitation, the expiration of any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrowers or the Guarantors or any other guarantor or surety.

Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. Each Guarantor acknowledges that its guarantee is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in this Article II are knowingly made in contemplation of such benefits.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any Borrower or any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Guaranteed Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Loan Party or exercise any other right or remedy available to them against any Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

6

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Borrower, or other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Guarantor hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Borrowers and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free and Clear of Taxes, Etc. Any and all payments made by any Guarantor under or in respect of this Agreement or any other Loan Document shall be made, in accordance with Section 2.17 of the Credit Agreement.

SECTION 2.08. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Agreement in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.08 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.08 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 2.08 constitute, and this Section 2.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7

ARTICLE III

PLEDGE OF SECURITIES

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Guaranteed Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests of any Material Subsidiary directly owned by it as of the Closing Date and any other Equity Interests of any Material Subsidiary directly owned in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary or any Domestic Subsidiary substantially all of whose assets consist of the Equity Interests in “controlled foreign companies” under Section 957 of the Code, (ii) any Equity Interests of any Subsidiary to the extent that, as of the Closing Date and for so long as, a pledge of such Equity Interests would violate a contractual obligation binding on the issuer or holder of such Equity Interests, (iii) any Equity Interests of any Subsidiary acquired after the Closing Date in accordance with the Credit Agreement if, and to the extent that, and for so long as (A) pledging such Equity Interests would violate applicable law or a contractual obligation binding on the issuer or holder of such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary, and, (iv) Equity Interests in any Foreign Subsidiary if the Company demonstrates to the Administrative Agent and the Administrative Agent determines (in its reasonable discretion) that the cost of pledging the Equity Interests in such Foreign Subsidiary exceeds the value of the security offered thereby; provided that, upon the reasonable request of the Administrative Agent, Company shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above, other than those set forth in a joint venture agreement to which the Company or any Subsidiary is a party; provided further, that Pledged Stock shall include the interests listed on Schedule II; (b)(i) the debt securities for borrowed money having an aggregate principal amount in excess of $20,000,000 (other than (A) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Subsidiaries and (B) any debt securities held by such Pledgor as of the Closing Date) (the “Material Pledged Debt Securities”), (ii) any Material Pledged Debt Securities in the future issued to such Pledgor and (iii) the promissory notes and any other instruments, if any, evidencing such Material Pledged Debt Securities (the “Pledged Debt Securities”); provided, that the Pledged Debt Securities shall include the debt securities listed on Schedule II; (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

8

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, any and all Pledged Stock (subject to clause (b) of the definition of “Collateral and Guarantee Requirement” set forth in the Credit Agreement) and any and all Pledged Debt Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02.

(b) Each Pledgor will cause any Material Pledged Debt Securities owed to such Pledgor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent, including the Intercompany Note, for the ratable benefit of the Secured Parties, pursuant to the terms hereof. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Administrative Agent, to immediately demand payment thereunder upon an Event of Default specified under Sections 7.01(b), (c), (f), (h) or (i) of the Credit Agreement.

(c) Upon delivery to the Administrative Agent, (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 (other than the Intercompany Note) shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents (including issuer acknowledgments in respect of uncertificated securities) as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Administrative Agent, for the ratable benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth as of the Closing Date the (x) name and jurisdiction of each issuer of, and the ownership interest (including percentage owned and number of shares or units) of each Pledgor in, the Pledged Stock and (y) amount and obligor under the Material Pledged Debt Securities (provided that the Pledgors may omit the obligor from Schedule II and notify the Administrative Agent separately of such obligor’s identity);

(b) the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary of the Company or an Affiliate of any such Subsidiary, to each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a Person that is not a Subsidiary of the Company or an Affiliate of any such Subsidiary, to each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such

9

Pledgor, (ii) holds the same free and clear of all Liens, other than Liens permitted under Section 6.02 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Credit Agreement and other than Liens permitted under Section 6.02 of the Credit Agreement and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will defend its title or interest hereto or therein against any and all Liens (other than Liens permitted under Section 6.02 of the Credit Agreement), however arising, of all Persons;

(d) except for restrictions and limitations imposed by the Loan Documents, securities laws generally, the laws of any applicable foreign jurisdiction (with respect to Pledged Collateral pledged after the Closing Date) or otherwise permitted to exist pursuant to the terms of the Credit Agreement, (i) the Pledged Collateral is and will continue to be freely transferable and assignable and (ii) none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) except for consents or approvals required by laws of any applicable foreign jurisdiction (with respect to Pledged Collateral pledged after the Closing Date), no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in accordance with this Agreement, the Administrative Agent will obtain, for the ratable benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Guaranteed Obligations under the New York UCC, except as provided by the laws of any applicable foreign jurisdiction and subject to Liens permitted by the Credit Agreement; and

(h) the pledge effected hereby is effective to vest in the Administrative Agent, for the ratable benefit of the Secured Parties, the rights of the Pledgors in the Pledged Collateral as set forth herein, except as provided by the laws of any applicable foreign jurisdiction.

SECTION 3.04. Certification of Limited Liability Company and Limited Partnership Interests. Except as provided by the laws of any applicable foreign jurisdiction, each interest in any limited liability company or limited partnership controlled by any Loan Party and pledged hereunder shall be represented by a certificate, shall to the extent permitted by applicable laws be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC; provided, however, in the case of any limited liability company or limited partnership that, in either case, is organized under the laws of any state of the United States and is a Wholly Owned Subsidiary formed or acquired after the Closing Date, the Company shall cause such interests to be represented by a certificate, to be a “security” within the meaning of Article 8 of the New York UCC and to be governed by Article 8 of the New York UCC, in each case not later than twenty (20) Business Days after the date of formation or acquisition thereof, as applicable.

10

SECTION 3.05. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement. Each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Administrative Agent, pursuant to this Section 3.05, to exchange certificates representing Pledged Securities of such Loan Party for certificates of smaller or larger denominations.

SECTION 3.06. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities, the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the relevant Pledgors of the Administrative Agent’s intention to

11

exercise its rights hereunder, except as provided by the laws of any applicable foreign jurisdiction, all rights of any Pledgor to dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Administrative Agent which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. During the continuance of an Event of Default, all dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.06 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent, for the ratable benefit of the Secured Parties, and shall be forthwith delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Company has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default and after notice by the Administrative Agent to the relevant Pledgors of the Administrative Agent’s intention to exercise its rights hereunder, except as provided by the laws of any applicable foreign jurisdiction, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Company has delivered to the Administrative Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06 that had ceased (as described above) shall be reinstated.

ARTICLE IV

SECURITY INTERESTS IN PERSONAL PROPERTY

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Guaranteed Obligations, each Guarantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Guarantor or in which such Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

12

(ii) all Chattel Paper;

(iii) all cash, Deposit Accounts and securities accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) all Inventory;

(x) all Investment Property;

(xi) all Letter-of-Credit Rights;

(xii) all Commercial Tort Claims;

(xiii) all books and records pertaining to the Article 9 Collateral; and

(xiv) to the extent not otherwise included, all proceeds, supporting obligations and products of any and all of the foregoing and all collateral given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest (other than the grant of security interest in the Pledged Stock pursuant to Section 3.01) in, and “Article 9 Collateral” shall not include, (a) any Equity Interests of any Person (except for Equity Interests of any Material Subsidiary listed on Schedule IV hereto as such schedule may be updated from time to time, that can be perfected upon the filing of a financing statement), (b) any Material Pledged Debt Securities or any debt securities that may be pledged pursuant to any foreign pledge agreement under the terms of the Credit Agreement, (c) any assets of any Subsidiary to the extent that, as of the Closing Date, and for so long as, a pledge of such assets would violate a contractual obligation binding on such assets or such Subsidiary, (d) any assets of any Subsidiary acquired after the Closing Date in accordance with the Credit Agreement if, and to the extent that, and for so long as (1) pledging such assets would violate applicable law or a contractual obligation binding on such assets or such Subsidiary and (2) such law or obligation existed at the time of the acquisition thereof or (e) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon the reasonable request of the Administrative Agent, Company shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (c) and (d) above, other than those set forth in a joint venture agreement to which the Company or any Subsidiary is a party.

(b) Each Guarantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings), continuation statements, or other filings and recordings, with respect to the Article 9

13

Collateral and any other collateral pledged hereunder or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, or such other information as may be required under applicable law including (i) whether such Guarantor is an organization, the type of organization and any organizational identification number issued to such Guarantor, (ii) in the case of Fixtures, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of collateral that describes such property in any other manner as the Administrative Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral or other collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Guarantor agrees to provide such information to the Administrative Agent promptly upon request.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Guarantor, without the signature of any Guarantor, and naming any Guarantor or the Guarantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Guarantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02. Representations and Warranties. The Guarantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Guarantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and is in full force and effect.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Guarantor, is correct and complete, in all material respects, as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 1(a) to the Perfection Certificate (or specified by notice from the Company to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 5.10 of the Credit Agreement), and constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law

14

with respect to the filing of continuation statements or amendments. Each Guarantor represents and warrants that a fully executed agreement in the form hereof (or a short form hereof which form shall be reasonably acceptable to the Administrative Agent) containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Administrative Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Guaranteed Obligations under the New York UCC, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is not subject to any prior ranking or pari passu ranking Lien and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law.

(d) The Article 9 Collateral is owned by the Guarantors free and clear of any Lien, other than Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement or arising by operation of law. None of the Guarantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Guarantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) None of the Guarantors holds any Commercial Tort Claim individually in excess of $20,000,000 as of the Closing Date except as indicated on Schedule III hereto, as such schedule may be updated or supplemented from time to time.

(f) All Accounts have been originated by the Guarantors and all Inventory has been acquired by the Guarantors in the ordinary course of business.

15

(g) As to itself and its Intellectual Property, except to the extent not reasonably expected to have a Material Adverse Effect:

(i) The operation of such Guarantor’s business as currently conducted and the use of the Guarantor Intellectual Property in connection therewith do not infringe, misappropriate or otherwise violate the intellectual property rights of any third party.

(ii) Such Guarantor owns or has the right to use the Guarantor Intellectual Property.

(iii) The Intellectual Property set forth on the IP Disclosure includes all of the patents, patent applications, domain names, trademark registrations and applications and copyright registrations and applications owned by such Guarantor.

(iv) The Guarantor Intellectual Property has not been abandoned and has not been adjudged invalid or unenforceable in whole or part.

SECTION 4.03. Covenants. (a) Each Guarantor agrees promptly to notify the Administrative Agent in writing of any change (i) in its corporate name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Guarantor agrees promptly to provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Guarantor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Article 9 Collateral, for the ratable benefit of the Secured Parties. Each Guarantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Guarantor is damaged or destroyed.

(b) Subject to the rights of such Guarantor under the Loan Documents to dispose of Collateral, each Guarantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(c) Each Guarantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral that is in excess of $20,000,000 shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, for the ratable benefit of the Secured Parties, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Guarantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Guarantors, to supplement this Agreement by supplementing the IP Disclosure or adding additional disclosures hereto to specifically identify any asset or item that may constitute Copyrights, Patents, Trademarks or IP Agreements; provided that any

16

Guarantor shall have the right, exercisable within thirty (30) days after it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Guarantor hereunder with respect to such Article 9 Collateral. Each Guarantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within thirty (30) days after the date it has been notified by the Administrative Agent of the specific identification of such Article 9 Collateral.

(d) After the occurrence of an Event of Default and during the continuance thereof, the Administrative Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third Person, by contacting Account Debtors or the third Person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Guarantor fails to do so as required by the Credit Agreement or this Agreement, and each Guarantor jointly and severally agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Guarantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Guarantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) Each Guarantor (rather than the Administrative Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Guarantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Guarantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Credit Agreement. None of the Guarantors shall make or permit to be made any transfer of the Article 9 Collateral and each Guarantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by the Credit Agreement.

(h) None of the Guarantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises, releases or settlements granted or made in the ordinary course of business and consistent with prudent business practices or as otherwise permitted by the Credit Agreement.

17

(i) Each Guarantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Guarantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance covering the Article 9 Collateral, endorsing the name of such Guarantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Guarantor at any time or times shall fail to obtain or maintain any of the policies of insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Guarantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this Section 4.03(i), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Guarantors to the Administrative Agent and shall be additional Guaranteed Obligations secured hereby.

SECTION 4.04. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, for the ratable benefit of the Secured Parties, the Administrative Agent’s security interest in the Article 9 Collateral, each Guarantor agrees, in each case at such Guarantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments and Tangible Chattel Paper. If any Guarantor shall at any time hold or acquire any Instruments or Tangible Chattel Paper evidencing an amount in excess of $20,000,000, such Guarantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(b) Cash Accounts. No Guarantor shall grant control of any deposit account to any Person other than the Administrative Agent and the bank with which the deposit account is maintained.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Guarantor shall at any time hold or acquire any certificated security with a value in excess of $5,000,000, such Guarantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably specify. If any security now or hereafter acquired by any Guarantor that is part of the Article 9 Collateral is uncertificated and is issued to such Guarantor or its nominee directly by the issuer thereof, upon the Administrative Agent’s reasonable request and following the occurrence of an Event of Default, such Guarantor shall promptly notify the Administrative Agent of such uncertificated securities and pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such security, without further consent of any Guarantor or such nominee, or (ii) cause the issuer to register the Administrative Agent as the registered owner of such security. If any security or other Investment Property that is part of the Article 9 Collateral, whether certificated or uncertificated, representing an Equity Interest (other than shares in mutual funds and money market funds that constitute Permitted Investments) in a third party and having a fair market value in excess of $20,000,000 now or hereafter acquired by any Guarantor is held by such Guarantor or its nominee through a securities intermediary or commodity intermediary, such Guarantor shall promptly notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to a Control Agreement either (A) cause such securities intermediary or commodity intermediary, as applicable, to agree, in the case of a securities intermediary, to comply with entitlement

18

orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other Investment Property or, in the case of a commodity intermediary, to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Guarantor or such nominee, or (B) in the case of Financial Assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such Investment Property, for the ratable benefit of the Secured Parties, with such Guarantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Administrative Agent agrees with each of the Guarantors that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Guarantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such withdrawal or dealing rights, would occur. The provisions of this paragraph (c) shall not apply to any Financial Assets credited to a securities account for which the Administrative Agent is the securities intermediary.

(d) Tort Claims. If any Guarantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $20,000,000, such Guarantor shall promptly notify the Administrative Agent thereof in a writing signed by such Guarantor, including a summary description of such claim, and grant to the Administrative Agent in writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Guarantor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Guarantor’s business may become prematurely invalidated or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.

(b) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Guarantor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark consistent with the quality of such products and services as of the date hereof, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required, in all material respects, under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.

(c) Each Guarantor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Guarantor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.

(d) Each Guarantor shall notify the Administrative Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Guarantor’s business may imminently become abandoned, lost or dedicated to the public other than by expiration, or of any materially adverse determination or development, excluding office actions and similar determinations in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar

19

office of any country, regarding such Guarantor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.

(e) Each Guarantor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Administrative Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, and (ii) upon the reasonable request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright.

(f) Each Guarantor shall exercise its reasonable business judgment consistent with the practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and prosecuting each material application relating to any Patent, Trademark and/or Copyright (and obtaining the relevant grant or registration) material to the normal conduct of such Guarantor’s business and to maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright in each case that is material to the normal conduct of such Guarantor’s business, including, when applicable and necessary in such Guarantor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Guarantor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Guarantor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Guarantor shall promptly notify the Administrative Agent and shall, if such Guarantor deems it necessary in its reasonable business judgment, promptly contact such third party, and if necessary in its reasonable business judgment, sue and recover damages, and take such other actions as are reasonably appropriate under the circumstances.

(h) Upon and during the continuance of an Event of Default, upon the written request of the Administrative Agent, each Guarantor shall use commercially reasonable efforts to obtain all requisite consents or approvals from the licensor under each material IP Agreement to effect the assignment of all such Guarantor’s right, title and interest thereunder to (in the Administrative Agent’s sole discretion) the designee of the Administrative Agent or the Administrative Agent.

ARTICLE V

REMEDIES

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Guarantors to the Administrative Agent or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world

20

on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained) and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Pledgor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to Persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01 the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Pledgors ten (10) Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof, the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject

21

thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Guaranteed Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall promptly apply the proceeds, moneys or balances of any collection or sale of Collateral, as well as any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Guaranteed Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Pledgor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Guaranteed Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the respective amounts of the Guaranteed Obligations owed to them on the date of any such distribution); and

THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Notwithstanding the foregoing, amounts received from any Pledgor or Guarantor shall not be applied to any Excluded Swap Obligation of such Pledgor or Guarantor, as applicable. The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License To Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Guarantor hereby grants to (in the Administrative Agent’s sole discretion) a designee of the Administrative Agent or the Administrative Agent, for the ratable benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Guarantor) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property (excluding Trademarks) now owned or hereafter acquired by such Guarantor, wherever the same may be located, and including, without limitation, in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, the right to prosecute and maintain all intellectual property and the right to sue for past infringement of the intellectual property. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of

22

an Event of Default; provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Guarantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act, etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Registration, etc. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral. Each Pledgor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling Persons from and against all loss, liability, expenses, costs of counsel (including reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may

23

be reasonably requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 only and that such failure would not be adequately compensable in damages and, therefore, agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of a Borrower, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an Obligation of a Borrower, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. (a) Each Guarantor (other than the Company) (a “Contributing Guarantor”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor (other than the Company) hereunder in respect of any Guaranteed Obligation or assets of any other Guarantor (other than the Company) shall be sold pursuant to any Security Document to satisfy any Guaranteed Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in Section 6.01, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 to the extent of such payment.

(b) As of any date of determination, any amount owing to a Claiming Guarantor pursuant to clause (a) above shall be equal to the maximum amount of the claim which could then be recovered from such Claiming Guarantor under this Agreement without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 6.02 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 6.02 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

24

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation of the Pledgor under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of the Company or any Guarantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Company, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Guaranteed Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Guaranteed Obligations or this Agreement.

SECTION 7.03. Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of

25

such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.

SECTION 7.05. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.05 of the Credit Agreement.

(b) The Parties hereto agree that the Administrative Agent shall be entitled to indemnification as provided in Section 9.05 of the Credit Agreement.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.05 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.05 shall be payable on written demand therefor.

SECTION 7.06. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Administrative Agent as the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Pledgor, (a) to receive, endorse, assign or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due under and by virtue of any Collateral; (d) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Collateral; (e) to send verifications of Accounts to any Account Debtor; (f) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (g) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (h) to notify, or to require any Guarantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

26

SECTION 7.07. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.08. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Domestic Loan Party in any case shall entitle any Domestic Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Domestic Loan Party or Domestic Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 7.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

SECTION 7.10. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.03. Delivery of an

27

executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 7.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.13. Jurisdiction; Consent to Service of Process. (a) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to the Company at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.

(b) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.14. Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations have been indefeasibly paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the Revolving L/C Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Loan Party shall automatically be released from its obligations hereunder and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Company pursuant to the terms of the Credit Agreement.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement to any Person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.08 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) If any security interest granted hereby in any Collateral violates Section 9.22 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

28

(e) In connection with any termination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 7.14, the Administrative Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense all documents that such Pledgor shall reasonably request to evidence such termination or release and shall assist such Pledgor in making any filing in connection therewith. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.15. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and any Subsidiary Loan Party that is required to become a party hereto by Section 5.10 of the Credit Agreement of an instrument substantially in the form of Exhibit I hereto with such changes and modifications thereto as may be required by the laws of any applicable foreign jurisdiction, such Subsidiary Loan Party shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of any new party to this Agreement.

SECTION 7.16. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other indebtedness at any time owing by such Lender or the Issuing Bank to or for the credit or the account of any Pledgor to this Agreement against any of and all the obligations of such Pledgor now or hereafter existing under this Agreement owed to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.16 are in addition to other rights and remedies (including other rights of set-off) that such Lender or the Issuing Bank may have.

SECTION 7.17. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at JPMorgan’s principal office in London at 11:00 a.m. (London time) on the Business Day preceding that on which final judgment is given.

SECTION 7.18. Credit Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

[Signature Page Follows]

29

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHART INDUSTRIES, INC., as the Company and a Guarantor

By:
Name:
Title:

Chart Industries, Inc. Second Amended and Restated Guarantee and Collateral Agreement

CHART INC.
CAIRE INC.
CHART ENERGY & CHEMICALS, INC.
CHART INTERNATIONAL HOLDINGS, INC.
CHART ASIA, INC.
CHART INTERNATIONAL, INC.,
CHART COOLER SERVICE COMPANY, INC.
AIRSEP CORPORATION each as a Guarantor and Subsidiary Loan Party (in each capacity)

By:
Name:
Title:

Chart Industries, Inc. Second Amended and Restated Guarantee and Collateral Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Chart Industries, Inc. Second Amended and Restated Guarantee and Collateral Agreement

Exhibit I

to the Second Amended and Restated Guarantee and

Collateral Agreement

SUPPLEMENT NO.      dated as of              (this “Supplement”), to the Second Amended and Restated Guarantee and Collateral Agreement dated as of October 29, 2014 (the “Guarantee and Collateral Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), each Subsidiary Loan Party identified therein (each, a “Subsidiary Loan Party” and collectively with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties.

A. Reference is made to the Second Amended and Restated Credit Agreement dated as of October 29, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Company, Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Asia” and together with the Company and Chart Luxembourg, the “Borrowers”), the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee and Collateral Agreement.

C. The Guarantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.15 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Loan Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Loan Party under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Loan Party and a Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Loan Party and a Guarantor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Loan Party and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder (as supplemented by the attached supplemental Schedules to the Guarantee and Collateral Agreement) are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Guaranteed Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Loan Party” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

Exh I-1

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Administrative Agent has executed a counterpart hereof.

SECTION 4. The New Subsidiary has attached hereto a completed Perfection Certificate, with all schedules thereto, and supplemental Schedules to the Guarantee and Collateral Agreement, and the New Subsidiary hereby represents and warrants that the attached Schedules are complete and correct with respect to the New Subsidiary.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[Name of New Subsidiary]

By:
Name:
Title:

Exh I-2

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exh I-3

Exhibit II

to the Second Amended and Restated Guarantee

and Collateral Agreement

PERFECTION CERTIFICATE

Reference is hereby made to (i) the Second Amended and Restated Guarantee and Collateral Agreement dated as of October 29, 2014 (the “Guarantee and Collateral Agreement”), among CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), each Subsidiary Loan Party identified therein (each, a “Subsidiary Loan Party” and collectively with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties and (ii) the Second Amended and Restated Credit Agreement dated as of October 29, 2014 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among the Company, Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Asia” and together with the Company and Chart Luxembourg, the “Borrowers”), the lenders party thereto from time to time (the “Lenders”) and the Administrative Agent.

In connection with the Transactions, the Company hereby certifies on behalf of itself and the other grantors listed on Schedule I hereto (the “Grantors”) as follows:

I.	Current Information.

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization (or if the Company or a particular Grantor is an individual, please indicate so), the jurisdiction of organization (or Formation, as applicable), the organizational identification number and the federal tax-payer identification number of the Company and each other Grantor are as set forth on Schedule 1(a) hereto.

B. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth in Schedule 1(b) hereto, neither the Company nor any other Grantor has changed its name within the past five (5) years. Except as set forth in Schedule 1(c) hereto, neither the Company nor any other Grantor has changed its (i) jurisdiction of organization since July 1, 2006 or (ii) its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past five (5) years.

C. Chief Executive Offices and Mailing Addresses. The chief executive office address (or the principal residence if the Company or a particular Grantor is a natural person) and the preferred mailing address (if different than the chief executive office or residence) of the Company and each other Grantor is as set forth on Schedule 2(a).

D. Prior Addresses. Except as set forth on Schedule 2(b), neither the Company nor any other Grantor has changed it chief executive office, or principal residence if the Company or a particular Grantor is a natural person, within the past five (5) years.

Exh II-1

E. Acquisitions of Equity Interests or Assets. Except as set forth on Schedule 3, neither the Company nor any Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the past five (5) years.

II.	Additional Information.

A. Place of Business of Natural Persons.

In each case where the Company or any other Grantor is a natural person, set forth below is each place of business of such Debtor or any other Grantor for the last five (5) years:

Debtor/Grantor	Address/City/State/Zip Code	County

[Not Applicable]

III.	Miscellaneous.

The Company and each other Grantor hereby certifies that each of the Schedules attached hereto are true, accurate and complete.

The undersigned knows of no change or anticipated change in any of the circumstances or with respect to any of the matters contemplated in this Perfection Certificate and the Schedules attached hereto.

[Signature pages to follow]

Exh II-2

[ ], as [ ]

By:
Name:
Title:

Exh II-3

Exhibit III

to the Second Amended and Restated Guarantee

and Collateral Agreement

INTERCOMPANY NOTE

New York, New York

            , 20

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is the intercompany note referred to in the Second Amended and Restated Guarantee and Collateral Agreement (the “Collateral Agreement”; capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Collateral Agreement; unless otherwise specified), dated as of October 29, 2014, among CHART INDUSTRIES, INC., a Delaware corporation (the “Company”), each Subsidiary Loan Party identified therein (each, a “Subsidiary Loan Party” and collectively with the Company, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., a national banking association, in its capacity as administrative agent (the “Administrative Agent”) for itself and for the Secured Parties. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Collateral Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is a Guarantor to any Payee other than a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations (such term used herein throughout is as defined in the Credit Agreement) of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Collateral Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would

Exh III-1

otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

(ii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent and the other Secured Parties, the Administrative Agent and the other Secured Parties are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of itself and the other Secured Parties, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

Exh III-2

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

,

By:
Name:
Title:

Exh III-3

, as Borrower

By:
Name:
Title:

Exh III-4

, as a Subsidiary Loan Party

By:
Name:
Title:

Exh III-5

, as a Subsidiary Loan Party

By:
Name:
Title:

Exh III-6

, as a Subsidiary Loan Party

By:
Name:
Title:

Exh III-7

EXHIBIT F

FORM OF

SOLVENCY CERTIFICATE OF CHART INDUSTRIES, INC.

I, the undersigned, the Chief Financial Officer of the Company (as defined below) DO HEREBY CERTIFY on behalf of the Company that:

1. This Certificate is furnished pursuant to Section 4.01(g) of the Second Amended and Restated Credit Agreement dated as of October 29, 2014, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

2. Immediately after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis at a fair valuation will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Company and its Subsidiaries on a consolidated basis are able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Company and its Subsidiaries on a consolidated basis do not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. The Company does not believe that it or any of its Subsidiaries will incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any Subsidiary, and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

[Signature Page Follows]

F-1

IN WITNESS WHEREOF, I have hereunto set my hand this      day of October, 2014.

CHART INDUSTRIES, INC., as the Company

By:
Name:
	Title:	Chief Financial Officer

F-2

EXHIBIT H

FORM OF REVOLVING FACILITY NOTE

$	Dated: October 29, 2014

FOR VALUE RECEIVED, the undersigned, [CHART INDUSTRIES, INC., a Delaware corporation][CHART INDUSTRIES LUXEMBOURG S.À R.L., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg][CHART ASIA INVESTMENT COMPANY LIMITED, a private limited company incorporated under the laws of Hong Kong] (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) or its registered assigns for the account of its applicable lending office the aggregate principal amount of the Revolving Facility Loans (as defined below) owing to the Lender by the Borrower pursuant to the Second Amended and Restated Credit Agreement dated as of October 29, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined), among the Borrower, [Chart Industries, Inc., a Delaware corporation][Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg][Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong], the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

The Borrower promises to pay to the Lender or its registered assigns interest on the unpaid principal amount of each Revolving Facility Loan owing to the Lender from the date of such Revolving Facility Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in the relevant Agreed Currency to the account and location of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in immediately available funds. Each Revolving Facility Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Promissory Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the promissory notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of loans (the “Revolving Facility Loans”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Facility Loan being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. The Borrower further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties thereto by registered or certified mail, postage prepaid, to Borrower at the address specified for the Loan Parties in Section 9.01(a) of the Credit Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Promissory Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Promissory Note or the other Loan Documents against any Borrower or any Loan Party or their properties in the courts of any jurisdiction.

The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Promissory Note or the other Loan Documents in any New York State or federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[CHART INDUSTRIES, INC.][CHART INDUSTRIES LUXEMBOURG S.À R.L.][CHART ASIA INVESTMENT COMPANY LIMITED]

By
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT I

LIST OF CLOSING DOCUMENTS

CHART INDUSTRIES, INC.

CHART INDUSTRIES LUXEMBOURG S.À R.L.

CHART ASIA INVESTMENT COMPANY LIMITED

SECOND AMENDED AND RESTATED CREDIT FACILITY

October 29, 2014

LIST OF CLOSING DOCUMENTS1

A. LOAN DOCUMENTS

1.	Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October 29, 2014, among Chart Industries, Inc., a Delaware corporation (the “Company”), Chart Industries Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg (“Chart Luxembourg”), Chart Asia Investment Company Limited, a private limited company incorporated under the laws of Hong Kong (“Chart Hong Kong”, and together with the Company and Chart Luxembourg, the “Borrowers”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), evidencing a revolving credit facility to the Borrowers from the Lenders in an initial aggregate principal amount of up to U.S.$450.0 million.

SCHEDULES

Schedule 1.01	Certain Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(e)	Condemnation Proceedings
Schedule 3.07(g)	Subsidiaries
Schedule 3.08(a)	Litigation
Schedule 3.08(b)	Violations
Schedule 3.12	Taxes
Schedule 3.15	Environmental Matters
Schedule 3.17(a)	Owned Real Property
Schedule 3.17(b)	Leased Real Property
Schedule 3.19	Labor Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens

[1]	Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement. Items appearing in bold and italics shall be prepared and/or provided by the Company and/or Company’s counsel.

Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Intentionally Omitted]
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Mortgage
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate of Chart Industries, Inc.
Exhibit H	Form of Revolving Note
Exhibit I	List of Closing Documents

2.	Notes executed by the Borrowers in favor of each of the Lenders, if any, which has requested a note pursuant to Section 2.09(e) of the Credit Agreement.

3.	Second Amended and Restated Guarantee and Collateral Agreement executed by the Company and the Subsidiary Loan Parties (collectively with Chart Luxembourg and Chart Hong Kong, the “Loan Parties”) in favor of the Administrative Agent.

4.	Amendment Agreement to PECS Pledge Agreement executed by Chart International Holdings, Inc. (the “Luxembourg Pledgor”) and Chart Luxembourg in favor of the Administrative Agent.

5.	Amendment Agreement to the Share Pledge Agreement executed by the Luxembourg Pledgor and Chart Luxembourg in favor of the Administrative Agent.

B. UCC DOCUMENTS

6.	UCC, tax lien and name variation search reports naming each Loan Party (other than Chart Luxembourg and Chart Hong Kong) from the appropriate offices in relevant jurisdictions.

7.	UCC financing statements naming the Company and each Subsidiary Loan Party as debtor and the Administrative Agent as secured party as filed with the appropriate offices in applicable jurisdictions.

C. CORPORATE DOCUMENTS

8.

Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the Certificate of Incorporation or other charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the By-Laws or other applicable organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) the Good Standing Certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and

(v) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of each Borrower) authorized to request a Borrowing or the issuance of a Letter of Credit under the Credit Agreement, and with respect to Chart Luxembourg, certifying and appending various other documents required pursuant to Luxembourg law, and with respect to Chart Hong Kong, certifying and appending various other documents required pursuant to Hong Kong law.

D. OPINIONS

9.	Opinion of Calfee, Halter & Griswold LLP, counsel for the Loan Parties.

10.	Opinion of OPF Partners, special Luxembourg counsel for Chart Luxembourg.

11.	Opinion of Jones Day, special Hong Kong counsel for Chart Hong Kong.

E. CLOSING CERTIFICATES

12.	A Certificate signed by the President, a Vice President or a Financial Officer of the Company certifying the following: (i) all of the representations and warranties of the Company set forth in the Credit Agreement are true and correct and (ii) no Default has occurred and is then continuing.

13.	A Certificate of the chief financial officer of the Company in the form of Exhibit F to the Credit Agreement supporting the conclusions that, after giving effect to the Transactions, the Company and its Subsidiaries, taken as a whole, are Solvent and will be Solvent subsequent to incurring the indebtedness in connection with the Transactions.

14.	Perfection Certificate pursuant to the Second Amended and Restated Guarantee and Collateral Agreement.

F. POST-CLOSING ITEMS

15.	Confirmatory Grants in respect of Patents/Trademarks/Copyrights, if necessary.

16.	Mortgage instruments and ancillary documents.

Schedule 1.01	Certain Subsidiaries

Schedule 2.01	Commitments

Schedule 3.01	Organization and Good Standing

Schedule 3.04	Governmental Approvals

Schedule 3.07(e)	Condemnation Proceedings

Schedule 3.07(g)	Subsidiaries

Schedule 3.08(a)	Litigation

Schedule 3.08(b)	Violations

Schedule 3.12	Taxes

Schedule 3.15	Environmental Matters

Schedule 3.17(a)	Owned Real Property

Schedule 3.17(b)	Leased Real Property

Schedule 3.19	Labor Matters

Schedule 6.01	Indebtedness

Schedule 6.02(a)	Liens

Schedule 6.04	Investments

Schedule 6.07	Transactions with Affiliates

1

Schedule 1.01

CERTAIN SUBSIDIARIES

GTC of Clarksville, LLC

2

Schedule 2.01

COMMITMENTS

Name of Lender	Revolving Facility Commitment ($)
JPMorgan Chase Bank, N.A.	$65,000,000
Bank of America, N.A.	$51,250,000
Fifth Third Bank	$51,250,000
HSBC Bank USA, National Association	$51,250,000
Citizens Bank, N.A.	$51,250,000
U.S. Bank National Association	$51,250,000
Wells Fargo Bank, National Association	$51,250,000
MUFG Union Bank, N.A.	$40,000,000
Morgan Stanley Bank, N.A.	$30,000,000
TriState Capital Bank	$7,500,000

TOTAL COMMITMENTS	$450,000,000

3

Schedule 3.01

ORGANIZATION AND GOOD STANDING

None.

4

Schedule 3.04

GOVERNMENTAL APPROVALS

None.

5

Schedule 3.07(e)

CONDEMNATION PROCEEDINGS

None.

6

Schedule 3.07(g)

SUBSIDIARIES

Subsidiary Name	Jurisdiction of Organization	Equity Ownership
AirSep Corporation	New York	100% owned by Chart Inc.

Caire Inc.	Delaware	100% owned by Chart Inc.

Chart Asia Investment Company Limited	Hong Kong	36.9% owned by Chart Asia, Inc. 63.1% owned by Chart Industries Luxembourg S.à r.l.

Chart Asia, Inc.	Delaware	100% owned by Chart Inc.

Chart Australia Pty Ltd	Australia	100% owned by Chart Biomedical Limited

Chart BioMedical Distribution LLC	Delaware	100% owned by Chart Industries Luxembourg S.à r.l.

Chart BioMedical GmbH	Germany	100% owned by Chart Germany GmbH

Chart Biomedical Limited	United Kingdom	100% owned by Chart Industries Luxembourg S.à r.l.

Chart Cooler Service Company, Inc.	Delaware	100% owned by Chart Inc.

Chart Cryogenic Engineering Systems (Changzhou) Co. Ltd.	China	100% owned by Chart Asia Investment Company Limited

Chart D&S India Private Limited	India	99.9% owned by Chart Industries Luxembourg S.a r.l. 0.1% owned by Chart Germany GmbH.

Chart Energy & Chemicals, Inc.	Delaware	100% owned by Chart Inc.

Chart Energy & Chemicals Wuxi Co., Ltd.	China	100% owned by Chart Asia Investment Company Limited

Chart Ferox, a.s.	Czech Republic	100% owned by Chart Industries

7

Luxembourg S.à r.l.

CHART FRANCE	France	100% owned by Chart Industries Luxembourg S.à r.l.

Chart Inc.	Delaware	100% owned by Chart Industries, Inc.

Chart Industries (Malaysia) Sdn Bhd	Malaysia	100% owned by Chart Asia Investment Company Limited

Chart International Holdings, Inc.	Delaware	100% owned by Chart Inc.

Chart International, Inc.	Delaware	100% owned by Chart Industries, Inc.

Chart Italy S.r.l.	Italy	100% owned by Chart Industries Luxembourg S.à r.l.

Chart Japan Co., Ltd.	Japan	100% owned by Chart Industries Luxembourg S.à r.l.

Chart S.à r.l. & Co. KG	Germany	99% owned by Chart Industries Luxembourg S.à r.l. 1% owned by Flow Instruments & Engineering GmbH

Chart BioMedical (Chengdu) Co., Ltd.	China	100% owned by Chart Asia Investment Company Limited

Flow Instruments & Engineering GmbH	Germany	100% owned by Chart Germany GmbH.

GTC of Clarksville, LLC	Delaware	100% owned by Chart Inc.

Chart Industries Luxembourg S.à r.l.	Luxembourg	100% owned by Chart International Holdings, Inc.

Chart Germany GmbH	Germany	100% owned by Chart Industries Luxembourg S.à r.l.

GOFA Gocher Fahrzeugbau GmbH	Germany	100% owned by Chart Germany GmbH

GOFA Gofa-Grundstücksgesellschaft mbH	Germany	100% owned by Chart Germany GmbH

8

Nanjing New Metallurgy Electric Engineering Co., Ltd.	China	80% owned by Chart Asia Investment Company Limited

9

Schedule 3.08(a)

LITIGATION

None.

10

Schedule 3.08(b)

VIOLATIONS

None.

11

Schedule 3.12

TAXES

None.

12

Schedule 3.15

ENVIRONMENTAL MATTERS

None.

13

Schedule 3.17(a)

OWNED REAL PROPERTY

Owner	Location

1. Chart Energy & Chemicals, Inc.	2191 Ward Avenue La Crosse, WI 54601

2. Chart Inc.	Lot 38 & 55, located at Joanne Drive, Plaistow, NH 03865 Held for sale.

3. AirSep Corporation	260 Creekside Drive Buffalo, NY 14228

4. Chart Inc.	55 Southbelt Industrial Drive Houston, TX 77047

5. Chart Inc.	407 7th Street NW P.O. Box 234 New Prague, MN 56071-1000 (owns 356,000 Square Feet)

6. Chart Inc.	1300 Airport Drive Canton, GA 30107

7. Chart Cooler Service Company, Inc.	5500 East Independence Tulsa, OK 74115

8. Chart Inc.	1995 Peru Drive McCarron, NV 89434

9. Caire Inc.	2205 Airport Industrial Drive, Ball Ground, GA 30107

14

Schedule 3.17(b)

LEASED REAL PROPERTY

1.	Lease Agreement, dated November 17, 2004, as amended, by and between Chart Inc. and Infinity Corporate Center LLC, for One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, OH 44125.

2.	Lease Agreement, dated August 18, 2005, as amended, by and between Creekstone Woodlands, LLC and Chart Energy & Chemicals, Inc., for 8665 New Trails Drive, Suite 100, The Woodlands, TX.

3.	Lease Agreement by and between Port of Iberia District and Chart Energy & Chemicals, Inc. (as successor tenant), as amended, for 3415 Earl B. Wilson Road, New Iberia, LA.

4.	Lease Agreement, dated March 12, 2010, by and between Chart Inc. (Landlord) and NuCO2 Supply LLC (Tenant), for 1995 Peru Drive, McCarron, NV 89434.

5.	Lease Agreement, dated October 10, 2006, by and between Chart Inc. (Tenant) and Seventh Street Venture, LLC (Landlord), for 407 7th Street NW, New Prague, MN 56071. (Note: Tenant is leasing 31,000 Square Feet.)

6.	Lease Agreement, dated August 1, 2008, by and between Chart Inc. (Tenant) and Stag Properties #2, LLC (Landlord), for 2200 Airport Industrial Drive, Suites 500, 600, 700 and 800, Ball Ground, GA 30107.

7.	Lease Agreement, dated November 6, 2007, by and between Chart Inc. (Lessee) and Testa Realty, LLC (Lessor), for 146 Main Street, Plaistow, NH 03865.

8.	Lease Agreement, dated May 13, 2009, by and between Chart Cooler Service Company, Inc. (Tenant) and T.D. Building Company (Landlord), for 6310 East 13th Street, Tulsa, OK 74112.

9.	Lease Agreement, dated November 8, 2006, by and between Chart Cooler Service Company, Inc. (Lessee) and Elmer L. and Audrey V. Hemphill (Lessor), for 3515 Dawson Road, Tulsa, OK 74115.

10.	Lease Agreement, dated January 19, 2004, by and between Wolverhampton Science Park Limited and Chart Heat Exchangers Limited Partnership (N/K/A Chart Energy & Chemicals, Inc.) for The Creative Industries Centre, Wolverhampton Science Park, Wolverhampton, WV10 9TG, United Kingdom.

11.	Memorandum of Lease, dated November 23, 2011, by and between Lemond Properties, LLC (Landlord) and Chart Inc. (Tenant) for 2355 Lemond Road, Owatonna, MN 55060.

12.	Lease Agreement, dated August 3, 2011, by and between World Trade Partners, LLC (Landlord) and Caire Inc., as successor by merger to Chart SeQual Technologies Inc. (Tenant), for 12230 World Trade Drive, Suite 100, San Diego, California 92128.

13.	Lease Agreement, dated April 1, 2011, by and between Mental Rental, Inc. (Lessor) and Chart Inc. (Lessee) for 302 Tenth Street and 115 and 117 Hoosik, Troy, New York 12180.

15

14.	Lease Agreement, dated May 26, 2009, by and between Silicon Valley CA-I, LLC (Landlord) and Cryotech International, Inc. (Tenant) for Northpointe Business Center, 111 Baypointe Parkway, San Jose, California 95134. (Note: Chart Inc. is the successor company to Cryotech International, Inc.)

15.	Lease Agreement, dated September 1, 2011, by and between Western Building Group, LLC (Landlord) and Chart Inc. (Tenant) and for 5975 and 5995 North Washington Street, Denver, Colorado 80216. (Note: This lease is month-to-month.)

16.	Lease Agreement, dated September 15, 2014, between LuxEtoile HSF Immobilier SA (Lessor) and Chart Industries Luxembourg S.à r.l. (Lessee) for 2 rue des Dahlias, L-1411, Luxembourg, Luxembourg.

17.	Sub-Rental Agreement, dated September 21, 2010, between Law Firm Oostvogels Pfister Feyten (Lessee) and Chart Industries Luxembourg S.à r.l. (Sub-Lessee) for 291, route d’Arlon, L-1150, Luxembourg, Luxembourg.

18.	Lease Agreement, dated November 1, 2013, between Kraus-Anderson, Incorporated (Lessor) and Chart Inc. (Lessee) for 350 Burnsville Parkway, Suites 275-285, Burnsville, Minnesota.

19.	Lease Agreement, dated January 30, 2014, between First La Crosse Properties (Landlord) and Chart Energy & Chemicals, Inc. (Tenant) for 201 Main Street, Suites 300 and 500, La Crosse, Wisconsin.

20.	Lease Agreement, dated April 16, 2014 between ZTS Commerce Drive, LLC (Landlord) and AirSep Corporation (Tenant) for 500 Commerce Drive, Amherst, NY 14228.

16

Schedule 3.19

LABOR MATTERS

None.

17

Schedule 6.01

INDEBTEDNESS

2% Convertible Senior Subordinated Notes due 2018 in the amount of $250,000,000.

Guarantee by Chart Inc. and Chart Industries, Inc. of obligations of GTC of Clarksville under the Asset Purchase Agreement among GT Acquisition Company and Greenville Tube, LLC, dated July 1, 2003.

Loan Contract between Chart Asia, Inc. (Lender) and Chart Asia Investment Company Limited (Borrower) in the amount of not to exceed $14,000,000, dated June 11, 2009.

Loan Contract between Chart Industries Luxembourg S.à r.l. (Lender) and Chart Asia Investment Company Limited (Borrower) in the amount of not to exceed $15,000,000 dated January 14, 2014.

Loan Contract between Chart Biomedical Distribution LLC (Lender) and Chart Industries Luxembourg S.à r.l. (Borrower) in the amount of not to exceed EUR500,000, dated August 13, 2010.

Loan Contract between Chart Biomedical Distribution LLC (Lender) and Chart Industries Luxembourg S.à r.l. (Borrower) in the amount of not to exceed EUR2,000,000, dated February 4, 2014.

Loan Contract between Chart Biomedical Distribution LLC (Lender) and Chart Industries Luxembourg S.à r.l. (Borrower) in the amount of not to exceed EUR5,000,000, dated March 23, 2011.

Loan Contract between Chart Industries Luxembourg S.à r.l. (Lender) and Chart Asia Investment Company Limited (Borrower) in the amount of not to exceed $20,000,000 dated March 20, 2014.

Loan Contract between Chart S.à r.l. & Co. KG (Lender) and Chart Germany GmbH (Borrower) in the amount of EUR26,000,000 dated July 28, 2011.

Promissory Note between Chart S.à r.l. & Co. KG (Lender) and Chart Germany GmbH (Borrower) in the amount of EUR10,309,000 dated December 29, 2011.

Shareholder’s Loan Contract between Chart Asia Investment Company Limited (Lender) and Chengdu Golden Phoenix Liquid Nitrogen Container Company Limited (Borrower) in the amount of $3,200,000, dated February 15, 2012.

Loan Contract between Chart S.à r.l. & Co. KG (Lender) and Chart Germany GmbH (Borrower) in the amount of EUR20,800,000 dated July 21, 2012.

18

Loan Contract between Chart Asia Investment Company Limited (Lender) and Chart Energy and Chemicals (Wuxi) Co., Ltd (Borrower) in the amount of $2,500,000 dated September 10, 2014.

Revolving Loan Facility between HSBC (Lender) and Chart Cryogenic Engineering Systems (Changzhou) Company Limited, Chart Cryogenic Distribution Equipment (Changzhou) Company Limited and Chart Energy and Chemicals (Wuxi) Co., Ltd (Borrowers) in the amount of not to exceed RMB 100,000,000.

Facility between Chart Ferox, a.s. (Borrower) and Raiffeisenbank (Lender) in the amount of CZK 125,000,000.

Facility between Chart Ferox, a.s. (Borrower) and CSOB (Lender) in the amount of CZK 50,000,000.

Guarantee by Chart Industries, Inc. of RMB 50,000,000 from HSBC to Chart Cryogenic Engineering Systems (Changzhou) Company Limited, Chart Cryogenic Distribution Equipment (Changzhou) Company Limited and Chart Energy and Chemicals (Wuxi) Co., Ltd, dated September 9, 2014.

Revolving Loan Facility between Bank of China (Lender) and Chart Cryogenic Engineering Systems (Changzhou) Company Limited (Borrower) in the amount of not to exceed RMB 100,000,000.

Indebtedness under the Capital Lease between Dell and Caire Inc., as successor by merger to Chart SeQual Technologies Inc., dated July 12, 2010

Indebtedness under the Capital Lease between TÜV Nord Mobilität GmbH & Co. KG and GOFA Gocher Fahrzeugbau GmbH dated July 4, 2013.

Guarantee by Chart Industries, Inc. of $5M from JPMorgan Chase Bank, N.A. to Chart Industries Luxembourg S.à r.l., dated April 1, 2014.

Guarantee by Chart Industries, Inc. of $5M from Chart Ferox, a.s. to Chart Industries Luxembourg S.à r.l., dated December 20, 2013.

19

Schedule 6.02(a)

LIENS

•	Lease Agreement, dated March 12, 2010, by and between Chart Inc. (Landlord) and NuCO2 Supply LLC (Tenant), for 1995 Peru Drive, McCarron, NV 89434.

•	The Indenture of Lease dated as of July 1, 2003 by and between GTC of Clarksville, LLC and Greenville Tube Company.

•	Driveway Agreement and Easement Deed, dated July 11, 2011, by and between Chart Inc. and Gerry Carbone, Ronald G. and Carol K. Mills (collectively, “RGM”).

DEBTOR	SECURED PARTY	JURISDICTION	FILED DATE	LAPSE DATE	FILE NO.	SEARCH RESULTS (presently on record)
AirSep Corporation	Raymond Leasing Corporation	New York Secretary of State	12.07.10	12.07.15	201012076199336	specific equipment
			12.21.10	12.21.15	201012216251667	specific equipment
			10.12.12	10.12.17	201210126146300	specific equipment
	JPMorgan Chase Bank, N.A., as Administrative Agent		11.30.12	11.30.17	201211300669100	all assets and personal property
Caire, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent	Delaware Secretary of State	05.18.10	05.18.15	2010 1740905	all assets and personal property
			04.25.12	04.25.17	2012 1608738	all assets and personal property
Chart Asia, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent	Delaware Secretary of State	05.18.10	05.18.15	2010 1740921	all assets and personal property
			04.25.12	04.25.17	2012 1608894	all assets and personal property
Chart Cooler Service Company, Inc.	NMHG Financial Services, Inc.	Delaware Secretary of State	03.05.09	03.05.19	2009 0699410	leased equipment

	JPMorgan Chase Bank, N.A., as Administrative		05.18.10	05.18.15	2010 1740939	all assets and personal property

20

DEBTOR	SECURED PARTY	JURISDICTION	FILED DATE	LAPSE DATE	FILE NO.	SEARCH RESULTS (presently on record)
	Agent		04.25.12	04.25.17	2012 1609074	all assets and personal property
Chart Energy & Chemicals Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent	Delaware Secretary of State	05.18.10	05.18.15	2010 1741259	all assets and personal property
			04.25.12	04.25.17	2012 1608803	all assets and personal property
	GFC Leasing a division of Gordon Flesch Co. Inc.		01.08.13	01.18.18	2013 0091190	specific leased equipment
	Marlin Business Bank		07.19.13	07.19.18	2013 2792910	specific leased equipment
	CIT Finance LLC		10.31.13	10.31.18	2013 4270816	specific leased equipment
Chart Inc.	Dell Financial Services, L.P.	Delaware Secretary of State	10.05.05	10.05.15	5308849 0	specific leased equipment
	JPMorgan Chase Bank, N.A., as Administrative Agent		05.18.10	05.18.15	2010 1741556	all assets and personal property
	Cisco Systems Capital Corporation		02.05.11	02.05.16	2011 0434897	specific leased equipment, insurance related to leased equipment, books records and proceeds related to leased equipment
			02.22.11	02.22.16	2011 0637879	specific leased equipment, insurance related to leased equipment, books records and proceeds related to leased equipment

21

DEBTOR	SECURED PARTY	JURISDICTION	FILED DATE	LAPSE DATE	FILE NO.	SEARCH RESULTS (presently on record)
	JPMorgan Chase Bank, N.A., as Administrative Agent		04.25.12	04.25.17	2012 1608704	all assets and personal property (excluding the use of HALT/HASS sold to Qualmark)
Chart Industries, Inc.	TW Metals, Inc.	Delaware Secretary of State	12.05.08	12.05.18	2008 4049233	specific inventory delivered, supplied, sold or consigned
	JPMorgan Chase Bank, N.A., as Administrative Agent		05.18.10	05.18.15	2010 1741648	all assets and personal property
			04.25.12	04.25.17	2012 1608670	all assets and personal property
	Comdoc		05.14.13	04.15.18	2013 1846717	specific leased equipment
	Navitas Lease Corp.		02.25.14	02.25.19	2014 0733071	specific leased equipment
Chart International, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent	Delaware Secretary of State	05.18.10	05.18.15	2010 1740871	all assets and personal property
			04.25.12	04.25.17	2012 1609124	all assets and personal property
Chart International Holdings, Inc.	JPMorgan Chase Bank, N.A., as Administrative Agent	Delaware Secretary of State	05.18.10	05.18.15	2010 1741747	all assets and personal property
			04.25.12	04.25.17	2012 1608969	all assets and personal property
SeQual Technologies Inc. Chart SeQual Technologies Inc.	Dell Financial Services L.L.C.	Delaware Secretary of State	07.28.10	07.28.15	2010 2624199	leased computer equipment

Chart SeQual Technologies Inc.	JPMorgan Chase Bank, N.A., as Administrative		03.25.11	03.25.16	2011 1121816	all assets and personal property

22

DEBTOR	SECURED PARTY	JURISDICTION	FILED DATE	LAPSE DATE	FILE NO.	SEARCH RESULTS (presently on record)
	Agent		04.25.12	04.25.17	20121608928	all assets and personal property

23

Schedule 6.04

INVESTMENTS

Part I

1.	Guarantee by Chart Inc. and Chart Industries, Inc. of obligations of GTC of Clarksville under the Asset Purchase Agreement among GT Acquisition Company and Greenville Tube, LLC, dated July 1, 2003.

2.	Chart Inc. has a 11.25% ownership interest in Lienhwa Lox Cryogenic Equipment Corporation.

3.	Chart Asia, Inc. has a 50% ownership interest in Chart Cryogenic Distribution Equipment (Changzhou) Company Limited, a company limited (Sino-Foreign Joint Venture) organized under the laws of the People’s Republic of China, pursuant to the Equity Joint Venture Contract by and among China National Automotive Industry International Corporation, Beijing Zhongqi Shengde Automotive Technology Co., Ltd. and Chart Asia, Inc., dated November 10, 2006.

4.	The Investments by the Company and each of its Subsidiaries in Subsidiaries that exist as of the Closing Date.

5.	Guarantee by Chart Industries, Inc. of $5M from JPMorgan Chase Bank, N.A. to Chart Industries Luxembourg S.à r.l., dated April 1, 2014.

6.	Guarantee by Chart Industries, Inc. of $5M from Chart Ferox, a.s. to Chart Industries Luxembourg S.à r.l., dated December 20, 2013.

7.	Other investments in the amount of $22.85M made pursuant to agreements entered into prior to the date hereof.

8.	Guarantee by Chart Industries, Inc. of RMB 50,000,000 from HSBC to Chart Cryogenic Engineering Systems (Changzhou) Company Limited, Chart Cryogenic Distribution Equipment (Changzhou) Company Limited and Chart Energy and Chemicals (Wuxi) Co., Ltd, dated September 9, 2014.

Part II

None.

24

Schedule 6.07

TRANSACTIONS WITH AFFILIATES

None.

25